UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the year ended December 31, 2018

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________ to __________

Commission File Number: 1 - 3525

AMERICAN ELECTRIC POWER SYSTEM
RETIREMENT SAVINGS PLAN
(Full title of the plan)

AMERICAN ELECTRIC POWER COMPANY, INC.
1 Riverside Plaza, Columbus, Ohio 43215
(Name of issuer of the securities held
pursuant to the plan and the address
of its principal executive office)

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
INDEX
December 31, 2018 and 2017

Page Number

Signatures	2

Reports of Independent Registered Public Accounting Firm	2

Financial Statements
Statements of Net Assets Available for Benefits	4
Statements of Changes in Net Assets Available for Benefits	5
Notes to Financial Statements	6

Supplemental Schedules
Schedule of Assets (Held as of End of Year)	19
Schedule of Nonexempt Transactions	52

Exhibit Index	53
Exhibit 23(1)
Exhibit 23(2)

Note: Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting with Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Benefits Finance Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

		By:	/s/ Julie Sloat
Julie Sloat, SVP and Treasurer

Date:	June 28, 2019
Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of American Electric Power System Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2018 and the related statement of changes in net assets available for benefits for the year ended December 31, 2018, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2018, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2018 and Schedule of Nonexempt Transactions for the year ended December 31, 2018 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers, LLP

Columbus, Ohio
June 28, 2019
We have served as the Plan’s auditor since 2018.

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
American Electric Power System Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the American Electric Power System Retirement Savings Plan (the “Plan”) as of December 31, 2017, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2017, and the changes in its net assets for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We served as the Plan’s auditor in 2018.

/s/ Plante & Moran, PLLC

Columbus, Ohio
June 28, 2018

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2018 and 2017

	December 31,
	2018	2017
ASSETS
Investments at Fair Value	$3,550,337,169	$3,911,334,765

Investments at Contract Value	650,613,332	675,853,018

Notes Receivable from Participants	83,446,674	80,963,724

NET ASSETS AVAILABLE FOR BENEFITS	$4,284,397,175	$4,668,151,507

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
For the Years Ended December 31, 2018 and 2017

	Years Ended December 31,
	2018	2017
INVESTMENT INCOME (LOSS)
Net Appreciation (Depreciation) in Investments	$(233,641,984)	$617,049,618
Interest and Dividends	26,169,986	25,193,172
Total Investment Income (Loss)	(207,471,998)	642,242,790

CONTRIBUTIONS
Participants	178,238,751	182,408,216
Employer	71,928,370	74,162,699
Total Contributions	250,167,121	256,570,915

DISTRIBUTIONS TO PARTICIPANTS	(422,887,215)	(405,950,242)

ADMINISTRATIVE AND MANAGEMENT FEES
Professional Fees	(510,340)	(668,913)
Investment Advisory and Management Fees	(6,521,121)	(6,287,913)
Other Fees	(490,723)	(465,656)
Total Administrative and Management Fees	(7,522,184)	(7,422,482)

INTEREST INCOME ON NOTES RECEIVABLE FROM PARTICIPANTS	3,959,944	3,088,601

NET INCREASE (DECREASE) IN NET ASSETS	(383,754,332)	488,529,582

NET ASSETS AVAILABLE FOR BENEFITS BEGINNING OF YEAR	4,668,151,507	4,179,621,925

NET ASSETS AVAILABLE FOR BENEFITS END OF YEAR	$4,284,397,175	$4,668,151,507

See Notes to Financial Statements beginning on page 6.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2018 and 2017

1. PLAN DESCRIPTION

The following description of the American Electric Power System Retirement Savings Plan (Plan) is provided for general information purposes only. Participants should refer to the Plan documents for a more complete description of the Plan’s information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Effective January 1, 2019, the Plan name is changed to the AEP Retirement Savings 401(k) Plan.

General

The Plan is a defined contribution plan that became effective and commenced operations on January 1, 1978. The Plan covers full-time and part-time employees of the participating subsidiaries of American Electric Power Company, Inc. (AEP or the Company) who are not excluded by the terms of the Plan, such as pursuant to a unionized collective bargaining agreement. American Electric Power Service Corporation (AEPSC) is the plan administrator (Plan Administrator) and plan sponsor (Plan Sponsor). AEPSC is a wholly-owned subsidiary of AEP. JPMorgan Chase Bank (JPMorgan) is the primary trustee for the Plan. Great-West Financial Retirement Plan Services, LLC (Empower Retirement) is the plan record keeper. Effective May 23, 2016, American Electric Power Service Corporation (AEPSC) appointed Great-West Trust Company, LLC (GWTC) is a trustee/custodian for certain cash held on behalf of the Plan pending investment or disbursement.

Contributions

Newly eligible employees are automatically enrolled in the Plan with a 3% pretax deferral. Such deferrals automatically increase each year by 1% to a maximum of 6%. Employees may opt out of the automatic enrollment or revise their elections after they are notified of their right not to have such pretax deferrals made on their behalf and how their account will be invested in the absence of their making an investment election. Generally, eligible employees participating in the Plan may make contributions (pretax, after-tax or Roth 401(k) contributions) in 1% increments up to 50% of their eligible pay (within Internal Revenue Service (IRS) limits), although pretax and Roth 401(k) amounts are limited to $18,500 for 2018 and $18,000 for 2017. Participants who are age 50 and older are eligible to contribute additional pretax or Roth 401(k) amounts as catch-up contributions. The catch-up contribution limit was $6,000 for 2018 and 2017. An employee who is eligible to participate in the Plan also may roll eligible retirement benefits into the Plan. The participating employers contribute to the Plan, on behalf of each participant, an amount equal to 100% of the participant’s non-rollover contributions up to 1% of the participant’s eligible compensation for each payroll period, plus 70% of the participant’s contributions for the next 5% of the participant’s eligible compensation for each payroll period, subject to certain limitations. All contributions that are withheld from a participant’s pay or are made by the participating employers are deposited in the American Electric Power System Retirement Savings Plan Trust after each pay period. The Plan, in a manner consistent with the requirements under Section 401 of the Internal Revenue Code (IRC), restricts the amount that certain participants who are deemed highly compensated may contribute to the Plan, provided that it is AEPSC’s intent that the Plan include a “qualified automatic contribution arrangement” (as defined in Section 401(k)(13) of the IRC), such that only the after-tax contributions made by such highly compensated participants may be subject to such restrictions.

Notes Receivable from Participants

Participants may borrow from their savings plan accounts a minimum of $1,000 but no more than the lesser of $50,000 or 50% of their account balance. Loan terms range from 12 months to 60 months (or up to 180 months for certain residential loans), or any monthly increment in-between. Interest rates, fixed for the life of the loan, are calculated by adding 1% to the prime rate, as reported in the Wall Street Journal as of the first business day of the calendar month in which the loan is taken. Active employees repay principal and interest payments through payroll deductions.

Participant loans and the accrued interest are collateralized by the account balance, and upon default, the outstanding balance is subject to income taxes and possible tax penalty. No allowance for credit losses has been recorded at December 31, 2018 or 2017.

Participant Accounts

Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, the Company’s contributions and investment earnings and losses and charged with benefit payments and allocations of Plan expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Participants may transfer the value of their cumulative contributions, in any whole percentage or dollar amount, among investments, and change their investment elections on a daily basis. Participants may change their payroll contribution elections coinciding with the Company’s payroll periods.

Participants may make investments in 1% increments among various unitized funds established by the Plan including index funds, bond funds, growth funds, value funds, target date funds, and a stable value fund. The assets of each of the funds are held in the custody of JP Morgan, as trustee, and record-kept at the participant level by Empower Retirement. As the Plan owns the underlying assets of each of these funds, the financial statements present the underlying investments of these unitized funds. In the absence of a participant-directed investment, contributions are invested in a target date fund based on the participant's date of birth and estimated retirement date.

The AEP Stock Fund is an investment option in the Plan. Participants can elect to have dividends generated from their unitized holdings in the AEP Stock Fund paid out in cash, rather than automatically reinvested in the fund. The dividend payouts are made periodically (at least annually) and are treated as ordinary income to the participants for tax purposes.

In addition to the above, the Plan offers a self-directed brokerage account (SDB) option that allows participants to invest in retail mutual funds and money market funds.

Vesting and Distribution

Participants are immediately vested in their pretax, after-tax, Roth 401(k) and the Company contributions, including earnings thereon. Excluding participants’ pretax and Roth 401(k) contributions, profit sharing contributions, and post-2008 Company matching contributions, all participants may make an unlimited number of withdrawals of their interest in the Plan at any time, including their pre-2009 Company matching contributions. Pretax, Roth 401(k) and profit sharing contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier upon hardship (as defined by the Plan), or following termination of employment. Post-2008 Company matching contributions are eligible for withdrawal by participants only after age 59-1/2, or earlier following earlier termination of employment, but not upon hardship.

2. ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on an accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (GAAP).

Investment Valuation and Income Recognition

Participants direct the investment of their plan accounts among various investment options offered by the Plan. Investments in securities are reported at fair value while fully benefit responsive investment contracts are reported at contract value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Purchases and sales of securities have been recorded on a trade-date basis. Net appreciation (depreciation) includes the Plan’s gains or losses on investments bought or sold as well as held throughout the year. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. These amounts are reinvested by the Trustee in the funds that generated such income with the exception of the AEP Stock Fund, which pays or reinvests dividends at the direction of each participant.

Notes Receivable from Participants

Notes Receivable from Participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are not recorded as distributions until actually distributed based on the terms of the Plan document.

Administrative and Management Fees

Administrative and Management Fees incurred relating to JPMorgan and Empower Retirement during 2018 and 2017 totaled $2,694,686 and $2,652,054, respectively. The Plan directly pays for administrative, record keeping and management fees. Fees related to the administration of Notes Receivable from Participants are charged directly to the participant's account and are included in the administrative expenses. Investment related expenses are included in Net Appreciation (Depreciation) in Investments.

Distributions to Participants

Distributions to participants are recorded when paid.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein and disclosure of contingent assets. The estimates and assumptions used are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from the estimates.

Fair Value Measurements of Assets

The accounting guidance for “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). AEPSC’s staff independently monitors valuation policies and procedures and provides members of the Benefits Finance Committee (BFC) and its Investment Subcommittee (IC) various monthly and quarterly reports, regarding compliance with policies and procedures. The BFC consists of AEPSC’s Chief Financial Officer, Treasurer, Chief Administrative Officer, Chief Risk Officer, Executive Vice President General Counsel and

the Executive Vice President - Energy Supply of AEP. The IC consists of AEPSC’s Treasurer, Director of Trusts and Investments and two Managing Directors of Corporate Finance.

The Plan utilizes its Trustee’s external pricing service to estimate the fair value of the underlying investments held in the Plan. The Plan’s investment managers review and validate the prices utilized by the Trustee to determine fair value. The Plan Administrator performs its own valuation testing to verify the fair values of the securities, in part by reviewing audit reports of the Trustee’s operating controls and valuation processes.

Assets in the Plan are classified using the following methods. Equities are classified as Level 1 holdings if they are actively traded on exchanges. Items classified as Level 1 are investments in equity securities and registered investment companies. They are valued based on observable inputs primarily unadjusted quoted prices in active markets for identical assets. Items classified as Level 2 are primarily investments in individual fixed income securities. Fixed income securities generally do not trade on exchanges and do not have an official closing price but their valuation inputs are based on observable market data.

The Trustee uses multiple pricing vendors for the assets held in trust. The Trustee’s pricing vendors calculate bond valuations using financial models and matrices. The models use observable inputs including yields on benchmark securities, quotes by securities brokers, rating agency actions, discounts or premiums on securities compared to par prices, changes in yields for U.S. Treasury securities, corporate actions by bond issuers, prepayment schedules and histories, economic events and, for certain securities, adjustments to yields to reflect changes in the rate of inflation. Cash equivalent funds are held to provide liquidity and meet short term cash needs. The underlying holdings in the cash funds may consist of commercial paper, certificates of deposit, treasury bills, and other short-term debt securities. Short-term debt securities are valued based on observable market data by the trust banks pricing vendor. Other securities with model-derived valuation inputs that are observable are also classified as Level 2 investments. Investments with unobservable valuation inputs are classified as Level 3 investments. Investments classified as “Other” are valued using Net Asset Value (NAV) as a practical expedient. Items classified as Other are primarily cash equivalent funds and common collective trusts. These investments do not have a readily determinable fair value or they contain redemption restrictions which may include the right to suspend redemptions under certain circumstances. Redemption restrictions on common collective trusts may also prevent certain investments from being redeemed at the reporting date for the underlying value. There are no unfunded commitments for investments in common collective trusts.

3. PLAN TERMINATION

Although it has not expressed any intent to do so, AEPSC has the right to take such actions as will allow contributions to the Plan to be discontinued at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants remain 100 percent vested in their accounts.

4. INVESTMENT CONTRACTS

The Plan has a fully benefit responsive synthetic investment contract, the Managed Income Fund. The Managed Income Fund provides a stable value investment option that includes fully benefit-responsive wrap contracts which assure the book value of investments for plan participants. The fund’s underlying assets, which are held in a trust, utilize wrap contracts issued by four financial institutions as of December 31, 2018 and 2017. The fund’s underlying investment or investments, usually a portfolio owned by the Plan, consist primarily of high quality, intermediate term fixed income securities and guaranteed investment contracts. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the fund, plus credited interest, less participant withdrawals, without regard to changes in the fair value of the investments and securities underlying the fund. The rates for crediting interest are reset periodically based on market rates of other similar investments, the current yield of the underlying investments and the spread between the market value and contract value. The interest crediting rate cannot be less than 0%. Certain events initiated by the Plan Sponsor, such as a plan termination or a plan merger, would limit the ability of the Plan to administer participant-level transactions at contract value or may allow for the termination of the wrap contract at market value, rather than contract value.

The Plan Sponsor does not believe that any events that may limit the ability of the plan to transact at contract value are probable as of December 31, 2018 or the date these financial statements are issued.

5. PARTY-IN-INTEREST TRANSACTIONS

Certain transactions involving the Plan and its assets during 2017 and 2018 involved parties in interest with respect to the Plan, but most of those transactions were not prohibited transactions under ERISA because of the applicability of one or more exemptions. The exempt party-in-interest transactions involving the Plan included the following: JPMorgan has acted as trustee and custodian under the Plan, while its affiliates have acted as (a) investment managers for a number of the Plan’s investment options and (2) GWTC has been acting as a trustee and custodian under the Plan since May 23, 2016, while its affiliates have acted as (a) the Plan’s record keeper and (b) investment advisor or investment manager for a number of plan participants with respect to the amounts held in their Plan accounts.

As of December 31, 2018 and 2017, the Plan held 4,338,774 and 4,514,539 shares, respectively, of common stock of American Electric Power Company, Inc., the parent company of the Plan Sponsor, with a cost basis of $197,321,445 and $195,026,006, respectively. During the year ended December 31, 2018, the Plan acquired 455,345 shares of that common stock with a fair value of $30,852,076 and disposed of 631,110 shares with a fair value of $45,704,567. During the year ended December 31, 2017, the Plan acquired 194,158 shares of that common stock with a fair value of $13,427,212 and disposed of 909,282 shares with a fair value of $63,833,080. During the years ended December 31, 2018 and 2017, the Plan recorded dividend income of $11,780,742 and $11,654,344, respectively, related to its investment in that common stock.

The Plan entered into a non-exempt prohibited transaction when it made a series of payments to the Trustee between February 2014 and January 2017. ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary investment manager or Trustee). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as Trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan for services later determined not to have been applicable to the Plan.

Therefore, although the Trustee had an agreement to charge the subject fees when participating in class actions on behalf of the Plan, the amount of the subject billings related to class actions in which the Plan had no interest, resulting in the imposition of charges for which the Plan received services that were not applicable to the Plan. The erroneous charges from January 2017 were identified and almost immediately reimbursed in March 2017. Following a more thorough review of historical invoices, additional such charges were identified from February 2014 and October 2015 and reimbursed to the Plan in January 2018. The Plan received payment of its lost earnings attributable to the charges from the Trustee in June 2018 and this transaction is considered fully remediated.

6. FAIR VALUE MEASUREMENTS

For a discussion of fair value accounting and the classification of assets within the fair value hierarchy, see the “Fair Value Measurements of Assets” section of Note 2.

Plan Assets within the Fair Value Hierarchy as of December 31, 2018

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$521,880,397	$—	$—	$—	$521,880,397
AEP Stock	324,279,969	—	—	—	324,279,969
Subtotal Equities	846,160,366	—	—	—	846,160,366

Fixed Income
Government Bonds	—	15,656,078	—	—	15,656,078
Corporate Debt Securities	—	13,365,008	—	—	13,365,008
Mortgage Backed Securities	—	12,043,896	—	—	12,043,896
Subtotal Fixed Income	—	41,064,982	—	—	41,064,982

Common/Collective Trusts
JPMorgan Liquidity Fund (a)	—	—	—	16,275,892	16,275,892
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	155,591,639	155,591,639
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	261,037,193	261,037,193
Mellon Capital Stock Index Fund (a)	—	—	—	791,410,430	791,410,430
Mellon Capital International Stock Index Fund (a)	—	—	—	513,687,288	513,687,288
Mellon Capital REIT Index Fund (a)	—	—	—	28,663,650	28,663,650
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	500,674,213	500,674,213
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	21,154,104	21,154,104
JPMorgan Strategic Property Fund (a)	—	—	—	56,341,266	56,341,266
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	29,657,890	29,657,890
Columbia Trust Focused Large Cap Growth Fund (a)	—	—	—	144,736,195	144,736,195
Subtotal Common/Collective Trusts	—	—	—	2,519,229,760	2,519,229,760

Self-Directed Brokerage Account (a)	64,289,056	—	—	14,027,054	78,316,110
Registered Investment Companies	65,398,438	—	—	—	65,398,438
Cash Equivalents (a)	4,394,623	—	—	5,741	4,400,364
Accrued Items and Unsettled Trades (a)	1,005,499	(2,420,291)	—	(2,818,059)	(4,232,851)

Total Assets Reflecting Investments at Fair Value	$981,247,982	$38,644,691	$—	$2,530,444,496	$3,550,337,169

Plan Assets within the Fair Value Hierarchy as of December 31, 2017

	Level 1	Level 2	Level 3	Other	Total
Equities
Corporate Stocks	$626,593,817	$—	$—	$—	$626,593,817
AEP Stock	332,134,634	—	—	—	332,134,634
Subtotal Equities	958,728,451	—	—	—	958,728,451

Fixed Income
Government Bonds	—	21,069,176	—	—	21,069,176
Corporate Debt Securities	—	12,074,537	—	—	12,074,537
Mortgage Backed Securities	—	11,382,346	—	—	11,382,346
Subtotal Fixed Income	—	44,526,059	—	—	44,526,059

Common/Collective Trusts
JPMorgan Liquidity Fund (a)	—	—	—	15,858,228	15,858,228
Mellon Capital Small Cap Stock Index Fund (a)	—	—	—	193,197,108	193,197,108
Mellon Capital Mid Cap Stock Index Fund (a)	—	—	—	292,675,208	292,675,208
Mellon Capital Stock Index Fund (a)	—	—	—	882,411,388	882,411,388
Mellon Capital International Stock Index Fund (a)	—	—	—	576,531,607	576,531,607
Mellon Capital REIT Index Fund (a)	—	—	—	31,222,230	31,222,230
Mellon Capital Aggregate Bond Index Fund (a)	—	—	—	498,581,554	498,581,554
Mellon Capital Treasury Inflation-Protected Securities Fund (a)	—	—	—	22,010,402	22,010,402
JPMorgan Strategic Property Fund (a)	—	—	—	49,924,957	49,924,957
Mellon Capital Emerging Markets Stock Index Fund (a)	—	—	—	32,291,448	32,291,448
Columbia Trust Focused Large Cap Growth Fund (a)	—	—	—	150,013,620	150,013,620
Subtotal Common/Collective Trusts	—	—	—	2,744,717,750	2,744,717,750

Self-Directed Brokerage Account (a)	76,611,659	—	—	15,109,777	91,721,436
Registered Investment Companies	76,036,445	—	—	—	76,036,445
Cash Equivalents (a)	5,659,628	—	—	1,253,946	6,913,574
Accrued Items and Unsettled Trades (a)	4,343,118	(14,622,118)	—	(1,029,950)	(11,308,950)

Total Assets Reflecting Investments at Fair Value	$1,121,379,301	$29,903,941	$—	$2,760,051,523	$3,911,334,765

(a)	Amounts in “Other” column represent investments for which fair value is measured using net asset value per share.

The following tables set forth a summary of the Plan's investments with a reported Net Asset Value as a practical expedient as of December 31, 2018 and 2017:

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2018

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$16,275,892	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	155,591,639	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	261,037,193	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	791,410,430	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	513,687,288	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	28,663,650	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	500,674,213	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	21,154,104	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	56,341,266	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	29,657,890	Daily	Trade Date + 1
Columbia Trust Focused Large Cap Growth Fund	144,736,195	Daily	Trade Date + 1
Self-Directed Brokerage Account	14,027,054	Daily	Trade Date + 1
Total Assets	$2,533,256,814

Fair Value Estimated Using Net Asset Value per Share as of December 31, 2017

Common/Collective Trusts	Fair Value	Redemption Frequency (If currently eligible)	Redemption Notice Period
JPMorgan Liquidity Fund	$15,858,228	Daily	1 Day
Mellon Capital Small Cap Stock Index Fund	193,197,108	Daily	Trade Date + 1
Mellon Capital Mid Cap Stock Index Fund	292,675,208	Daily	Trade Date + 1
Mellon Capital Stock Index Fund	882,411,388	Daily	Trade Date + 1
Mellon Capital International Stock Index Fund	576,531,607	Daily	Trade Date + 1
Mellon Capital REIT Index Fund	31,222,230	Daily	Trade Date + 1
Mellon Capital Aggregate Bond Index Fund	498,581,554	Daily	Trade Date + 1
Mellon Capital Treasury Inflation-Protected Securities Fund	22,010,402	Daily	Trade Date + 1
JPMorgan Strategic Property Fund	49,924,957	Quarterly	45 Days
Mellon Capital Emerging Markets Stock Index Fund	32,291,448	Daily	Trade Date + 1
Columbia Trust Focused Large Cap Growth Fund	150,013,620	Daily	Trade Date + 1
Total Assets	$2,744,717,750

It is the Plan’s policy to record transfers in and transfers out of each level at the end of each reporting period. There have been no transfers between Level 1, Level 2, and Level 3 during the years ended December 31, 2018 and 2017.

7. RISK AND UNCERTAINTIES

The Plan invests in various investment instruments, and investment securities are exposed to various risks, such as interest rate, credit and market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the financial statements.

8. FEDERAL INCOME TAX

The IRS has issued a favorable determination letter dated December 8, 2017 with respect to the Plan. A favorable determination letter indicates that, in the opinion of the IRS, the terms of the Plan meets the requirements of Section 401(a) of the IRC, and thereby recognizes the exempt status of the Plan’s trust pursuant to Section 501(a) of the IRC.

The Plan has been amended subsequent to the issuance of that IRS determination letter. Plan management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan’s trust continues to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

The Plan Administrator is required to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more than likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2018, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2015.

9. RECONCILIATION OF FINANCIAL STATEMENTS TO THE FORM 5500

The following tables are reconciliations of participant loans and net assets available for benefits per the financial statements to Form 5500.

	January 1,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (a)	2018	2017
Beginning Balance per Financial Statements	$80,963,724	$84,946,911
Less: Loans Deemed Distributed with No Post-Default Payments	(4,013,858)	(3,731,609)
Balance Reported on Form 5500	$76,949,866	$81,215,302

	December 31,
Participant Loans - Schedule H, Part I, Line 1c(8), Column (b)	2018	2017
Ending Balance per Financial Statements	$83,446,674	$80,963,724
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(4,687,356)	(4,013,858)
Balance Reported on Form 5500	$78,759,318	$76,949,866

	January 1,
Net Assets - Schedule H, Part I, Line 1l, Column (a)	2018	2017
Beginning Balance per Financial Statements	$4,668,151,507	$4,179,621,925
Less: Loans Deemed Distributed with No Post-Default Payments	(4,013,858)	(3,731,609)
Beginning Balance Reported on Form 5500	$4,664,137,649	$4,175,890,316

	December 31,
Net Assets - Schedule H, Part I, Line 1l, Column (b)	2018	2017
Ending Balance per Financial Statements	$4,284,397,175	$4,668,151,507
Less: Assets and Activity Related to Loans Deemed Distributed with No Post-Default Payments	(4,687,356)	(4,013,858)
Balance Reported on Form 5500	$4,279,709,819	$4,664,137,649

	December 31,
Increase (Decrease) in Net Assets - Schedule H, Part II, Line 2k	2018	2017
Per Financial Statements	$(383,754,332)	$488,529,582
Less: Loans Deemed Distributed	(673,498)	(282,249)
Reported on Form 5500	$(384,427,830)	$488,247,333

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2018

	Identity of Issuer, Borrower, Lessor or Similar Party	Current Value

	Managed Income Fund

	Money Market Fund
(a)	JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - 3164	$61,870,515
	Total Money Market Fund	$61,870,515

	Corporate Debt Securities
	ABB FINANCE USA INC, 3.375%, DUE 04/03/2023, PAR $250,000	$251,793
	ABBVIE INC, 3.375%, DUE 11/14/2021, PAR $180,000	181,569
	ACTIVISION BLIZZARD INC, 2.6%, DUE 06/15/2022, PAR $530,000	514,742
	ADVOCATE HEALTH & HOSPITALS CORP, 3.829%, DUE 08/15/2028, PAR $395,000	412,347
	AIG GLOBAL FUNDING, 2.7%, DUE 12/15/2021, PAR $450,000	439,882
	AIG GLOBAL FUNDING, 2.7%, DUE 12/15/2021, PAR $450,000	439,882
	AIR LIQUIDE FINANCE SA, 1.75%, DUE 09/27/2021, PAR $270,000	259,700
	AIR LIQUIDE FINANCE SA, 1.75%, DUE 09/27/2021, PAR $200,000	192,370
	ALEXANDRIA REAL ESTATE EQUITIES INC, 3.95%, DUE 01/15/2027, PAR $300,000	296,562
	ALEXANDRIA REAL ESTATE EQUITIES INC, 3.45%, DUE 04/30/2025, PAR $150,000	145,259
	ALEXANDRIA REAL ESTATE EQUITIES INC, 4%, DUE 01/15/2024, PAR $90,000	92,935
	ALLIANT ENERGY FINANCE LLC, 3.75%, DUE 06/15/2023, PAR $190,000	191,489
	ALLY AUTO RECEIVABLES TRUST 2018-3, 3%, DUE 01/17/2023, PAR $555,000	555,284
	AMEREN ILLINOIS CO, 2.7%, DUE 09/01/2022, PAR $730,000	723,453
	AMEREN ILLINOIS CO, 2.7%, DUE 09/01/2022, PAR $800,000	792,826
	AMERICAN EXPRESS CO, 3.4%, DUE 02/27/2023, PAR $380,000	380,914
	AMERICAN EXPRESS CO, 3.7%, DUE 08/03/2023, PAR $500,000	509,052
	AMERICAN EXPRESS CO, 3.3315%, DUE 08/03/2023, PAR $840,000	828,114
	AMERICAN EXPRESS CO, 3.7%, DUE 11/05/2021, PAR $360,000	365,269
	AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST, 1.77%, DUE 11/15/2022, PAR $1,250,000	1,233,100
	AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST, 3.06%, DUE 02/15/2024, PAR $1,725,000	1,733,528
	AMERICAN EXPRESS CREDIT ACCOUNT MASTER TRUST, 3.06%, DUE 02/15/2024, PAR $3,370,000	3,386,661
	AMERICAN EXPRESS CREDIT CORP, 2.25%, DUE 08/15/2019, PAR $515,000	517,038
	AMERICAN EXPRESS CREDIT CORP, 1.7%, DUE 10/30/2019, PAR $200,000	198,372
	AMERICAN EXPRESS CREDIT CORP, 1.875%, DUE 05/03/2019, PAR $270,000	269,819
	AMERICAN HONDA FINANCE CORP, 1.7%, DUE 02/22/2019, PAR $210,000	210,894
	AMERICAN HONDA FINANCE CORP, 1.95%, DUE 07/20/2020, PAR $130,000	129,079
	AMERICAN HONDA FINANCE CORP, 2%, DUE 11/13/2019, PAR $510,000	507,367
	AMERICAN HONDA FINANCE CORP, 2.6%, DUE 11/16/2022, PAR $215,000	209,886
	AMERICAN HONDA FINANCE CORP, 3%, DUE 06/16/2020, PAR $290,000	289,742
	AMERICAN HONDA FINANCE CORP, 3.45%, DUE 07/14/2023, PAR $230,000	233,702
	AMERICAN HONDA FINANCE CORP, 3.375%, DUE 12/10/2021, PAR $630,000	634,336
	AMERICAN HONDA FINANCE CORP, 3.625%, DUE 10/10/2023, PAR $790,000	802,042
	AMERICREDIT AUTO REC TRUST, 1.81%, DUE 10/08/2020, PAR $1,569	1,570
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2017-2, 1.65%, DUE 09/18/2020, PAR $282,230	282,091
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2017-3, 1.69%, DUE 12/18/2020, PAR $437,430	436,194
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2018-2, 3.15%, DUE 03/20/2023, PAR $870,000	874,196
	AMPHENOL CORP, 2.2%, DUE 04/01/2020, PAR $585,000	579,560
	AMPHENOL CORP, 3.2%, DUE 04/01/2024, PAR $240,000	234,634
	ANALOG DEVICES INC, 2.95%, DUE 01/12/2021, PAR $370,000	371,879
	ANGLO AMERICAN CAPITAL PLC, 3.625%, DUE 09/11/2024, PAR $200,000	191,265
	ANHEUSER-BUSCH INBEV FINANCE INC, 3.3%, DUE 02/01/2023, PAR $700,000	690,269
	ANHEUSER-BUSCH INBEV FINANCE INC, 3.3%, DUE 02/01/2023, PAR $150,000	147,915
	ANHEUSER-BUSCH INBEV WORLDWIDE INC, 2.5%, DUE 07/15/2022, PAR $170,000	164,274

ANHEUSER-BUSCH INBEV WORLDWIDE INC, 3.5%, DUE 01/12/2024, PAR $280,000	278,481
APPLE INC, 2.5%, DUE 02/09/2022, PAR $505,000	502,013
APPLE INC, 2.85%, DUE 05/11/2024, PAR $200,000	195,920
APPLE INC, 2.4%, DUE 01/13/2023, PAR $460,000	451,541
ARCHER-DANIELS-MIDLAND CO, 3.375%, DUE 03/15/2022, PAR $430,000	432,767
ARI FLEET LEASE TRUST 2017-A, 1.91%, DUE 04/15/2026, PAR $467,111	464,134
ARI FLEET LEASE TRUST 2018-B, 3.22%, DUE 08/16/2027, PAR $850,000	853,579
AT&T INC, 3%, DUE 06/30/2022, PAR $380,000	370,627
AT&T INC, 2.8%, DUE 02/17/2021, PAR $290,000	289,400
AT&T INC, 2.8%, DUE 02/17/2021, PAR $290,000	289,400
AT&T INC, 3.2%, DUE 03/01/2022, PAR $175,000	174,496
AT&T INC, 3.2%, DUE 03/01/2022, PAR $175,000	174,496
AT&T INC, 3.95594%, DUE 06/12/2024, PAR $240,000	233,326
AVALONBAY COMMUNITIES INC, 4.2%, DUE 12/15/2023, PAR $480,000	494,445
BA CREDIT CARD TRUST, 3.1%, DUE 12/15/2023, PAR $950,000	957,256
BA CREDIT CARD TRUST, 3.1%, DUE 12/15/2023, PAR $1,000,000	1,007,638
BAE SYSTEMS HOLDINGS INC, 3.8%, DUE 10/07/2024, PAR $325,000	327,220
BAE SYSTEMS PLC, 4.75%, DUE 10/11/2021, PAR $335,000	349,416
BAE SYSTEMS PLC, 4.75%, DUE 10/11/2021, PAR $210,000	219,037
BAKER HUGHES A GE CO LLC, 2.773%, DUE 12/15/2022, PAR $580,000	557,165
BANK OF AMERICA CORP, 3.3%, DUE 01/11/2023, PAR $450,000	450,199
BANK OF AMERICA CORP, 2.625%, DUE 04/19/2021, PAR $435,000	431,367
BANK OF AMERICA CORP, 2.625%, DUE 04/19/2021, PAR $435,000	431,367
BANK OF AMERICA CORP, 3.124%, DUE 01/20/2023, PAR $255,000	254,271
BANK OF AMERICA CORP, 3.124%, DUE 01/20/2023, PAR $255,000	254,271
BANK OF AMERICA CORP, 3.48738%, DUE 04/24/2023, PAR $970,000	966,036
BANK OF AMERICA CORP, 3.705%, DUE 04/24/2028, PAR $410,000	396,127
BANK OF AMERICA CORP, 3.43719%, DUE 07/23/2024, PAR $300,000	296,448
BANK OF AMERICA CORP, 3.864%, DUE 07/23/2024, PAR $100,000	101,458
BANK OF AMERICA CORP, 4.271%, DUE 07/23/2029, PAR $280,000	283,935
BANK OF MONTREAL, 3.1%, DUE 04/13/2021, PAR $350,000	352,175
BANK OF MONTREAL, 1.9%, DUE 08/27/2021, PAR $600,000	583,429
BANK OF MONTREAL, 1.9%, DUE 08/27/2021, PAR $640,000	622,325
BANK OF MONTREAL, 2.5%, DUE 01/11/2022, PAR $325,000	324,930
BANK OF MONTREAL, 1.75%, DUE 06/15/2021, PAR $925,000	900,788
BANK OF NEW YORK MELLON CORP/THE, 2.2%, DUE 08/16/2023, PAR $600,000	574,673
BANK OF NEW YORK MELLON CORP/THE, 3.5%, DUE 04/28/2023, PAR $560,000	565,111
BANK OF NOVA SCOTIA/THE, 3.125%, DUE 04/20/2021, PAR $580,000	582,660
BANK OF NOVA SCOTIA/THE, 3.125%, DUE 04/20/2021, PAR $660,000	663,027
BANK OF NOVA SCOTIA/THE, 2.125%, DUE 09/11/2019, PAR $1,400,000	1,401,824
BANK OF NOVA SCOTIA/THE, 1.875%, DUE 04/26/2021, PAR $375,000	367,414
BAYER US FINANCE II LLC, 3.79819%, DUE 12/15/2023, PAR $280,000	268,450
BAYER US FINANCE II LLC, 4.25%, DUE 12/15/2025, PAR $210,000	204,781
BAYER US FINANCE II LLC, 4.375%, DUE 12/15/2028, PAR $350,000	334,844
BAYER US FINANCE LLC, 2.375%, DUE 10/08/2019, PAR $425,000	423,930
BAYER US FINANCE LLC, 2.375%, DUE 10/08/2019, PAR $425,000	423,930
BB&T CORP, 2.85%, DUE 10/26/2024, PAR $120,000	115,909
BB&T CORP, 3.2%, DUE 09/03/2021, PAR $90,000	91,560
BB&T CORP, 3.7%, DUE 06/05/2025, PAR $110,000	110,023
BB&T CORP, 3.75%, DUE 12/06/2023, PAR $360,000	363,967
BECTON DICKINSON AND CO, 2.675%, DUE 12/15/2019, PAR $305,000	302,462
BECTON DICKINSON AND CO, 2.675%, DUE 12/15/2019, PAR $305,000	302,462
BLACK HILLS CORP, 4.25%, DUE 11/30/2023, PAR $260,000	263,244
BMW US CAPITAL LLC, 1.5%, DUE 04/11/2019, PAR $380,000	379,803
BMW US CAPITAL LLC, 1.85%, DUE 09/15/2021, PAR $450,000	433,828
BMW US CAPITAL LLC, 3.1%, DUE 04/12/2021, PAR $310,000	309,129
BMW US CAPITAL LLC, 3.4%, DUE 08/13/2021, PAR $110,000	110,968
BMW VEHICLE LEASE TRUST 2017-2, 1.8%, DUE 02/20/2020, PAR $196,970	196,597

BMW VEHICLE LEASE TRUST 2018-1, 3.26%, DUE 07/20/2021, PAR $935,000	940,353
BNP PARIBAS SA, 4.4%, DUE 08/14/2028, PAR $580,000	575,816
BOSTON PROPERTIES LP, 4.125%, DUE 05/15/2021, PAR $460,000	468,658
BOSTON PROPERTIES LP, 4.125%, DUE 05/15/2021, PAR $460,000	468,658
BOSTON PROPERTIES LP, 3.125%, DUE 09/01/2023, PAR $300,000	292,955
BP CAPITAL MARKETS AMERICA INC, 3.796%, DUE 09/21/2025, PAR $490,000	497,526
BP CAPITAL MARKETS AMERICA INC, 3.79%, DUE 02/06/2024, PAR $200,000	203,316
BP CAPITAL MARKETS AMERICA INC, 3.224%, DUE 04/14/2024, PAR $430,000	423,965
BP CAPITAL MARKETS AMERICA INC, 2.52%, DUE 09/19/2022, PAR $45,000	43,839
BRANCH BANKING & TRUST CO, 2.625%, DUE 01/15/2022, PAR $400,000	397,398
BRANCH BANKING & TRUST CO, 2.25%, DUE 06/01/2020, PAR $412,000	407,652
BROWN-FORMAN CORP, 3.5%, DUE 04/15/2025, PAR $170,000	170,535
BURLINGTON NORTHERN SANTA FE LLC, 3.05%, DUE 09/01/2022, PAR $270,000	270,770
CANADIAN NATIONAL RAILWAY CO, 2.25%, DUE 11/15/2022, PAR $515,000	497,135
CANADIAN NATURAL RESOURCES LTD, 2.95%, DUE 01/15/2023, PAR $80,000	77,556
CAPITAL ONE EXEC TR, 1.34%, DUE 04/15/2022, PAR $1,000,000	992,897
CAPITAL ONE FINANCIAL CORP, 3.3%, DUE 10/30/2024, PAR $280,000	266,375
CAPITAL ONE MULTI-ASSET EXECUTION TRUST, 1.99%, DUE 07/17/2023, PAR $720,000	709,459
CAPITAL ONE NA, 1.85%, DUE 09/13/2019, PAR $370,000	368,003
CAPITAL ONE NA, 3.41125%, DUE 08/08/2022, PAR $900,000	887,241
CARDINAL HEALTH INC, 2.616%, DUE 06/15/2022, PAR $380,000	366,509
CARDINAL HEALTH INC, 1.948%, DUE 06/14/2019, PAR $360,000	358,478
CARGILL INC, 3.25%, DUE 03/01/2023, PAR $250,000	252,328
CARGILL INC, 3.05%, DUE 04/19/2021, PAR $720,000	723,678
CARMAX AUTO OWNER TRUST, 3.13%, DUE 06/15/2023, PAR $1,725,000	1,733,994
CARMAX AUTO OWNER TRUST 2016-3, 1.39%, DUE 05/17/2021, PAR $1,273,763	1,263,282
CARMAX AUTO OWNER TRUST 2017-2, 1.93%, DUE 03/15/2022, PAR $1,500,000	1,485,982
CARMAX AUTO OWNER TRUST 2017-3, 1.64%, DUE 09/15/2020, PAR $451,189	450,343
CATERPILLAR FINANCIAL SERVICES CORP, 2%, DUE 03/05/2020, PAR $191,000	189,949
CATERPILLAR FINANCIAL SERVICES CORP, 2%, DUE 03/05/2020, PAR $455,000	452,496
CATERPILLAR FINANCIAL SERVICES CORP, 1.85%, DUE 09/04/2020, PAR $120,000	118,385
CATERPILLAR FINANCIAL SERVICES CORP, 2.55%, DUE 11/29/2022, PAR $600,000	584,152
CATERPILLAR FINANCIAL SERVICES CORP, 3.15%, DUE 09/07/2021, PAR $200,000	202,522
CATERPILLAR FINANCIAL SERVICES CORP, 3.35%, DUE 12/07/2020, PAR $420,000	422,665
CATERPILLAR FINANCIAL SERVICES CORP, 3.65%, DUE 12/07/2023, PAR $120,000	121,742
CENTERPOINT ENERGY HOUSTON ELECTRIC LLC, 2.25%, DUE 08/01/2022, PAR $635,000	619,361
CENTERPOINT ENERGY HOUSTON ELECTRIC LLC, 1.85%, DUE 06/01/2021, PAR $1,060,000	1,029,876
CHARLES SCHWAB CORP/THE, 3.85%, DUE 05/21/2025, PAR $180,000	184,374
CHESAPEAKE FUNDING II LLC, 3.04%, DUE 04/15/2030, PAR $499,695	500,023
CHESAPEAKE FUNDING II LLC, 3.23%, DUE 08/15/2030, PAR $1,170,000	1,176,966
CHEVRON CORP, 2.895%, DUE 03/03/2024, PAR $700,000	689,793
CHRISTUS HEALTH, 4.341%, DUE 07/01/2028, PAR $495,000	508,772
CHUBB INA HOLDINGS INC, 2.3%, DUE 11/03/2020, PAR $155,000	153,358
CHUBB INA HOLDINGS INC, 2.3%, DUE 11/03/2020, PAR $155,000	153,358
CIGNA CORP, 3.4%, DUE 09/17/2021, PAR $320,000	322,415
CIGNA CORP, 3.75%, DUE 07/15/2023, PAR $240,000	241,801
CINTAS CORP NO 2, 3.25%, DUE 06/01/2022, PAR $670,000	667,511
CINTAS CORP NO 2, 3.25%, DUE 06/01/2022, PAR $710,000	707,363
CISCO SYSTEMS INC, 2.2%, DUE 02/28/2021, PAR $600,000	596,559
CITIBANK NA, 2.1%, DUE 06/12/2020, PAR $730,000	718,725
CITIBANK NA, 3.4%, DUE 07/23/2021, PAR $680,000	691,011
CITIGROUP INC, 3.875%, DUE 10/25/2023, PAR $420,000	424,205
CITIGROUP INC, 2.5%, DUE 07/29/2019, PAR $600,000	604,284
CITIGROUP INC, 3.7%, DUE 01/12/2026, PAR $580,000	567,723
CITIGROUP INC, 2.7%, DUE 03/30/2021, PAR $205,000	203,355
CITIGROUP INC, 2.7%, DUE 03/30/2021, PAR $205,000	203,355
CITIGROUP INC, 2.75%, DUE 04/25/2022, PAR $220,000	214,811
CITIGROUP INC, 3.44988%, DUE 04/25/2022, PAR $420,000	417,211

CITIGROUP INC, 2.7%, DUE 10/27/2022, PAR $530,000	513,439
CITIZENS BANK NA/PROVIDENCE RI, 2.55%, DUE 05/13/2021, PAR $250,000	245,370
CITIZENS BANK NA/PROVIDENCE RI, 2.2%, DUE 05/26/2020, PAR $250,000	246,953
CITIZENS BANK NA/PROVIDENCE RI, 2.65%, DUE 05/26/2022, PAR $250,000	243,528
CLOROX CO/THE, 3.8%, DUE 11/15/2021, PAR $770,000	789,327
CNH EQUIPMENT TRUST 2015-B, 1.37%, DUE 07/15/2020, PAR $11,464	11,463
CNH EQUIPMENT TRUST 2015-B, 1.37%, DUE 07/15/2020, PAR $34,392	34,389
CNH EQUIPMENT TRUST 2017-B, 1.86%, DUE 09/15/2022, PAR $1,490,000	1,471,220
CNH EQUIPMENT TRUST 2018-B, 3.19%, DUE 11/15/2023, PAR $840,000	844,699
COMCAST CORP, 3%, DUE 02/01/2024, PAR $600,000	592,464
COMCAST CORP, 3.3%, DUE 10/01/2020, PAR $70,000	70,820
COMCAST CORP, 3.45%, DUE 10/01/2021, PAR $1,030,000	1,048,932
COMCAST CORP, 3.95%, DUE 10/15/2025, PAR $440,000	449,360
COMMONWEALTH EDISON CO, 4%, DUE 08/01/2020, PAR $680,000	700,976
COMMONWEALTH EDISON CO, 4%, DUE 08/01/2020, PAR $681,000	702,007
COMMONWEALTH OF MASSACHUSETTS, 4.5%, DUE 08/01/2031, PAR $745,000	811,014
CONSUMERS ENERGY CO, 2.85%, DUE 05/15/2022, PAR $280,000	277,963
CONSUMERS ENERGY CO, 3.375%, DUE 08/15/2023, PAR $300,000	304,813
COOPERATIEVE RABOBANK UA, 3.875%, DUE 09/26/2023, PAR $250,000	253,421
COOPERATIEVE RABOBANK UA/NY, 2.75%, DUE 01/10/2022, PAR $410,000	407,320
COOPERATIEVE RABOBANK UA/NY, 3.24425%, DUE 01/10/2022, PAR $270,000	270,755
COOPERATIEVE RABOBANK UA/NY, 2.75%, DUE 01/10/2023, PAR $600,000	588,349
COOPERATIEVE RABOBANK UA/NY, 3.125%, DUE 04/26/2021, PAR $250,000	250,496
CORE INDUSTRIAL TRUST 2015-TEXW, 3.077%, DUE 02/10/2034, PAR $992,497	990,865
CORE INDUSTRIAL TRUST 2015-TEXW, 3.077%, DUE 02/10/2034, PAR $1,091,746	1,089,952
CORNING INC, 2.9%, DUE 05/15/2022, PAR $500,000	494,070
COVIDIEN INTERNATIONAL FINANCE SA, 4.2%, DUE 06/15/2020, PAR $481,000	489,584
CREDIT SUISSE GROUP AG, 3.574%, DUE 01/09/2023, PAR $320,000	317,634
CREDIT SUISSE GROUP AG, 2.997%, DUE 12/14/2023, PAR $250,000	238,251
CREDIT SUISSE GROUP AG, 3.9775%, DUE 12/14/2023, PAR $625,000	622,662
CREDIT SUISSE GROUP AG, 4.207%, DUE 06/12/2024, PAR $250,000	249,908
CREDIT SUISSE GROUP AG, 4.01594%, DUE 06/12/2024, PAR $270,000	266,532
CROWLEY CONRO LLC, 4.181%, DUE 08/15/2043, PAR $645,000	675,220
CVS HEALTH CORP, 2.8%, DUE 07/20/2020, PAR $500,000	501,750
CVS HEALTH CORP, 2.8%, DUE 07/20/2020, PAR $500,000	501,750
CVS HEALTH CORP, 3.7%, DUE 03/09/2023, PAR $190,000	190,153
CVS HEALTH CORP, 4.1%, DUE 03/25/2025, PAR $180,000	180,172
CVS HEALTH CORP, 4.3%, DUE 03/25/2028, PAR $340,000	336,286
CVS HEALTH CORP, 3.35%, DUE 03/09/2021, PAR $230,000	231,740
DAIMLER FINANCE NORTH AMERICA LLC, 2.45%, DUE 05/18/2020, PAR $500,000	495,519
DAIMLER FINANCE NORTH AMERICA LLC, 2.45%, DUE 05/18/2020, PAR $500,000	495,519
DAIMLER FINANCE NORTH AMERICA LLC, 2%, DUE 07/06/2021, PAR $130,000	126,344
DAIMLER FINANCE NORTH AMERICA LLC, 2%, DUE 07/06/2021, PAR $100,000	97,188
DAIMLER FINANCE NORTH AMERICA LLC, 2.2%, DUE 05/05/2020, PAR $180,000	177,666
DAIMLER FINANCE NORTH AMERICA LLC, 2.3%, DUE 02/12/2021, PAR $200,000	196,920
DAIMLER FINANCE NORTH AMERICA LLC, 3%, DUE 02/22/2021, PAR $150,000	149,988
DAIMLER FINANCE NORTH AMERICA LLC, 3.75%, DUE 11/05/2021, PAR $190,000	191,756
DAIMLER TRUCKS RETAIL TRUST 2018-1, 2.85%, DUE 07/15/2021, PAR $535,000	534,740
DANONE SA, 1.691%, DUE 10/30/2019, PAR $1,090,000	1,078,127
DBUBS 2011-LC2 MORTGAGE TRUST, 4.537%, DUE 07/10/2044, PAR $999,924	1,031,825
DELL EQUIPMENT FINANCE TRUST 2017-2, 2.19%, DUE 10/24/2022, PAR $120,000	119,204
DELL EQUIPMENT FINANCE TRUST 2018-1, 3.18%, DUE 06/22/2023, PAR $435,000	435,486
DELL EQUIPMENT FINANCE TRUST 2018-2, 3.16%, DUE 02/22/2021, PAR $1,510,000	1,512,301
DIAGEO CAPITAL PLC, 3%, DUE 05/18/2020, PAR $200,000	200,894
DIAGEO CAPITAL PLC, 3.5%, DUE 09/18/2023, PAR $230,000	232,967
DISCOVER CARD EXECUTION NOTE TRUST, 3.11%, DUE 01/16/2024, PAR $1,030,000	1,037,623
DOWDUPONT INC, 3.766%, DUE 11/15/2020, PAR $510,000	516,650
DOWDUPONT INC, 4.493%, DUE 11/15/2025, PAR $180,000	186,065

DOWDUPONT INC, 4.725%, DUE 11/15/2028, PAR $780,000	808,652
DOWDUPONT INC, 3.81681%, DUE 11/15/2023, PAR $310,000	305,822
DUKE ENERGY CAROLINAS LLC, 2.5%, DUE 03/15/2023, PAR $420,000	408,837
DUKE ENERGY PROGRESS LLC, 2.8%, DUE 05/15/2022, PAR $630,000	623,753
DUKE ENERGY PROGRESS LLC, 2.94713%, DUE 09/08/2020, PAR $150,000	149,706
DUKE ENERGY PROGRESS LLC, 3.375%, DUE 09/01/2023, PAR $250,000	254,441
DUKE REALTY LP, 3.875%, DUE 10/15/2022, PAR $410,000	417,292
DUKE REALTY LP, 4%, DUE 09/15/2028, PAR $140,000	140,685
ECMC GROUP STUDENT LOAN TRUST 2018-2, 3.30625%, DUE 09/25/2068, PAR $1,226,919	1,226,123
ECOLAB INC, 2.25%, DUE 01/12/2020, PAR $415,000	416,689
ECOLAB INC, 2.25%, DUE 01/12/2020, PAR $415,000	416,689
ECOLAB INC, 3.25%, DUE 01/14/2023, PAR $560,000	566,274
EDLINC STUDENT LOAN FUNDING TRUST 2012-1, 3.50625%, DUE 09/25/2030, PAR $392,912	395,427
EDSOUTH INDENTURE NO 2 LLC, 3.65625%, DUE 09/25/2040, PAR $280,186	282,103
EDSOUTH INDENTURE NO 2 LLC, 3.65625%, DUE 09/25/2040, PAR $280,186	282,103
EDU FUND OF SOUTH, 3.13988%, DUE 04/25/2035, PAR $924,242	935,737
EDUCATION LOAN ABS TR, 3.30625%, DUE 06/25/2026, PAR $133,631	134,171
EDUCATION LOAN ABS TR, 3.30625%, DUE 06/25/2026, PAR $133,631	134,171
EI DU PONT DE NEMOURS & CO, 3.071%, DUE 05/01/2020, PAR $270,000	271,541
EMD FINANCE LLC (MERCK KGAA), 2.4%, DUE 03/19/2020, PAR $405,000	403,631
EMD FINANCE LLC (MERCK KGAA), 2.4%, DUE 03/19/2020, PAR $405,000	403,631
ENTERGY ARKANSAS LLC, 3.75%, DUE 02/15/2021, PAR $400,000	409,510
ENTERGY ARKANSAS LLC, 3.05%, DUE 06/01/2023, PAR $700,000	694,020
ENTERPRISE FLEET FIN, 1.83%, DUE 09/20/2021, PAR $11,360	11,363
ENTERPRISE FLEET FIN, 1.83%, DUE 09/20/2021, PAR $11,360	11,363
ENTERPRISE FLEET FINANCING 2018-2 LLC, 3.14%, DUE 02/20/2024, PAR $1,125,000	1,125,227
ENTERPRISE FLEET FINANCING LLC, 1.97%, DUE 01/20/2023, PAR $465,047	461,730
ENTERPRISE PRODUCTS OPERATING LLC, 2.85%, DUE 04/15/2021, PAR $220,000	219,129
ENTERPRISE PRODUCTS OPERATING LLC, 2.85%, DUE 04/15/2021, PAR $220,000	219,129
ENTERPRISE PRODUCTS OPERATING LLC, 3.5%, DUE 02/01/2022, PAR $220,000	222,294
EQT CORP, 8.125%, DUE 06/01/2019, PAR $500,000	511,869
EQUIFAX INC, 3.6%, DUE 08/15/2021, PAR $260,000	265,230
EQUIFAX INC, 3.95%, DUE 06/15/2023, PAR $240,000	238,330
EQUINOR ASA, 2.25%, DUE 11/08/2019, PAR $920,000	915,985
ERP OPERATING LP, 4.75%, DUE 07/15/2020, PAR $535,000	546,424
EXXON MOBIL CORP, 2.726%, DUE 03/01/2023, PAR $430,000	426,762
FEDEX CORP, 4.2%, DUE 10/17/2028, PAR $510,000	511,057
FIFTH THIRD AUTO TRUST 2017-1, 1.8%, DUE 02/15/2022, PAR $1,440,000	1,425,463
FIFTH THIRD BANK/CINCINNATI OH, 1.625%, DUE 09/27/2019, PAR $570,000	566,430
FIFTH THIRD BANK/CINCINNATI OH, 3.95%, DUE 07/28/2025, PAR $275,000	283,363
FIFTH THIRD BANK/CINCINNATI OH, 3.35%, DUE 07/26/2021, PAR $420,000	426,904
FISERV INC, 2.7%, DUE 06/01/2020, PAR $200,000	198,963
FISERV INC, 3.8%, DUE 10/01/2023, PAR $620,000	630,143
FLORIDA GAS TRANSMISSION CO LLC, 4.35%, DUE 07/15/2025, PAR $560,000	582,911
FORD CREDIT AUTO LEASE TRUST, 3.19%, DUE 12/15/2021, PAR $940,000	945,220
FORD CREDIT AUTO LEASE TRUST 2018-A, 2.93%, DUE 06/15/2021, PAR $600,000	599,584
FORD CREDIT AUTO OWNER TR, 2.31%, DUE 08/15/2027, PAR $410,000	404,833
FORD CREDIT AUTO OWNER TRUST 2018-B, 3.24%, DUE 04/15/2023, PAR $1,300,000	1,308,674
FORD CREDIT AUTO OWNER TRUST/FORD CREDIT, 3.47%, DUE 01/15/2030, PAR $1,870,000	1,889,950
FORD MOTOR CREDIT CO LLC, 3.2%, DUE 01/15/2021, PAR $380,000	374,114
FORD MOTOR CREDIT CO LLC, 3.2%, DUE 01/15/2021, PAR $440,000	433,185
FORD MOTOR CREDIT CO LLC, 2.425%, DUE 06/12/2020, PAR $200,000	195,001
FORD MOTOR CREDIT CO LLC, 3.47%, DUE 04/05/2021, PAR $200,000	196,041
FORTIVE CORP, 1.8%, DUE 06/15/2019, PAR $76,000	75,152
FORTIVE CORP, 2.35%, DUE 06/15/2021, PAR $440,000	429,488
FORTUNE BRANDS HOME & SECURITY INC, 4%, DUE 09/21/2023, PAR $100,000	100,051
GE CAP INTL FUNDING, 2.342%, DUE 11/15/2020, PAR $220,000	212,970
GENERAL DYNAMICS CORP, 2.875%, DUE 05/11/2020, PAR $100,000	100,468

GENERAL DYNAMICS CORP, 3.375%, DUE 05/15/2023, PAR $170,000	171,909
GENERAL DYNAMICS CORP, 3%, DUE 05/11/2021, PAR $260,000	261,294
GENERAL DYNAMICS CORP, 3.5%, DUE 05/15/2025, PAR $40,000	40,015
GENERAL ELECTRIC CO, 5.5%, DUE 01/08/2020, PAR $440,000	456,813
GENERAL ELECTRIC CO, 2.2%, DUE 01/09/2020, PAR $43,000	42,826
GENERAL MILLS INC, 2.6%, DUE 10/12/2022, PAR $170,000	164,743
GENERAL MILLS INC, 3.2%, DUE 04/16/2021, PAR $650,000	650,764
GENERAL MILLS INC, 3.7%, DUE 10/17/2023, PAR $130,000	130,230
GEORGIA-PACIFIC LLC, 2.539%, DUE 11/15/2019, PAR $606,000	603,377
GEORGIA-PACIFIC LLC, 3.163%, DUE 11/15/2021, PAR $275,000	273,627
GILEAD SCIENCES INC, 1.95%, DUE 03/01/2022, PAR $200,000	193,961
GILEAD SCIENCES INC, 1.95%, DUE 03/01/2022, PAR $200,000	193,961
GILEAD SCIENCES INC, 1.85%, DUE 09/20/2019, PAR $230,000	229,137
GLAXOSMITHKLINE CAPITAL INC, 3.375%, DUE 05/15/2023, PAR $220,000	221,787
GLAXOSMITHKLINE CAPITAL PLC, 2.85%, DUE 05/08/2022, PAR $630,000	625,004
GLAXOSMITHKLINE CAPITAL PLC, 3.125%, DUE 05/14/2021, PAR $410,000	412,189
GM FIN AUTO LEASE TR 2017-3, 1.72%, DUE 01/21/2020, PAR $578,645	577,333
GM FIN CONSUMER AUTO RECV TR 2017-2, 1.86%, DUE 12/16/2021, PAR $725,000	717,414
GM FIN CONSUMER AUTO RECV TR 2017-3A, 1.97%, DUE 05/16/2022, PAR $900,000	889,532
GM FIN CONSUMER AUTO RECV TR 2018-1, 2.32%, DUE 07/18/2022, PAR $850,000	842,067
GM FIN CONSUMER AUTO RECV TR 2018-2, 2.81%, DUE 12/16/2022, PAR $690,000	688,117
GM FINANCIAL AUTOMOBILE LEASING TRUST 2018-2, 2.83%, DUE 07/20/2020, PAR $744,558	744,382
GM FINANCIAL AUTOMOBILE LEASING TRUST 2018-3, 3.18%, DUE 06/21/2021, PAR $910,000	912,185
GM FINANCIAL CONSUMER AUTO REC TRUST 2018-4, 3.21%, DUE 10/16/2023, PAR $1,060,000	1,067,278
GM FINANCIAL CONSUMER AUTOMOBILE REC TRUST 2018-3, 3.02%, DUE 05/16/2023, PAR $950,000	954,576
GM FINANCIAL CONSUMER AUTOMOBILE REC TRUST 2018-3, 3.02%, DUE 05/16/2023, PAR $1,880,000	1,889,057
GOLDMAN SACHS GROUP INC/THE, 5.25%, DUE 07/27/2021, PAR $300,000	318,165
GOLDMAN SACHS GROUP INC/THE, 5.75%, DUE 01/24/2022, PAR $540,000	578,940
GOLDMAN SACHS GROUP INC/THE, 5.75%, DUE 01/24/2022, PAR $220,000	235,864
GOLDMAN SACHS GROUP INC/THE, 3.625%, DUE 01/22/2023, PAR $575,000	575,158
GOLDMAN SACHS GROUP INC/THE, 2.625%, DUE 04/25/2021, PAR $420,000	411,083
GOLDMAN SACHS GROUP INC/THE, 2.625%, DUE 04/25/2021, PAR $420,000	411,083
GOLDMAN SACHS GROUP INC/THE, 3%, DUE 04/26/2022, PAR $305,000	297,027
GOLDMAN SACHS GROUP INC/THE, 3%, DUE 04/26/2022, PAR $191,000	186,007
GOLDMAN SACHS GROUP INC/THE, 3.48738%, DUE 07/24/2023, PAR $300,000	293,512
GOLDMAN SACHS GROUP INC/THE, 2.875%, DUE 02/25/2021, PAR $280,000	278,030
GOLDMAN SACHS GROUP INC/THE, 2.6%, DUE 04/23/2020, PAR $250,000	248,783
GUARDIAN LIFE GLOBAL FUNDING, 2%, DUE 04/26/2021, PAR $415,000	405,918
GUARDIAN LIFE GLOBAL FUNDING, 2%, DUE 04/26/2021, PAR $415,000	405,918
HEALTHCARE TRUST OF AMERICA HOLDINGS LP, 2.95%, DUE 07/01/2022, PAR $110,000	108,540
HEWLETT PACKARD ENTERPRISE CO, 2.1%, DUE 10/04/2019, PAR $130,000	129,195
HEWLETT PACKARD ENTERPRISE CO, 3.05875%, DUE 10/05/2021, PAR $210,000	210,064
HEWLETT PACKARD ENTERPRISE CO, 3.5%, DUE 10/05/2021, PAR $320,000	324,055
HOME DEPOT INC/THE, 3.25%, DUE 03/01/2022, PAR $320,000	324,044
HONDA AUTO RECEIVABLES 2017-2 OWNER TRUST, 1.46%, DUE 10/15/2019, PAR $105,622	105,623
HONDA AUTO RECEIVABLES 2018-2 OWNER TRUST, 3.01%, DUE 05/18/2022, PAR $800,000	801,665
HONDA AUTO RECEIVABLES 2018-3 OWNER TRUST, 2.95%, DUE 08/22/2022, PAR $990,000	991,434
HONDA AUTO RECV TR 2017-3, 1.79%, DUE 09/20/2021, PAR $720,000	711,648
HONEYWELL INTERNATIONAL INC, 1.85%, DUE 11/01/2021, PAR $690,000	668,964
HSBC HOLDINGS PLC, 3.033%, DUE 11/22/2023, PAR $200,000	194,240
HSBC HOLDINGS PLC, 4.583%, DUE 06/19/2029, PAR $200,000	198,553
HSBC HOLDINGS PLC, 3.42594%, DUE 09/11/2021, PAR $830,000	820,605
HSBC HOLDINGS PLC, 4.292%, DUE 09/12/2026, PAR $340,000	339,311
HSBC USA INC, 2.375%, DUE 11/13/2019, PAR $1,330,000	1,325,745
HUNTINGTON NATIONAL BANK/THE, 3.55%, DUE 10/06/2023, PAR $370,000	371,823
HYUNDAI AUTO LEASE SECURITIZATION TRUST 2018-B, 3.04%, DUE 10/15/2021, PAR $330,000	330,490
HYUNDAI AUTO RECEIVABLES TRUST 2018-A, 2.79%, DUE 07/15/2022, PAR $265,000	265,117
HYUNDAI AUTO RECEIVABLES TRUST 2018-B, 3.2%, DUE 12/15/2022, PAR $1,285,000	1,294,438

	IBM CREDIT LLC, 1.8%, DUE 01/20/2021, PAR $440,000	431,206
	IBM CREDIT LLC, 3%, DUE 02/06/2023, PAR $580,000	575,894
	IBM CREDIT LLC, 3.6%, DUE 11/30/2021, PAR $380,000	384,616
	INTERNATIONAL BUSINESS MACHINES CORP, 2.875%, DUE 11/09/2022, PAR $180,000	176,578
	JACKSON NATIONAL LIFE GLOBAL FUNDING, 3.3%, DUE 06/11/2021, PAR $240,000	240,316
	JOHN DEERE CAPITAL CORP, 2.55%, DUE 01/08/2021, PAR $115,000	115,370
	JOHN DEERE CAPITAL CORP, 2.55%, DUE 01/08/2021, PAR $115,000	115,370
	JOHN DEERE CAPITAL CORP, 2.15%, DUE 09/08/2022, PAR $315,000	304,024
	JOHN DEERE CAPITAL CORP, 2.35%, DUE 01/08/2021, PAR $165,000	164,601
	JOHN DEERE CAPITAL CORP, 3.65%, DUE 10/12/2023, PAR $220,000	224,065
	JOHN DEERE OWNER TRUST 2016-B, 1.25%, DUE 06/15/2020, PAR $800,754	797,563
	JOHN DEERE OWNER TRUST 2017-B, 1.59%, DUE 04/15/2020, PAR $320,255	319,870
	JOHN DEERE OWNER TRUST 2018-B, 3.08%, DUE 11/15/2022, PAR $1,110,000	1,116,942
	JOHN DEERE OWNER TRUST 2018-B, 3.08%, DUE 11/15/2022, PAR $3,905,000	3,929,421
(a)	JPMORGAN CHASE & CO, 2.25%, DUE 01/23/2020, PAR $310,000	309,974
(a)	JPMORGAN CHASE & CO, 2.55%, DUE 10/29/2020, PAR $240,000	238,386
(a)	JPMORGAN CHASE & CO, 2.55%, DUE 10/29/2020, PAR $240,000	238,386
(a)	JPMORGAN CHASE & CO, 2.55%, DUE 03/01/2021, PAR $315,000	313,236
(a)	JPMORGAN CHASE & CO, 2.55%, DUE 03/01/2021, PAR $315,000	313,236
(a)	JPMORGAN CHASE & CO, 2.7%, DUE 05/18/2023, PAR $450,000	433,690
(a)	JPMORGAN CHASE & CO, 3.2%, DUE 06/15/2026, PAR $450,000	424,435
(a)	JPMORGAN CHASE & CO, 3.782%, DUE 02/01/2028, PAR $600,000	591,887
(a)	JPMORGAN CHASE & CO, 3.559%, DUE 04/23/2024, PAR $60,000	59,950
(a)	JPMORGAN CHASE & CO, 3.559%, DUE 04/23/2024, PAR $180,000	179,849
(a)	JPMORGAN CHASE & CO, 3.514%, DUE 06/18/2022, PAR $370,000	371,307
(a)	JPMORGAN CHASE & CO, 3.797%, DUE 07/23/2024, PAR $120,000	122,216
(a)	JPMORGAN CHASE & CO, 4.203%, DUE 07/23/2029, PAR $120,000	121,849
(a)	JPMORGAN CHASE & CO, 3.36719%, DUE 07/23/2024, PAR $740,000	727,841
(a)	JPMORGAN CHASE & CO, 4.452%, DUE 12/05/2029, PAR $310,000	316,312
(a)	JPMORGAN CHASE & CO, 2.2%, DUE 10/22/2019, PAR $600,000	597,497
	KELLOGG CO, 4.3%, DUE 05/15/2028, PAR $300,000	300,750
	KENTUCKY HIGHER ED STD LN CO, 2.849%, DUE 06/01/2026, PAR $332,866	331,294
	KENTUCKY HIGHER ED STD LN CO, 2.849%, DUE 06/01/2026, PAR $366,153	364,423
	KEYBANK NA/CLEVELAND OH, 2.5%, DUE 12/15/2019, PAR $250,000	248,743
	KEYBANK NA/CLEVELAND OH, 2.25%, DUE 03/16/2020, PAR $275,000	273,883
	KEYBANK NA/CLEVELAND OH, 2.25%, DUE 03/16/2020, PAR $275,000	273,883
	KEYBANK NA/CLEVELAND OH, 2.35%, DUE 03/08/2019, PAR $250,000	251,522
	KEYBANK NA/CLEVELAND OH, 3.35%, DUE 06/15/2021, PAR $250,000	251,153
	KEYCORP, 4.15%, DUE 10/29/2025, PAR $570,000	583,053
	KIMCO REALTY CORP, 3.4%, DUE 11/01/2022, PAR $600,000	593,981
	KRAFT HEINZ FOODS CO, 3.375%, DUE 06/15/2021, PAR $110,000	109,900
	KRAFT HEINZ FOODS CO, 4%, DUE 06/15/2023, PAR $580,000	579,511
	KRAFT HEINZ FOODS CO, 4%, DUE 06/15/2023, PAR $100,000	99,916
	KUBOTA CREDIT OWNER TRUST 2017-1, 1.66%, DUE 05/15/2020, PAR $709,768	707,406
	LIBERTY PROPERTY LP, 4.125%, DUE 06/15/2022, PAR $440,000	449,109
	LIBERTY PROPERTY LP, 3.375%, DUE 06/15/2023, PAR $830,000	818,793
	M&T BANK CORP, 3.55%, DUE 07/26/2023, PAR $440,000	448,479
	M&T BANK CORP, 3.188%, DUE 07/26/2023, PAR $190,000	187,081
	MAGELLAN MIDSTREAM PARTNERS LP, 6.55%, DUE 07/15/2019, PAR $590,000	616,530
	MAGELLAN MIDSTREAM PARTNERS LP, 5%, DUE 03/01/2026, PAR $450,000	477,876
	MANUFACTURERS & TRADERS TRUST CO, 2.25%, DUE 07/25/2019, PAR $285,000	286,774
	MANUFACTURERS & TRADERS TRUST CO, 2.1%, DUE 02/06/2020, PAR $255,000	254,418
	MANUFACTURERS & TRADERS TRUST CO, 2.1%, DUE 02/06/2020, PAR $250,000	249,430
	MANUFACTURERS & TRADERS TRUST CO, 3.25%, DUE 05/18/2022, PAR $320,000	317,649
	MARATHON OIL CORP, 2.7%, DUE 06/01/2020, PAR $660,000	651,733
	MARATHON OIL CORP, 2.7%, DUE 06/01/2020, PAR $660,000	651,733
	MARATHON PETROLEUM CORP, 3.4%, DUE 12/15/2020, PAR $420,000	420,507
	MARATHON PETROLEUM CORP, 3.4%, DUE 12/15/2020, PAR $550,000	550,664

	MARSH & MCLENNAN COS INC, 3.3%, DUE 03/14/2023, PAR $350,000	349,506
	MARSH & MCLENNAN COS INC, 2.75%, DUE 01/30/2022, PAR $230,000	228,085
	MARSH & MCLENNAN COS INC, 2.75%, DUE 01/30/2022, PAR $230,000	228,085
	MASSACHUSETTS INSTITUTE OF TECHNOLOGY, 3.959%, DUE 07/01/2038, PAR $300,000	313,925
	MASSMUTUAL GLOBAL FUNDING II, 1.55%, DUE 10/11/2019, PAR $500,000	495,556
	MAXIM INTEGRATED PRODUCTS INC, 3.375%, DUE 03/15/2023, PAR $290,000	291,836
	MAXIM INTEGRATED PRODUCTS INC, 3.45%, DUE 06/15/2027, PAR $90,000	84,083
	MCCORMICK & CO INC/MD, 2.7%, DUE 08/15/2022, PAR $290,000	284,159
	MCCORMICK & CO INC/MD, 3.15%, DUE 08/15/2024, PAR $230,000	224,447
	MCDONALD'S CORP, 3.35%, DUE 04/01/2023, PAR $350,000	351,161
	MCDONALD'S CORP, 3.35%, DUE 04/01/2023, PAR $260,000	260,863
	MEDTRONIC INC, 2.5%, DUE 03/15/2020, PAR $280,000	280,628
	MEDTRONIC INC, 3.15%, DUE 03/15/2022, PAR $290,000	291,889
	MEDTRONIC INC, 3.15%, DUE 03/15/2022, PAR $240,000	241,563
	MERCEDES-BENZ AUTO LEASE TRUST 2017-A, 1.53%, DUE 08/15/2019, PAR $62,870	62,875
	MERCEDES-BENZ AUTO RECEIVABLES TRUST 2018-1, 3.03%, DUE 01/17/2023, PAR $1,040,000	1,043,276
	MERCEDES-BENZ AUTO RECEIVABLES TRUST 2018-1, 3.03%, DUE 01/17/2023, PAR $3,125,000	3,134,843
	METROPOLITAN LIFE GLOBAL FUNDING I, 1.95%, DUE 09/15/2021, PAR $350,000	339,928
	METROPOLITAN LIFE GLOBAL FUNDING I, 1.95%, DUE 09/15/2021, PAR $250,000	242,806
	METROPOLITAN LIFE GLOBAL FUNDING I, 2.05%, DUE 06/12/2020, PAR $530,000	522,094
	METROPOLITAN LIFE GLOBAL FUNDING I, 2.4%, DUE 01/08/2021, PAR $150,000	149,446
	MICROCHIP TECHNOLOGY INC, 3.922%, DUE 06/01/2021, PAR $270,000	268,719
	MICROCHIP TECHNOLOGY INC, 4.333%, DUE 06/01/2023, PAR $250,000	244,756
	MIDAMERICAN ENERGY CO, 2.4%, DUE 03/15/2019, PAR $530,000	533,172
	MISSOURI HIGHER ED LN AUTH, %, DUE 08/26/2030, PAR $1,053,116	1,060,716
	MISSOURI HIGHER ED LN AUTH, 2.86513%, DUE 05/25/2032, PAR $407,199	405,973
	MISSOURI HIGHER ED LN AUTH, 2.86513%, DUE 05/25/2032, PAR $407,199	405,973
	MITSUBISHI UFJ FINANCIAL GROUP INC, 2.665%, DUE 07/25/2022, PAR $190,000	186,842
	MITSUBISHI UFJ FINANCIAL GROUP INC, 3.455%, DUE 03/02/2023, PAR $80,000	80,423
	MITSUBISHI UFJ FINANCIAL GROUP INC, 3.535%, DUE 07/26/2021, PAR $370,000	377,022
	MITSUBISHI UFJ FINANCIAL GROUP INC, 3.368%, DUE 07/26/2023, PAR $130,000	129,345
	MITSUBISHI UFJ FINANCIAL GROUP INC, 3.761%, DUE 07/26/2023, PAR $450,000	459,362
	MMAF EQUIPMENT FINANCE LLC 2017-A, 2.04%, DUE 02/16/2022, PAR $1,755,000	1,740,019
	MMAF EQUIPMENT FINANCE LLC 2017-A, 2.41%, DUE 08/16/2024, PAR $1,100,000	1,081,669
	MMAF EQUIPMENT FINANCE LLC 2017-B, 2.41%, DUE 11/15/2024, PAR $1,090,000	1,071,032
	MMAF EQUIPMENT FINANCE LLC 2018-A, 3.2%, DUE 09/12/2022, PAR $800,000	805,204
	MMAF EQUIPMENT FINANCE LLC 2018-A, 3.39%, DUE 01/10/2025, PAR $355,000	360,057
	MONDELEZ INTERNATIONAL INC, 3.625%, DUE 05/07/2023, PAR $240,000	241,596
	MONONGAHELA POWER CO, 4.1%, DUE 04/15/2024, PAR $430,000	447,180
(a)	MORGAN STANLEY, 3.399%, DUE 07/22/2022, PAR $450,000	446,700
(a)	MORGAN STANLEY, 3.875%, DUE 01/27/2026, PAR $430,000	426,537
(a)	MORGAN STANLEY, 3.649%, DUE 01/20/2022, PAR $405,000	406,586
(a)	MORGAN STANLEY, 3.649%, DUE 01/20/2022, PAR $405,000	406,586
(a)	MORGAN STANLEY, 3.625%, DUE 01/20/2027, PAR $580,000	560,634
(a)	MORGAN STANLEY, 2.65%, DUE 01/27/2020, PAR $610,000	612,336
(a)	MORGAN STANLEY, 3.7%, DUE 10/23/2024, PAR $430,000	425,863
(a)	MORGAN STANLEY BAML TRUST 2014 C19, 3.526%, DUE 12/15/2047, PAR $730,000	733,682
(a)	MORGAN STANLEY CAPITAL I TRUST 2011-C3, 4.118%, DUE 07/15/2049, PAR $950,000	974,782
(a)	MORGAN STANLEY CAPITAL I TRUST 2011-C3, 4.118%, DUE 07/15/2049, PAR $950,000	974,782
	MPLX LP, 3.375%, DUE 03/15/2023, PAR $110,000	107,863
	MPLX LP, 4%, DUE 03/15/2028, PAR $120,000	113,883
	NATIONAL AUSTRALIA BANK LTD/NEW YORK, 3.7%, DUE 11/04/2021, PAR $360,000	364,403
	NATIONAL RETAIL PROPERTIES INC, 4.3%, DUE 10/15/2028, PAR $150,000	152,424
	NAVIENT STUDENT LOAN TRUST 2015-2, 2.92625%, DUE 08/27/2029, PAR $379,618	379,803
	NAVIENT STUDENT LOAN TRUST 2015-2, 2.92625%, DUE 08/27/2029, PAR $379,618	379,803
	NAVIENT STUDENT LOAN TRUST 2016-6, 3.25625%, DUE 03/25/2066, PAR $600,000	603,533
	NAVIENT STUDENT LOAN TRUST 2016-6, 3.25625%, DUE 03/25/2066, PAR $600,000	603,533
	NELNET STUDENT LOAN TRUST 2010-2, 3.67163%, DUE 09/25/2048, PAR $778,272	788,779

NEW HAMP HIGHER ED LN CO, 3.00625%, DUE 10/25/2028, PAR $231,084	231,350
NEW HAMP HIGHER ED LN CO, 3.00625%, DUE 10/25/2028, PAR $231,084	231,350
NEW YORK HOSPITAL FOR SPECIAL SURGERY, 3.737%, DUE 04/01/2028, PAR $80,000	81,373
NEW YORK LIFE GLOBAL FUNDING, 1.95%, DUE 02/11/2020, PAR $375,000	373,594
NEW YORK LIFE GLOBAL FUNDING, 1.95%, DUE 02/11/2020, PAR $375,000	373,594
NEW YORK LIFE GLOBAL FUNDING, 2%, DUE 04/13/2021, PAR $240,000	234,896
NEW YORK LIFE GLOBAL FUNDING, 3.28713%, DUE 06/10/2022, PAR $270,000	266,861
NEW YORK LIFE GLOBAL FUNDING, 2.3%, DUE 06/10/2022, PAR $130,000	125,483
NEW YORK LIFE GLOBAL FUNDING, 3.25%, DUE 08/06/2021, PAR $260,000	263,736
NEW YORK STATE URBAN DEVELOPMENT CORP, 3.27%, DUE 03/15/2027, PAR $500,000	495,829
NEW YORK STATE URBAN DEVELOPMENT CORP, 3.2%, DUE 03/15/2022, PAR $600,000	609,451
NISSAN AUTO LEASE TRUST 2017-A, 1.64%, DUE 09/16/2019, PAR $222,732	222,602
NISSAN AUTO LEASE TRUST 2017-B, 1.83%, DUE 12/16/2019, PAR $542,955	541,493
NISSAN AUTO LEASE TRUST 2018-A, 3.25%, DUE 09/15/2021, PAR $1,045,000	1,047,749
NISSAN AUTO RECEIVABLES 2018-B OWNER TRUST, 3.06%, DUE 03/15/2023, PAR $940,000	944,907
NISSAN AUTO RECEIVABLES 2018-B OWNER TRUST, 3.06%, DUE 03/15/2023, PAR $3,140,000	3,156,391
NORFOLK SOUTHERN CORP, 5.9%, DUE 06/15/2019, PAR $350,000	354,651
NORFOLK SOUTHERN CORP, 3%, DUE 04/01/2022, PAR $540,000	540,407
NORFOLK SOUTHERN CORP, 3.65%, DUE 08/01/2025, PAR $100,000	102,032
NORTHROP GRUMMAN CORP, 5.05%, DUE 08/01/2019, PAR $150,000	154,811
NORTHROP GRUMMAN CORP, 2.08%, DUE 10/15/2020, PAR $80,000	78,807
NORTHROP GRUMMAN CORP, 2.93%, DUE 01/15/2025, PAR $270,000	259,847
OCCIDENTAL PETROLEUM CORP, 2.6%, DUE 04/15/2022, PAR $480,000	470,816
OCCIDENTAL PETROLEUM CORP, 2.6%, DUE 04/15/2022, PAR $480,000	470,816
OHIO PHASE IN RECOV FUND, 2.049%, DUE 07/01/2020, PAR $420,753	423,976
OHIO PHASE IN RECOV FUND, 2.049%, DUE 07/01/2020, PAR $420,753	423,976
ORACLE CORP, 2.625%, DUE 02/15/2023, PAR $260,000	256,159
ORACLE CORP, 2.95%, DUE 11/15/2024, PAR $400,000	391,062
ORANGE SA, 1.625%, DUE 11/03/2019, PAR $780,000	772,284
ORLANDO HEALTH OBLIGATED GROUP, 3.777%, DUE 10/01/2028, PAR $345,000	349,845
OVERSEAS PRIVATE INVESTMENT CORP, 0%, DUE 02/11/2019, PAR $730,000	747,383
PACCAR FINANCIAL CORP, 3.15%, DUE 08/09/2021, PAR $420,000	426,142
PACIFICORP, 2.95%, DUE 06/01/2023, PAR $140,000	138,974
PACKAGING CORP OF AMERICA, 4.5%, DUE 11/01/2023, PAR $410,000	423,353
PACKAGING CORP OF AMERICA, 2.45%, DUE 12/15/2020, PAR $225,000	221,163
PACKAGING CORP OF AMERICA, 3.4%, DUE 12/15/2027, PAR $180,000	169,077
PARKER-HANNIFIN CORP, 3.3%, DUE 11/21/2024, PAR $580,000	574,805
PHEAA STUDENT LOAN TRUST 2014-2, 2.88513%, DUE 02/25/2043, PAR $1,389,036	1,385,920
PHILLIPS 66, 4.3%, DUE 04/01/2022, PAR $560,000	580,932
PNC BANK NA, 2.3%, DUE 06/01/2020, PAR $290,000	286,651
PNC BANK NA, 2.3%, DUE 06/01/2020, PAR $290,000	286,651
PNC BANK NA, 2.45%, DUE 11/05/2020, PAR $250,000	247,889
PNC BANK NA, 2.625%, DUE 02/17/2022, PAR $650,000	641,642
PNC BANK NA, 2%, DUE 05/19/2020, PAR $860,000	848,625
PNC BANK NA, 2.45%, DUE 07/28/2022, PAR $600,000	587,373
POMONA REDEVELOPMENT AGENCY SUCCESSOR AGENCY, 3.277%, DUE 02/01/2020, PAR $500,000	504,356
PPL ELECTRIC UTILITIES CORP, 3%, DUE 09/15/2021, PAR $370,000	373,937
PPL ELECTRIC UTILITIES CORP, 3%, DUE 09/15/2021, PAR $500,000	505,321
PROVIDENCE ST JOSEPH HEALTH OBLIGATED GROUP, 2.746%, DUE 10/01/2026, PAR $450,000	421,878
PUBLIC SERVICE CO OF COLORADO, 3.2%, DUE 11/15/2020, PAR $410,000	413,544
PUBLIC SERVICE CO OF NEW HAMPSHIRE, 3.5%, DUE 11/01/2023, PAR $410,000	415,905
PUBLIC SERVICE ELECTRIC & GAS CO, 2.375%, DUE 05/15/2023, PAR $590,000	572,393
PUBLIC SERVICE ELECTRIC & GAS CO, 1.9%, DUE 03/15/2021, PAR $460,000	451,763
PUBLIC SERVICE ELECTRIC & GAS CO, 3.25%, DUE 09/01/2023, PAR $430,000	436,541
PUBLIC SERVICE ELECTRIC & GAS CO, 3.65%, DUE 09/01/2028, PAR $180,000	184,326
REALTY INCOME CORP, 3.25%, DUE 10/15/2022, PAR $460,000	458,674
REALTY INCOME CORP, 3.25%, DUE 10/15/2022, PAR $600,000	598,270
RECKITT BENCKISER TREASURY SERVICES PLC, 2.375%, DUE 06/24/2022, PAR $260,000	249,841

REGIONS BANK/BIRMINGHAM AL, 3.374%, DUE 08/13/2021, PAR $490,000	494,329
REGIONS FINANCIAL CORP, 3.8%, DUE 08/14/2023, PAR $390,000	396,378
RELX CAPITAL INC, 3.5%, DUE 03/16/2023, PAR $210,000	210,479
ROCHE HOLDINGS INC, 2.25%, DUE 09/30/2019, PAR $500,000	499,552
ROCHE HOLDINGS INC, 1.75%, DUE 01/28/2022, PAR $585,000	565,750
ROGERS COMMUNICATIONS INC, 3.625%, DUE 12/15/2025, PAR $440,000	429,697
ROLLS-ROYCE PLC, 2.375%, DUE 10/14/2020, PAR $550,000	543,858
ROPER TECHNOLOGIES INC, 3.65%, DUE 09/15/2023, PAR $370,000	374,882
ROYAL BANK OF CANADA, 1.875%, DUE 02/05/2020, PAR $812,000	809,712
ROYAL BANK OF CANADA, 1.875%, DUE 02/05/2020, PAR $813,000	810,709
ROYAL BANK OF CANADA, 2.1%, DUE 10/14/2020, PAR $405,000	401,203
ROYAL BANK OF CANADA, 2.3%, DUE 03/22/2021, PAR $225,000	223,322
ROYAL BANK OF CANADA, 2.3%, DUE 03/22/2021, PAR $225,000	223,322
ROYAL BANK OF CANADA, 3.35%, DUE 10/22/2021, PAR $590,000	599,943
ROYAL BANK OF CANADA, 2.2%, DUE 09/23/2019, PAR $300,000	300,162
ROYAL BANK OF CANADA, 3.7%, DUE 10/05/2023, PAR $1,100,000	1,114,135
ROYAL BANK OF CANADA, 3.06825%, DUE 10/05/2023, PAR $780,000	773,521
RYDER SYSTEM INC, 3.5%, DUE 06/01/2021, PAR $170,000	170,715
SBA SMALL BUSINESS INVESTMENT COS, 3.644%, DUE 09/10/2023, PAR $181,963	188,561
SBA SMALL BUSINESS INVESTMENT COS, 3.644%, DUE 09/10/2023, PAR $185,047	191,756
SBA SMALL BUSINESS INVESTMENT COS, 3.191%, DUE 03/10/2024, PAR $843,090	865,126
SBA SMALL BUSINESS INVESTMENT COS, 3.191%, DUE 03/10/2024, PAR $843,090	865,126
SBA SMALL BUSINESS INVESTMENT COS, 2.517%, DUE 03/10/2025, PAR $768,274	768,259
SBA SMALL BUSINESS INVESTMENT COS, 2.829%, DUE 09/10/2025, PAR $1,593,855	1,610,802
SBA SMALL BUSINESS INVESTMENT COS, 2.507%, DUE 03/10/2026, PAR $7,894,333	7,878,076
SBA SMALL BUSINESS INVESTMENT COS, 2.518%, DUE 09/10/2027, PAR $731,973	724,789
SBA SMALL BUSINESS INVESTMENT COS, 3.548%, DUE 09/11/2028, PAR $1,600,000	1,661,615
SCHLUMBERGER FINANCE CANADA LTD, 2.2%, DUE 11/20/2020, PAR $145,000	142,062
SCHLUMBERGER FINANCE CANADA LTD, 2.65%, DUE 11/20/2022, PAR $170,000	165,498
SCHLUMBERGER INVESTMENT SA, 2.4%, DUE 08/01/2022, PAR $600,000	582,131
SCHLUMBERGER INVESTMENT SA, 2.4%, DUE 08/01/2022, PAR $650,000	630,642
SEASONED CREDIT RISK TRANSFER TRUST SERIES 2018-2, 3.5%, DUE 11/25/2057, PAR $457,316	459,805
SEASONED CREDIT RISK TRANSFER TRUST SERIES 2018-3, 3.5%, DUE 08/25/2057, PAR $330,700	332,505
SEMPRA ENERGY, 2.4%, DUE 02/01/2020, PAR $170,000	169,414
SHELL INTERNATIONAL FINANCE BV, 2.125%, DUE 05/11/2020, PAR $170,000	168,913
SHELL INTERNATIONAL FINANCE BV, 3.5%, DUE 11/13/2023, PAR $620,000	629,810
SHELL INTERNATIONAL FINANCE BV, 3.01813%, DUE 11/13/2023, PAR $670,000	659,376
SHERWIN-WILLIAMS CO/THE, 2.75%, DUE 06/01/2022, PAR $510,000	494,854
SHERWIN-WILLIAMS CO/THE, 3.125%, DUE 06/01/2024, PAR $110,000	105,319
SIEMENS FINANCIERINGSMAATSCHAPPIJ NV, 2.15%, DUE 05/27/2020, PAR $490,000	484,192
SIEMENS FINANCIERINGSMAATSCHAPPIJ NV, 2.15%, DUE 05/27/2020, PAR $590,000	583,006
SIMON PROPERTY GROUP LP, 3.375%, DUE 03/15/2022, PAR $280,000	283,176
SIMON PROPERTY GROUP LP, 2.5%, DUE 09/01/2020, PAR $580,000	578,562
SIMON PROPERTY GROUP LP, 2.35%, DUE 01/30/2022, PAR $120,000	117,724
SIMON PROPERTY GROUP LP, 2.35%, DUE 01/30/2022, PAR $175,000	171,681
SIMON PROPERTY GROUP LP, 2.625%, DUE 06/15/2022, PAR $200,000	194,773
SLCC STUDENT LOAN TRUST I, 3.72625%, DUE 10/25/2027, PAR $343,839	346,064
SLCC STUDENT LOAN TRUST I, 3.72625%, DUE 10/25/2027, PAR $343,839	346,064
SOUTHERN CALIFORNIA EDISON CO, 3.875%, DUE 06/01/2021, PAR $505,000	511,009
SOUTHERN CALIFORNIA EDISON CO, 3.875%, DUE 06/01/2021, PAR $505,000	511,009
SOUTHWESTERN PUBLIC SERVICE CO, 3.3%, DUE 06/15/2024, PAR $155,000	154,687
STANLEY BLACK & DECKER INC, 3.4%, DUE 12/01/2021, PAR $630,000	634,567
STANLEY BLACK & DECKER INC, 2.9%, DUE 11/01/2022, PAR $300,000	296,078
STATE STREET CORP, 2.55%, DUE 08/18/2020, PAR $100,000	100,102
STATE STREET CORP, 2.653%, DUE 05/15/2023, PAR $95,000	92,855
STATE STREET CORP, 2.653%, DUE 05/15/2023, PAR $420,000	410,515
STATE STREET CORP, 3.776%, DUE 12/03/2024, PAR $200,000	201,063
STUDENT LOAN CORP, 3.20625%, DUE 07/25/2036, PAR $393,916	395,258

STUDENT LOAN CORP, 3.20625%, DUE 07/25/2036, PAR $394,287	395,630
SUMITOMO MITSUI FINANCIAL GROUP INC, 3.23644%, DUE 10/16/2023, PAR $560,000	559,287
SUMITOMO MITSUI FINANCIAL GROUP INC, 3.936%, DUE 10/16/2023, PAR $410,000	420,569
SUNTRUST BANK/ATLANTA GA, 2.25%, DUE 01/31/2020, PAR $190,000	189,539
SUNTRUST BANK/ATLANTA GA, 3.502%, DUE 08/02/2022, PAR $205,000	207,478
SUNTRUST BANK/ATLANTA GA, 3.525%, DUE 10/26/2021, PAR $170,000	171,285
SUNTRUST BANKS INC, 2.7%, DUE 01/27/2022, PAR $220,000	217,104
SUNTRUST BANKS INC, 2.7%, DUE 01/27/2022, PAR $220,000	217,104
SUNTRUST BANKS INC, 4%, DUE 05/01/2025, PAR $60,000	60,593
SUTTER HEALTH, 3.695%, DUE 08/15/2028, PAR $275,000	279,592
TAGUA LEASING LLC, 1.581%, DUE 11/16/2024, PAR $1,050,848	1,016,625
TEVA PHARMACEUTICAL FINANCE NETHERLANDS III BV, 1.7%, DUE 07/19/2019, PAR $252,000	250,016
TEVA PHARMACEUTICAL FINANCE NETHERLANDS III BV, 2.2%, DUE 07/21/2021, PAR $230,000	213,668
TEXAS A&M UNIVERSITY, 2.396%, DUE 05/15/2023, PAR $900,000	883,774
TEXAS INSTRUMENTS INC, 2.625%, DUE 05/15/2024, PAR $380,000	368,492
THERMO FISHER SCIENTIFIC INC, 3%, DUE 04/15/2023, PAR $390,000	381,896
TORONTO-DOMINION BANK/THE, 1.95%, DUE 04/02/2020, PAR $270,000	268,457
TORONTO-DOMINION BANK/THE, 1.95%, DUE 04/02/2020, PAR $200,000	198,857
TORONTO-DOMINION BANK/THE, 2.25%, DUE 03/15/2021, PAR $280,000	278,065
TORONTO-DOMINION BANK/THE, 2.25%, DUE 09/25/2019, PAR $700,000	701,329
TORONTO-DOMINION BANK/THE, 2.25%, DUE 09/25/2019, PAR $1,250,000	1,252,373
TORONTO-DOMINION BANK/THE, 3.5%, DUE 07/19/2023, PAR $330,000	337,469
TORONTO-DOMINION BANK/THE, 3.35%, DUE 10/22/2021, PAR $1,100,000	1,118,542
TOYOTA AUTO RECEIVABLES 2017-B OWNER TRUST, 1.46%, DUE 01/15/2020, PAR $269,143	269,020
TOYOTA AUTO RECEIVABLES 2018-C OWNER TRUST, 3.02%, DUE 12/15/2022, PAR $550,000	551,650
TOYOTA MOTOR CORP, 3.419%, DUE 07/20/2023, PAR $730,000	741,387
TOYOTA MOTOR CREDIT CORP, 2.15%, DUE 03/12/2020, PAR $300,000	298,478
TOYOTA MOTOR CREDIT CORP, 2.6%, DUE 01/11/2022, PAR $80,000	79,709
TOYOTA MOTOR CREDIT CORP, 2.95%, DUE 04/13/2021, PAR $320,000	322,093
TRANS-ALLEGHENY INTERSTATE LINE CO, 3.85%, DUE 06/01/2025, PAR $200,000	199,796
TYCO ELECTRONICS GROUP SA, 3.45%, DUE 08/01/2024, PAR $170,000	167,911
UBS AG/LONDON, 2.2%, DUE 06/08/2020, PAR $250,000	246,289
UBS AG/LONDON, 2.45%, DUE 12/01/2020, PAR $200,000	196,671
UBS AG/STAMFORD CT, 2.375%, DUE 08/14/2019, PAR $400,000	401,994
UBS GROUP FUNDING SWITZERLAND AG, 3.56613%, DUE 08/15/2023, PAR $500,000	491,774
UDR INC, 3.75%, DUE 07/01/2024, PAR $430,000	435,243
UNILEVER CAPITAL CORP, 1.8%, DUE 05/05/2020, PAR $580,000	572,992
UNILEVER CAPITAL CORP, 2.6%, DUE 05/05/2024, PAR $220,000	212,966
UNILEVER CAPITAL CORP, 3%, DUE 03/07/2022, PAR $220,000	220,470
UNILEVER CAPITAL CORP, 3.25%, DUE 03/07/2024, PAR $540,000	542,131
UNION ELECTRIC CO, 2.95%, DUE 06/15/2027, PAR $230,000	219,944
UNION PACIFIC CORP, 4.163%, DUE 07/15/2022, PAR $295,000	307,727
UNION PACIFIC CORP, 2.95%, DUE 01/15/2023, PAR $362,000	360,198
UNION PACIFIC CORP, 3.2%, DUE 06/08/2021, PAR $310,000	312,046
UNION PACIFIC CORP, 3.5%, DUE 06/08/2023, PAR $410,000	411,696
UNITED PARCEL SERVICE INC, 2.5%, DUE 04/01/2023, PAR $225,000	220,304
UNITED TECHNOLOGIES CORP, 1.95%, DUE 11/01/2021, PAR $205,000	197,456
UNITED TECHNOLOGIES CORP, 1.9%, DUE 05/04/2020, PAR $210,000	206,713
UNITED TECHNOLOGIES CORP, 2.8%, DUE 05/04/2024, PAR $570,000	539,807
UNITED TECHNOLOGIES CORP, 3.35%, DUE 08/16/2021, PAR $220,000	222,168
UNITED TECHNOLOGIES CORP, 3.65%, DUE 08/16/2023, PAR $230,000	232,247
UNITED TECHNOLOGIES CORP, 3.95%, DUE 08/16/2025, PAR $230,000	231,626
UNITEDHEALTH GROUP INC, 2.125%, DUE 03/15/2021, PAR $210,000	206,928
UNITEDHEALTH GROUP INC, 2.125%, DUE 03/15/2021, PAR $210,000	206,928
UNITEDHEALTH GROUP INC, 3.15%, DUE 06/15/2021, PAR $80,000	80,218
UNITEDHEALTH GROUP INC, 3.5%, DUE 06/15/2023, PAR $500,000	505,089
UNITEDHEALTH GROUP INC, 3.5%, DUE 06/15/2023, PAR $280,000	282,850
UNITEDHEALTH GROUP INC, 3.5%, DUE 02/15/2024, PAR $120,000	120,931

UNIVERSITY OF CALIFORNIA, 1.9%, DUE 05/15/2020, PAR $750,000	742,903
UNIVERSITY OF NORTH CAROLINA AT CHAPEL HILL, 3.327%, DUE 12/01/2036, PAR $175,000	166,807
US BANK NA/CINCINNATI OH, 2%, DUE 01/24/2020, PAR $645,000	644,603
US BANK NA/CINCINNATI OH, 2.05%, DUE 10/23/2020, PAR $300,000	295,960
US BANK NA/CINCINNATI OH, 3.05%, DUE 07/24/2020, PAR $1,150,000	1,163,935
US BANK NA/CINCINNATI OH, 3.4%, DUE 07/24/2023, PAR $850,000	860,859
USAA CAPITAL CORP, 2%, DUE 06/01/2021, PAR $490,000	477,094
USAA CAPITAL CORP, 2%, DUE 06/01/2021, PAR $500,000	486,830
USAA CAPITAL CORP, 3%, DUE 07/01/2020, PAR $240,000	243,422
VENTAS REALTY LP, 3.125%, DUE 06/15/2023, PAR $420,000	409,998
VENTAS REALTY LP, 4.4%, DUE 01/15/2029, PAR $150,000	151,744
VERIZON COMMUNICATIONS INC, 4.6%, DUE 04/01/2021, PAR $315,000	328,844
VERIZON COMMUNICATIONS INC, 3.5%, DUE 11/01/2024, PAR $440,000	436,529
VERIZON COMMUNICATIONS INC, 1.75%, DUE 08/15/2021, PAR $300,000	291,678
VERIZON COMMUNICATIONS INC, 3.376%, DUE 02/15/2025, PAR $510,000	501,413
VERIZON OWNER TRUST 2017-3, 2.06%, DUE 04/20/2022, PAR $740,000	731,567
VERIZON OWNER TRUST 2018-A, 3.23%, DUE 04/20/2023, PAR $865,000	871,158
VERIZON OWNER TRUST 2018-A, 3.23%, DUE 04/20/2023, PAR $1,565,000	1,576,141
VERMONT STD ASST CORP, 3.25563%, DUE 04/30/2035, PAR $333,926	333,680
VERMONT STD ASST CORP, 3.25563%, DUE 04/30/2035, PAR $1,168,742	1,167,880
VIRGINIA COLLEGE BUILDING AUTHORITY, 2%, DUE 02/01/2019, PAR $765,000	770,855
VODAFONE GROUP PLC, 3.75%, DUE 01/16/2024, PAR $280,000	282,131
VODAFONE GROUP PLC, 4.125%, DUE 05/30/2025, PAR $160,000	158,631
VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2018-1, 3.02%, DUE 11/21/2022, PAR $390,000	390,432
VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2018-1, 3.02%, DUE 11/21/2022, PAR $435,000	435,482
VOLKSWAGEN GROUP OF AMERICA FINANCE LLC, 2.4%, DUE 05/22/2020, PAR $100,000	98,705
VOLKSWAGEN GROUP OF AMERICA FINANCE LLC, 2.4%, DUE 05/22/2020, PAR $100,000	98,705
VORNADO REALTY LP, 3.5%, DUE 01/15/2025, PAR $135,000	132,314
WASHINGTON & CLACKAMAS SCHOOL, 3.227%, DUE 06/15/2028, PAR $500,000	501,807
WEC ENERGY GROUP INC, 3.375%, DUE 06/15/2021, PAR $210,000	210,183
WELLTOWER INC, 3.95%, DUE 09/01/2023, PAR $190,000	193,288
WESTPAC BANKING CORP, 2.3%, DUE 05/26/2020, PAR $300,000	297,196
WESTPAC BANKING CORP, 2.25%, DUE 11/09/2020, PAR $575,000	571,263
WESTPAC BANKING CORP, 2.25%, DUE 11/09/2020, PAR $500,000	496,751
WESTROCK RKT CO, 4.45%, DUE 03/01/2019, PAR $500,000	508,231
WESTROCK RKT CO, 4.9%, DUE 03/01/2022, PAR $475,000	496,617
WESTROCK RKT CO, 3.5%, DUE 03/01/2020, PAR $100,000	101,077
WHEELS SPV 2 LLC, 3.06%, DUE 04/20/2027, PAR $1,210,000	1,211,089
WHEELS SPV 2 LLC, 3.06%, DUE 04/20/2027, PAR $1,875,000	1,876,688
WISCONSIN PUBLIC SERVICE CORP, 3.35%, DUE 11/21/2021, PAR $320,000	324,315
WORLD OMNI AUTO RECEIVABLES TRUST 2017-A, 1.93%, DUE 09/15/2022, PAR $2,200,000	2,180,107
WORLD OMNI AUTO RECEIVABLES TRUST 2018-B, 2.87%, DUE 07/17/2023, PAR $565,000	564,470
WORLD OMNI AUTO RECEIVABLES TRUST 2018-C, 3.13%, DUE 11/15/2023, PAR $1,295,000	1,303,493
WORLD OMNI AUTOMOBILE LEASE SEC TRUST 2018-B, 3.19%, DUE 12/15/2021, PAR $815,000	820,777
XCEL ENERGY INC, 2.4%, DUE 03/15/2021, PAR $210,000	208,273
XCEL ENERGY INC, 2.4%, DUE 03/15/2021, PAR $210,000	208,273
Total Corporate Debt Securities	321,398,642

Government Bonds
BERGEN COUNTY IMPROVEMENT AUTHORITY/THE, 2.25%, DUE 03/01/2019, PAR $375,000	$377,359
CA DEPT OF WATER RESOURCES , 2%, DUE 05/01/2022, PAR $750,000	730,945
CITY & COUNTY OF DENVER CO, 3.443%, DUE 08/01/2025, PAR $570,000	584,012
CITY & COUNTY OF HONOLULU HI, 3.803%, DUE 09/01/2031, PAR $450,000	$462,449
CITY OF HOUSTON TX, 2.768%, DUE 03/01/2022, PAR $215,000	216,969
CITY OF HOUSTON TX, 3.625%, DUE 03/01/2029, PAR $255,000	260,950
CITY OF HOUSTON TX COMBINED UTILITY SYSTEM REVENUE, 3.923%, DUE 11/15/2030, PAR $255,000	263,255
COOS COUNTY SCHOOL DISTRICT NO 13 NORTH BEND, 2.006%, DUE 06/15/2020, PAR $505,000	499,501
COOS COUNTY SCHOOL DISTRICT NO 13 NORTH BEND, 2.006%, DUE 06/15/2020, PAR $500,000	494,556

COUNTY OF FREDERICK MD, 1.66%, DUE 08/01/2020, PAR $500,000	495,388
DALLAS TX WATER SEWER, 2.289%, DUE 10/01/2024, PAR $1,255,000	1,224,519
IRAQ GOVERNMENT AID BOND, 2.149%, DUE 01/18/2022, PAR $910,000	902,402
MD COMM DEV ADMIN HOUSING REV, 2.857%, DUE 09/01/2040, PAR $390,000	387,591
MO STATE HIGHER ED STD ASST, 3.47013%, DUE 05/20/2030, PAR $681,213	687,506
MSN 41079 AND 41084 LTD, 1.717%, DUE 07/13/2024, PAR $836,251	815,115
NORTH CAROLINA STATE EDUCATION ASSISTANCE AUTH, %, DUE 07/25/2039, PAR $590,665	592,526
NORTH CAROLINA STATE EDUCATION ASSISTANCE AUTH, %, DUE 07/25/2039, PAR $591,026	592,888
NYC TRANSIT FIN AUTH FUTURE TAX REV, 2.75%, DUE 05/01/2024, PAR $350,000	342,371
NYC TRANSIT FIN AUTH FUTURE TAX REV, 2.5%, DUE 11/01/2020, PAR $750,000	749,675
NYC TRANSIT FIN AUTH FUTURE TAX REV, 3.43%, DUE 08/01/2026, PAR $500,000	502,727
PETROLEOS MEXICANOS, 2%, DUE 12/20/2022, PAR $280,000	275,322
PETROLEOS MEXICANOS, 2%, DUE 12/20/2022, PAR $280,000	275,322
PETROLEOS MEXICANOS, 2.83%, DUE 02/15/2024, PAR $1,196,250	1,211,416
PETROLEOS MEXICANOS, 3.04613%, DUE 02/15/2024, PAR $708,750	710,324
PETROLEOS MEXICANOS, 3.04613%, DUE 02/15/2024, PAR $708,750	710,324
PETROLEOS MEXICANOS, 2.378%, DUE 04/15/2025, PAR $650,000	644,958
PETROLEOS MEXICANOS, 2.378%, DUE 04/15/2025, PAR $650,000	644,958
PHOENIX 2012 LLC, 1.607%, DUE 07/03/2024, PAR $1,017,356	990,034
SAN JOSE REDEVELOPMENT AGENCY SUCCESSOR AGENCY, 2.259%, DUE 08/01/2020, PAR $705,000	705,340
SAN JOSE REDEVELOPMENT AGENCY SUCCESSOR AGENCY, 3.25%, DUE 08/01/2029, PAR $370,000	361,069
SANTA ANA COMMUNITY REDEVELOPMENT AGENCY, 3.467%, DUE 09/01/2022, PAR $325,000	333,487
SANTA ANA COMMUNITY REDEVELOPMENT AGENCY, 4.017%, DUE 09/01/2028, PAR $660,000	695,280
STATE OF CALIFORNIA, 2.193%, DUE 04/01/2047, PAR $470,000	469,207
STATE OF MAINE, 3.125%, DUE 06/01/2019, PAR $550,000	552,395
STATE OF MISSISSIPPI, 2.779%, DUE 11/01/2028, PAR $485,000	487,156
STATE OF OREGON, 5.762%, DUE 06/01/2023, PAR $199,834	214,930
STATE OF OREGON, 5.892%, DUE 06/01/2027, PAR $440,000	512,952
STATE OF TEXAS, 4.631%, DUE 04/01/2033, PAR $500,000	550,034
STATE OF TEXAS, 1.6%, DUE 08/01/2019, PAR $380,000	380,185
STATE OF TEXAS, 3.419%, DUE 10/01/2026, PAR $640,000	656,785
STATE OF UTAH, 4.554%, DUE 07/01/2024, PAR $500,000	538,310
STATE OF UTAH, 4.554%, DUE 07/01/2024, PAR $500,000	538,310
STATE OF WASHINGTON, 3.45%, DUE 08/01/2029, PAR $720,000	722,891
STATE OF WISCONSIN, 2.049%, DUE 05/01/2023, PAR $425,000	409,613
TEXAS TRANSPORTATION COMMISSION STATE HIGHWAY FUND, 5.178%, DUE 04/01/2030, PAR $500,000	574,428
UNITED STATES SMALL BUSINESS ADMINISTRATION, 4.14%, DUE 02/01/2030, PAR $507,501	537,872
UNITED STATES SMALL BUSINESS ADMINISTRATION, 4.14%, DUE 02/01/2030, PAR $507,501	537,872
UNITED STATES SMALL BUSINESS ADMINISTRATION, 2.09%, DUE 11/01/2032, PAR $441,748	428,473
UNITED STATES SMALL BUSINESS ADMINISTRATION, 2.81%, DUE 06/01/2037, PAR $558,725	546,740
UNITED STATES SMALL BUSINESS ADMINISTRATION, 2.98%, DUE 07/01/2037, PAR $435,178	436,185
UNITED STATES SMALL BUSINESS ADMINISTRATION, 3.6%, DUE 06/01/2038, PAR $667,458	683,130
UNITED STATES SMALL BUSINESS ADMINISTRATION, 3.54%, DUE 07/01/2038, PAR $900,000	931,028
UNITED STATES TREASURY INFLATION INDEXED BONDS, 0.375%, DUE 07/15/2027, PAR $724,000	711,326
UNITED STATES TREASURY INFLATION INDEXED BONDS, 0.5%, DUE 01/15/2028, PAR $1,186,000	1,163,169
UNITED STATES TREASURY INFLATION INDEXED BONDS, 0.125%, DUE 04/15/2021, PAR $1,607,000	1,667,759
UNITED STATES TREASURY INFLATION INDEXED BONDS, 0.375%, DUE 01/15/2027, PAR $1,075,000	1,070,896
UNITED STATES TREASURY INFLATION INDEXED BONDS, 0.125%, DUE 04/15/2022, PAR $13,943,000	14,029,287
UNITED STATES TREASURY NOTE/BOND, 2%, DUE 10/31/2022, PAR $1,575,000	1,552,464
UNITED STATES TREASURY NOTE/BOND, 2.25%, DUE 11/15/2027, PAR $2,725,000	2,640,248
UNITED STATES TREASURY NOTE/BOND, 2.625%, DUE 06/15/2021, PAR $3,500,000	3,515,911
UNITED STATES TREASURY NOTE/BOND, 2.875%, DUE 10/31/2020, PAR $3,000,000	3,033,522
UNITED STATES TREASURY NOTE/BOND, 2.875%, DUE 11/15/2021, PAR $3,050,000	3,095,340
UNITED STATES TREASURY NOTE/BOND, 3.125%, DUE 11/15/2028, PAR $2,100,000	2,186,839
UNITED STATES TREASURY NOTE/BOND, 2.625%, DUE 12/15/2021, PAR $3,000,000	3,017,154
UNITED STATES TREASURY NOTE/BOND, 2%, DUE 11/30/2022, PAR $3,150,000	3,098,199
UNITED STATES TREASURY NOTE/BOND, 2.125%, DUE 12/31/2022, PAR $3,125,000	3,081,115
UNITED STATES TREASURY NOTE/BOND, 2.25%, DUE 02/15/2027, PAR $9,325,000	9,133,974

UNITED STATES TREASURY NOTE/BOND, 2.5%, DUE 06/30/2020, PAR $13,900,000	13,890,104
UTAH STATE BOARD OF REGENTS, 3.056%, DUE 12/26/2038, PAR $862,031	863,478
UTAH STATE BOARD OF REGENTS, 3.10625%, DUE 02/25/2043, PAR $1,185,445	1,188,287
Total Government Bonds	98,388,106

Mortgage Backed Securities
CITIGROUP COMMERCIAL MORTGAGE TRUST 2013-GC11, 2.69%, DUE 04/10/2046, PAR $992,117	988,619
CITIGROUP COMMERCIAL MORTGAGE TRUST 2014-GC21, 3.855%, DUE 05/10/2047, PAR $880,000	901,686
COMM 2012-CCRE5 MORTGAGE TRUST, 2.771%, DUE 12/10/2045, PAR $1,000,000	$984,475
COMM 2012-CCRE5 MORTGAGE TRUST, 2.771%, DUE 12/10/2045, PAR $1,000,000	984,475
COMM 2013-CCRE10 MORTGAGE TRUST, 4.21%, DUE 08/10/2046, PAR $475,000	495,114
COMM 2013-CCRE6 MORTGAGE TRUST, 3.101%, DUE 03/10/2046, PAR $1,000,000	996,972
COMM 2013-CCRE7 MORTGAGE TRUST, 3.213%, DUE 03/10/2046, PAR $1,969,143	1,972,277
COMM 2013-CCRE7 MORTGAGE TRUST, 3.213%, DUE 03/10/2046, PAR $471,087	471,837
COMM 2013-LC6 MORTGAGE TRUST, 2.941%, DUE 01/10/2046, PAR $1,000,000	992,119
COMM 2014-CCRE17 MORTGAGE TRUST, 3.977%, DUE 05/10/2047, PAR $1,350,000	1,393,921
DIGITAL REALTY TRUST LP, 4.45%, DUE 07/15/2028, PAR $250,000	254,797
FANNIE MAE POOL, 2%, DUE 05/01/2023, PAR $483,056	476,260
FANNIE MAE POOL, 2%, DUE 09/01/2023, PAR $613,408	612,409
FANNIE MAE POOL, 2%, DUE 12/01/2022, PAR $380,805	380,187
FANNIE MAE POOL, 2.3%, DUE 01/01/2022, PAR $1,875,219	1,853,688
FANNIE MAE POOL, 2.3%, DUE 01/01/2022, PAR $935,656	924,913
FANNIE MAE POOL, 2.32%, DUE 09/01/2022, PAR $372,710	367,382
FANNIE MAE POOL, 2.5%, DUE 01/01/2028, PAR $805,610	796,493
FANNIE MAE POOL, 2.5%, DUE 10/01/2023, PAR $279,552	280,509
FANNIE MAE POOL, 2.545%, DUE 08/01/2042, PAR $368,958	369,512
FANNIE MAE POOL, 2.598%, DUE 07/01/2042, PAR $1,101,796	1,105,079
FANNIE MAE POOL, 2.61%, DUE 03/01/2026, PAR $540,239	524,806
FANNIE MAE POOL, 2.63%, DUE 09/01/2025, PAR $540,650	529,196
FANNIE MAE POOL, 2.632%, DUE 07/01/2045, PAR $2,189,406	2,197,875
FANNIE MAE POOL, 2.648%, DUE 06/01/2045, PAR $512,523	514,467
FANNIE MAE POOL, 2.65%, DUE 08/01/2024, PAR $1,990,601	1,957,684
FANNIE MAE POOL, 2.71%, DUE 06/01/2022, PAR $3,103,561	3,090,221
FANNIE MAE POOL, 2.794%, DUE 05/01/2047, PAR $3,163,254	3,169,553
FANNIE MAE POOL, 2.804%, DUE 10/01/2047, PAR $71,910	72,049
FANNIE MAE POOL, 2.805%, DUE 09/01/2047, PAR $144,325	144,627
FANNIE MAE POOL, 2.841%, DUE 09/01/2047, PAR $129,103	129,528
FANNIE MAE POOL, 2.856%, DUE 03/01/2044, PAR $270,920	275,024
FANNIE MAE POOL, 3%, DUE 01/01/2049, PAR $6,725,000	6,562,170
FANNIE MAE POOL, 3%, DUE 02/01/2031, PAR $1,360,114	1,364,424
FANNIE MAE POOL, 3%, DUE 05/01/2027, PAR $112,388	113,018
FANNIE MAE POOL, 3%, DUE 10/01/2027, PAR $323,575	322,906
FANNIE MAE POOL, 3.02%, DUE 12/01/2024, PAR $932,872	934,482
FANNIE MAE POOL, 3.039%, DUE 06/01/2047, PAR $3,606,581	3,640,737
FANNIE MAE POOL, 3.094%, DUE 06/01/2047, PAR $3,488,451	3,526,790
FANNIE MAE POOL, 3.449%, DUE 04/01/2048, PAR $1,282,632	1,308,867
FANNIE MAE POOL, 3.5%, DUE 01/01/2049, PAR $3,170,000	3,173,449
FANNIE MAE POOL, 3.5%, DUE 07/01/2047, PAR $3,939,192	3,955,007
FANNIE MAE POOL, 3.5%, DUE 08/01/2056, PAR $1,007,349	1,007,388
FANNIE MAE POOL, 3.5%, DUE 12/01/2031, PAR $1,713,142	1,749,966
FANNIE MAE POOL, 3.5%, DUE 12/01/2031, PAR $2,692,081	2,749,946
FANNIE MAE POOL, 3.62%, DUE 01/01/2026, PAR $730,000	748,820
FANNIE MAE POOL, 3.62%, DUE 01/01/2026, PAR $790,000	810,557
FANNIE MAE POOL, 4%, DUE 01/01/2041, PAR $185,717	191,400
FANNIE MAE POOL, 4%, DUE 02/01/2057, PAR $1,099,370	1,125,271
FANNIE MAE POOL, 4%, DUE 04/01/2041, PAR $1,321,655	1,361,930
FANNIE MAE POOL, 4%, DUE 04/01/2048, PAR $365,000	373,367
FANNIE MAE POOL, 4%, DUE 06/01/2026, PAR $1,206,068	1,240,125

FANNIE MAE POOL, 4%, DUE 06/01/2047, PAR $2,479,040	2,536,267
FANNIE MAE POOL, 4%, DUE 07/01/2056, PAR $2,186,106	2,244,314
FANNIE MAE POOL, 4%, DUE 07/01/2056, PAR $533,547	546,106
FANNIE MAE POOL, 4%, DUE 08/01/2046, PAR $839,291	866,805
FANNIE MAE POOL, 4%, DUE 08/01/2051, PAR $2,602,683	2,669,513
FANNIE MAE POOL, 4%, DUE 10/01/2047, PAR $1,595,250	1,632,035
FANNIE MAE POOL, 4%, DUE 11/01/2025, PAR $828,385	851,676
FANNIE MAE POOL, 4%, DUE 11/01/2040, PAR $1,107,646	1,141,510
FANNIE MAE POOL, 4.5%, DUE 01/01/2051, PAR $3,851,064	4,015,677
FANNIE MAE POOL, 4.5%, DUE 06/01/2056, PAR $1,047,895	1,092,439
FANNIE MAE POOL, 4.5%, DUE 06/01/2056, PAR $1,437,247	1,498,336
FANNIE MAE POOL, 4.5%, DUE 06/01/2056, PAR $784,139	817,471
FANNIE MAE POOL, 4.5%, DUE 08/01/2048, PAR $1,032,487	1,073,771
FANNIE MAE POOL, 4.5%, DUE 11/01/2048, PAR $3,982,377	4,166,183
FANNIE MAE POOL, 4.5%, DUE 12/01/2022, PAR $36,513	37,325
FANNIE MAE POOL, 4.5%, DUE 12/01/2022, PAR $36,513	37,325
FANNIE MAE POOL, 5%, DUE 03/01/2025, PAR $560,259	584,280
FANNIE MAE POOL, 5%, DUE 06/01/2020, PAR $94,781	96,828
FANNIE MAE POOL, 5%, DUE 06/01/2023, PAR $239,307	244,841
FANNIE MAE POOL, 5%, DUE 08/01/2056, PAR $1,985,972	2,110,349
FANNIE MAE POOL, 5%, DUE 08/01/2056, PAR $2,633,572	2,798,506
FANNIE MAE POOL, 5.5%, DUE 09/01/2023, PAR $275,169	292,389
FANNIE MAE POOL, 5.5%, DUE 09/01/2023, PAR $275,169	292,389
FANNIE MAE-ACES, 2.17135%, DUE 09/25/2019, PAR $2,052,638	2,043,359
FANNIE MAE-ACES, 2.263%, DUE 02/25/2023, PAR $638,747	630,081
FANNIE MAE-ACES, 2.79088%, DUE 04/25/2024, PAR $809,333	813,594
FEDERAL REALTY INVESTMENT TRUST, 2.75%, DUE 06/01/2023, PAR $500,000	482,873
FEDERAL REALTY INVESTMENT TRUST, 2.75%, DUE 06/01/2023, PAR $520,000	502,188
FEDERAL REALTY INVESTMENT TRUST, 3.95%, DUE 01/15/2024, PAR $325,000	335,172
FHLMC K710 A2 MULTIFAM, 1.883%, DUE 05/25/2019, PAR $916,813	914,924
FN 3.12 MULTIFAM FWD JAN 2019, 3.12%, DUE 01/01/2024, PAR $640,000	641,809
FN 3.58 MULTIFAM FWD FEB 2019, 3.58%, DUE 06/01/2025, PAR $410,000	414,601
FREDDIE MAC GOLD POOL, 2.5%, DUE 01/01/2028, PAR $662,372	656,365
FREDDIE MAC GOLD POOL, 2.5%, DUE 04/01/2023, PAR $428,380	429,634
FREDDIE MAC GOLD POOL, 2.5%, DUE 04/01/2023, PAR $473,455	474,839
FREDDIE MAC GOLD POOL, 3.5%, DUE 02/01/2047, PAR $1,269,237	1,275,183
FREDDIE MAC GOLD POOL, 3.5%, DUE 04/01/2047, PAR $3,717,504	3,740,968
FREDDIE MAC GOLD POOL, 3.5%, DUE 08/01/2046, PAR $2,177,821	2,196,290
FREDDIE MAC GOLD POOL, 3.5%, DUE 12/01/2047, PAR $795,136	799,662
FREDDIE MAC GOLD POOL, 4%, DUE 01/01/2048, PAR $778,684	796,794
FREDDIE MAC GOLD POOL, 4%, DUE 06/01/2048, PAR $3,708,392	3,804,619
FREDDIE MAC GOLD POOL, 4%, DUE 07/01/2026, PAR $413,977	426,336
FREDDIE MAC GOLD POOL, 4%, DUE 09/01/2047, PAR $1,447,801	1,481,656
FREDDIE MAC GOLD POOL, 4%, DUE 09/01/2047, PAR $2,407,717	2,471,583
FREDDIE MAC GOLD POOL, 4%, DUE 10/01/2047, PAR $1,587,843	1,624,810
FREDDIE MAC GOLD POOL, 4.5%, DUE 06/01/2025, PAR $600,336	622,684
FREDDIE MAC GOLD POOL, 4.5%, DUE 08/01/2048, PAR $2,112,197	2,195,200
FREDDIE MAC GOLD POOL, 4.5%, DUE 11/01/2048, PAR $1,750,654	1,830,792
FREDDIE MAC GOLD POOL, 4.5%, DUE 11/01/2048, PAR $2,929,544	3,074,940
FREDDIE MAC GOLD POOL, 5%, DUE 02/01/2025, PAR $284,389	291,740
FREDDIE MAC GOLD POOL, 5%, DUE 04/01/2023, PAR $119,467	124,462
FREDDIE MAC GOLD POOL, 5%, DUE 10/01/2020, PAR $221,199	225,850
FREDDIE MAC MULTIFAM STRUCT PT CERT, 2.355%, DUE 04/25/2021, PAR $638,789	637,040
FREDDIE MAC MULTIFAM STRUCT PT CERT, 2.87012%, DUE 01/25/2021, PAR $511,602	512,739
FREDDIE MAC NON GOLD POOL, 2.304%, DUE 10/01/2043, PAR $400,571	395,564
FREDDIE MAC NON GOLD POOL, 2.408%, DUE 08/01/2045, PAR $773,343	770,897
FREDDIE MAC NON GOLD POOL, 2.422%, DUE 09/01/2046, PAR $789,522	783,594
FREDDIE MAC NON GOLD POOL, 2.68%, DUE 08/01/2045, PAR $2,118,599	2,126,208

	FREDDIE MAC NON GOLD POOL, 2.81%, DUE 05/01/2047, PAR $1,565,521	1,566,769
	FREDDIE MAC NON GOLD POOL, 2.975%, DUE 05/01/2047, PAR $1,311,170	1,318,119
	FREDDIE MAC NON GOLD POOL, 3%, DUE 08/01/2047, PAR $527,796	531,332
	FREDDIE MAC NON GOLD POOL, 3.072%, DUE 09/01/2047, PAR $2,045,748	2,063,515
	FREDDIE MAC NON GOLD POOL, 3.493%, DUE 08/01/2048, PAR $1,183,864	1,207,220
	GAHR COMMERCIAL MORTGAGE TRUST 2015-NRF, 3.2349%, DUE 12/15/2034, PAR $828,000	827,628
	GAHR COMMERCIAL MORTGAGE TRUST 2015-NRF, 3.2349%, DUE 12/15/2034, PAR $828,000	827,628
	GINNIE MAE I POOL, 5%, DUE 10/15/2019, PAR $5,398	5,430
	GINNIE MAE I POOL, 5%, DUE 10/15/2019, PAR $5,398	5,430
	GINNIE MAE II POOL, 3.961%, DUE 08/20/2062, PAR $724,616	730,519
	GNMA, 2.96356%, DUE 10/20/2065, PAR $1,677,564	1,689,690
	GNMA, 3.31356%, DUE 12/20/2066, PAR $2,828,477	2,893,310
	GNMA, 3.5%, DUE 01/20/2039, PAR $352,867	359,308
	GNMA, 3.5%, DUE 02/20/2039, PAR $208,488	211,693
	GNMA, 4%, DUE 06/20/2040, PAR $119,359	123,292
	GNMA, 4%, DUE 09/20/2038, PAR $169,613	171,060
	GNMA, 4%, DUE 12/16/2038, PAR $73,690	74,078
	GNMA, 4.25%, DUE 05/20/2039, PAR $45,389	46,155
	GNMA, 4.25%, DUE 05/20/2039, PAR $45,389	46,155
	GNMA, 4.25%, DUE 10/20/2038, PAR $98,203	99,511
	GNMA, 4.25%, DUE 10/20/2038, PAR $98,203	99,511
	GNMA, 4.5%, DUE 04/20/2040, PAR $9,095	9,165
	GNMA, 4.5%, DUE 04/20/2040, PAR $9,095	9,165
	GNMA, 4.5%, DUE 05/20/2040, PAR $183,981	190,026
	GNMA, 4.5%, DUE 07/20/2038, PAR $10,727	10,825
	GNMA, 4.5%, DUE 07/20/2038, PAR $10,727	10,825
	GS MORTGAGE SECURITIES TRUST 2011-GC5, 3.707%, DUE 08/10/2044, PAR $1,000,000	1,015,877
	GS MORTGAGE SECURITIES TRUST 2013-GC13, 4.04896%, DUE 07/10/2046, PAR $465,000	483,858
	GS MORTGAGE SECURITIES TRUST 2013-GC16, 4.271%, DUE 11/10/2046, PAR $1,620,000	1,691,802
	GS MORTGAGE SECURITIES TRUST 2014-GC26, 3.629%, DUE 11/10/2047, PAR $1,045,000	1,063,612
	HELIOS LEASING I LLC, 1.562%, DUE 09/28/2024, PAR $503,837	485,202
(a)	JPMBB COMMERCIAL MORTGAGE SEC TRUST 2014-C26, 3.4943%, DUE 01/15/2048, PAR $540,000	542,074
(a)	JPMBB COMML MTG SEC TR, 4.131%, DUE 11/15/2045, PAR $335,000	346,937
(a)	JPMORGAN CHASE COMML MTG SEC TR, 2.5539%, DUE 04/15/2046, PAR $847,509	835,479
(a)	JPMORGAN CHASE COMML MTG SEC TR, 4.1664%, DUE 12/15/2046, PAR $1,575,000	1,634,283
(a)	JPMORGAN COMM MTG SEC TR, 2.3791%, DUE 10/15/2045, PAR $796,596	785,205
(a)	JPMORGAN COMM MTG SEC TR, 4.3878%, DUE 07/15/2046, PAR $877,202	902,861
(a)	MORGAN STANLEY BAML TRUST, 2.657%, DUE 05/15/2046, PAR $867,594	857,620
(a)	MORGAN STANLEY BAML TRUST, 2.858%, DUE 11/15/2045, PAR $1,053,737	1,041,197
	TOWD POINT MORTGAGE TRUST 2015-6, 3.5%, DUE 04/25/2055, PAR $397,544	397,563
	TOWD POINT MORTGAGE TRUST 2015-6, 3.5%, DUE 04/25/2055, PAR $397,544	397,563
	TOWD POINT MORTGAGE TRUST 2016-1, 2.75%, DUE 02/25/2055, PAR $324,435	320,709
	TOWD POINT MORTGAGE TRUST 2016-1, 2.75%, DUE 02/25/2055, PAR $324,435	320,709
	TOWD POINT MORTGAGE TRUST 2016-3, 2.25%, DUE 04/25/2056, PAR $250,477	245,196
	TOWD POINT MORTGAGE TRUST 2016-3, 2.25%, DUE 04/25/2056, PAR $250,477	245,196
	TOWD POINT MORTGAGE TRUST 2016-4, 2.25%, DUE 07/25/2056, PAR $120,561	117,305
	TOWD POINT MORTGAGE TRUST 2016-4, 2.25%, DUE 07/25/2056, PAR $120,561	117,305
	TOWD POINT MORTGAGE TRUST 2017-1, 2.75%, DUE 10/25/2056, PAR $259,460	254,400
	TOWD POINT MORTGAGE TRUST 2017-1, 2.75%, DUE 10/25/2056, PAR $269,190	263,939
	TOWD POINT MORTGAGE TRUST 2017-5, 2.91513%, DUE 02/25/2057, PAR $96,144	95,669
	TOWD POINT MORTGAGE TRUST 2017-6, 2.75%, DUE 10/25/2057, PAR $860,601	842,556
	TOWD POINT MORTGAGE TRUST 2018-2, 3.25%, DUE 03/25/2058, PAR $1,438,489	1,421,131
	TOWD POINT MORTGAGE TRUST 2018-2, 3.25%, DUE 03/25/2058, PAR $678,014	669,833
	TOWD POINT MORTGAGE TRUST 2018-3, 3.75%, DUE 05/25/2058, PAR $725,640	727,452
	TOWD POINT MORTGAGE TRUST 2018-3, 3.75%, DUE 05/25/2058, PAR $734,826	736,660
	UBS-BARCLAYS COMMERCIAL MORTGAGE TRUST 2012-C4, 2.8502%, DUE 12/10/2045, PAR $900,000	891,957
	WFRBS COMMERCIAL MORTGAGE TRUST 2012-C10, 2.875%, DUE 12/15/2045, PAR $630,000	621,771
	WFRBS COMMERCIAL MORTGAGE TRUST 2013-C11, 3.071%, DUE 03/15/2045, PAR $1,000,000	995,088

WFRBS COMMERCIAL MORTGAGE TRUST 2013-C17, 4.023%, DUE 12/15/2046, PAR $2,000,000	2,067,117
Total Mortgage Backed Securities	$177,226,244

Net Assets Pending Settlement	$(15,671,438)

Subtotal Stable Value Fund	$643,212,069

TOTAL - INVESTMENT CONTRACTS	$643,212,069
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE	$7,401,263
TOTAL - INVESTMENT CONTRACTS AT CONTRACT VALUE	$650,613,332

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF ASSETS (HELD AT END OF YEAR (continued)
DECEMBER 31, 2018

	Identity of Issuer, Borrower, Lessor or Similar Party	Current Value

	Cash Equivalents
	MONEYMRKT DREYFUS INS DEPOSIT PROGRAM I	$14,032,787
(a)	JPMORGAN MONEY MARKET FUND	4,394,631
	Total Cash Equivalents	$18,427,418

	Common / Collective Trusts
	MELLON CAPITAL REIT INDEX FUND	$28,663,650
	MELLON CAPITAL EMERGING MARKETS STOCK INDEX FUND	29,657,890
	MELLON CAPITAL AGGREGATE BOND INDEX FUND	500,674,213
	MELLON CAPITAL INTERNATIONAL STOCK INDEX FUND	513,687,288
	MELLON CAPITAL SMALL CAP STOCK	155,591,639
	MELLON CAPITAL STOCK INDEX FUND	791,410,430
	MELLON CAPITAL MID CAP STOCK INDEX FUND	261,037,193
	MELLON CAPITAL TREASURY INFLATION PROTECTED SECURITIES FUND	21,154,104
(a)	JPMCB STRATEGIC PROPERTY FUND	56,341,266
(a)	JPMCB LIQUIDITY FUND	16,275,892
	COLUMBIA TRUST FOCUSED LARGE CAP GROWTH FUND	144,736,195
	Total Common / Collective Trusts	$2,519,229,760

	AEP Stock
	AMERICAN ELECTRIC POWER COMPANY, INC. COMMON STOCK $6.50 PAR VALUE	$324,279,969
	Total AEP Stock	$324,279,969

	Corporate Stocks
	2U INC COMMON STOCK USD 0.001	$1,141,024
	3D SYSTEMS CORP COMMON STOCK USD 0.001	445,893
	3M CO COMMON STOCK USD 0.01	263,898
	AARON'S INC COMMON STOCK USD 0.5	886,142
	ABBOTT LABORATORIES COMMON STOCK USD 0	2,990,122
	ABM INDUSTRIES INC COMMON STOCK USD 0.01	313,779
	ABM INDUSTRIES INC COMMON STOCK USD 0.01	1,567,739
	ACCO BRANDS CORP COMMON STOCK USD 0.01	218,424
	ACTIVISION BLIZZARD INC COMMON STOCK USD 0.000001	1,371,161
	ACTUANT CORP COMMON STOCK USD 0.2	282,420
	ADOBE INC COMMON STOCK USD 0.0001	4,112,591
	ADTALEM GLOBAL EDUCATION INC	1,185,650
	ADVANCED ENERGY INDUSTRIES INC COMMON STOCK USD	562,383
	AECOM COMMON STOCK USD 0.01	269,532
	AECOM COMMON STOCK USD 0.01	508,244
	AEGION CORP COMMON STOCK USD 0.01	88,046
	AERCAP HOLDINGS NV COMMON STOCK USD 0.01	634,590
	AEROVIRONMENT INC COMMON STOCK USD 0.0001	842,580
	AES CORP/VA COMMON STOCK USD 0.01	276,056
	AGCO CORP COMMON STOCK USD 0.01	268,552
	AGIOS PHARMACEUTICALS INC COMMON STOCK USD 0.001	345,917
	AGNC INVESTMENT CORP REIT USD 0.01	358,901
	AIR LEASE CORP COMMON STOCK USD 0.01	493,372
	AIR PRODUCTS & CHEMICALS INC COMMON STOCK USD 1	134,077
	AIRCASTLE LTD COMMON STOCK USD 0.01	203,691
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	265,306
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	257,152
	ALASKA AIR GROUP INC COMMON STOCK USD 0.01	435,503
	ALBEMARLE CORP COMMON STOCK USD 0.01	1,644,700
	ALDER BIOPHARMACEUTICALS INC COMMON STOCK USD	431,525
	ALEXION PHARMACEUTICALS INC COMMON STOCK USD	1,819,269
	ALEXION PHARMACEUTICALS INC COMMON STOCK USD	1,363,040
	ALIBABA GROUP HOLDING LTD ADR	3,148,772

ALLEGHANY CORP COMMON STOCK USD 1	378,355
ALLEGION PLC COMMON STOCK USD 0.01	1,178,194
ALLERGAN PLC COMMON STOCK USD 0.0033	1,486,032
ALLERGAN PLC COMMON STOCK USD 0.0033	593,718
ALLERGAN PLC COMMON STOCK USD 0.0033	975,718
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	247,932
ALLIANCE DATA SYSTEMS CORP COMMON STOCK USD 0.01	434,632
ALLY FINANCIAL INC COMMON STOCK USD 0.1	495,348
ALLY FINANCIAL INC COMMON STOCK USD 0.1	118,897
ALLY FINANCIAL INC COMMON STOCK USD 0.1	1,027,314
ALPHABET INC COMMON STOCK USD 0.001	3,818,284
ALPHABET INC COMMON STOCK USD 0.001	4,279,141
ALPHABET INC COMMON STOCK USD 0.001	1,556,990
ALTICE USA INC COMMON STOCK USD 0.01	471,811
AMAZON.COM INC COMMON STOCK USD 0.01	8,732,454
AMBARELLA INC COMMON STOCK USD 0.00045	1,241,790
AMC NETWORKS INC COMMON STOCK USD	308,865
AMDOCS LTD	335,978
AMEREN CORP COMMON STOCK USD 0.01	225,696
AMERICAN INTERNATIONAL GROUP INC COMMON STOCK USD	556,863
AMERICAN INTERNATIONAL GROUP INC COMMON STOCK USD	2,407,951
AMERICAN TOWER CORP REIT USD 0.01	741,716
AMERIPRISE FINANCIAL INC COMMON STOCK USD 0.01	480,102
AMERISOURCEBERGEN CORP COMMON STOCK USD 0.01	597,804
AMGEN INC COMMON STOCK USD 0.0001	681,345
AMPHENOL CORP COMMON STOCK USD 0.001	808,113
ANSYS INC COMMON STOCK USD 0.01	786,742
ANTERO RESOURCES CORP COMMON STOCK USD	1,070,460
ANTHEM INC COMMON STOCK USD 0.01	631,363
AON PLC COMMON STOCK USD 0.01	981,180
APERGY CORP COMMON STOCK USD 0.01	195,978
APPLE INC COMMON STOCK USD 0.00001	4,494,013
APPLE INC COMMON STOCK USD 0.00001	753,524
APPLIED MATERIALS INC COMMON STOCK USD 0.01	1,671,377
APTIV PLC COMMON STOCK USD 0.01	246,280
ARCHER-DANIELS-MIDLAND CO COMMON STOCK USD 0	120,739
ARES CAPITAL CORP COMMON STOCK USD 0.001	151,983
ARES COMMERCIAL REAL ESTATE CORP REIT USD 0.01	248,711
ARGO GROUP INTERNATIONAL HOLDINGS LTD COMMON STOCK	369,808
ARRAY BIOPHARMA INC COMMON STOCK USD 0.001	1,216,950
ARRIS INTERNATIONAL PLC COMMON STOCK USD 0.01	1,464,303
ARROW ELECTRONICS INC COMMON STOCK USD 1	624,618
ASGN INC COMMON STOCK USD 0.01	434,692
ASHLAND GLOBAL HOLDINGS INC COMMON STOCK USD 0	769,135
ASPEN INSURANCE HOLDINGS LTD COMMON STOCK USD	132,394
ASSURANT INC COMMON STOCK USD 0.01	119,313
ASSURANT INC COMMON STOCK USD 0.01	993,500
ASSURED GUARANTY LTD COMMON STOCK USD 0.01	576,918
ASTRAZENECA PLC ADR USD	2,852,716
ATARA BIOTHERAPEUTICS INC COMMON STOCK USD 0.0001	446,235
ATHENAHEALTH INC COMMON STOCK EUR 0.01	952,007
AUTOLIV INC COMMON STOCK USD 1	237,869
AUTOZONE INC COMMON STOCK USD 0.01	675,702
AVALONBAY COMMUNITIES INC REIT USD 0.01	664,343
AVERY DENNISON CORP COMMON STOCK USD 1	222,150
AVNET INC COMMON STOCK USD 1	286,201
AXIS CAPITAL HOLDINGS LTD COMMON STOCK USD 0.0125	273,782
AXOGEN INC COMMON STOCK USD 0.01	588,404
B&G FOODS INC COMMON STOCK USD 0.01	414,916
BALL CORP COMMON STOCK USD 0	126,629
BANCFIRST CORP COMMON STOCK USD 1	94,175
BANCORPSOUTH BANK COMMON STOCK USD 2.5	195,852
BANK OF AMERICA CORP COMMON STOCK USD 0.01	522,097

BANK OF AMERICA CORP COMMON STOCK USD 0.01	2,380,224
BANK OZK COMMON STOCK USD	287,407
BANKUNITED INC COMMON STOCK USD 0.01	253,352
BELDEN INC COMMON STOCK USD 0.01	376,682
BELDEN INC COMMON STOCK USD 0.01	252,882
BELDEN INC COMMON STOCK USD 0.01	729,717
BERKSHIRE HATHAWAY INC COMMON STOCK USD 0.0033	2,827,893
BERRY GLOBAL GROUP INC COMMON STOCK USD 0.01	162,505
BEST BUY CO INC COMMON STOCK USD 0.1	674,393
BIG LOTS INC COMMON STOCK USD 0.01	145,670
BIOGEN INC COMMON STOCK USD 0.0005	636,446
BIOMARIN PHARMACEUTICAL INC COMMON STOCK USD 0.001	1,614,189
BLACKSTONE MORTGAGE TRUST INC REIT USD 0.01	261,659
BLOOMIN' BRANDS INC COMMON STOCK USD 0.01	181,315
BMC STOCK HOLDINGS INC COMMON STOCK USD 0.01	266,241
BOEING CO/THE COMMON STOCK USD 5	4,123,485
BOEING CO/THE COMMON STOCK USD 5	832,695
BOOKING HOLDINGS INC COMMON STOCK USD 0.008	1,452,000
BOOZ ALLEN HAMILTON HOLDING CORP COMMON STOCK USD	170,635
BOSTON PRIVATE FINANCIAL HOLDINGS INC COMMON STOCK	123,331
BOYD GAMING CORP COMMON STOCK USD 0.01	1,012,824
BP PLC ADR USD	348,257
BRISTOL-MYERS SQUIBB CO COMMON STOCK USD 0.1	806,938
BROOKS AUTOMATION INC COMMON STOCK USD 0.01	211,194
BURLINGTON STORES INC COMMON STOCK USD 0.0001	727,948
CABOT CORP COMMON STOCK USD 1	142,604
CADENCE BANCORP COMMON STOCK USD 0.01	288,398
CADENCE DESIGN SYSTEMS INC COMMON STOCK USD 0.01	811,511
CAE INC COMMON STOCK CAD 0	1,337,715
CALLON PETROLEUM CO COMMON STOCK USD 0.01	205,506
CAMBREX CORP COMMON STOCK USD 0.1	96,628
CAPITAL ONE FINANCIAL CORP COMMON STOCK USD 0.01	2,173,213
CARBONITE INC COMMON STOCK USD 0.01	929,240
CARLISLE COS INC COMMON STOCK USD 1	278,943
CARLISLE COS INC COMMON STOCK USD 1	132,284
CARS.COM INC COMMON STOCK USD 0.01	339,700
CARTER'S INC COMMON STOCK USD 0.01	1,639,501
CASEY'S GENERAL STORES INC COMMON STOCK USD 0	416,968
CATALENT INC COMMON STOCK USD 0.01	411,015
CATERPILLAR INC COMMON STOCK USD 1	1,191,662
CATHAY GENERAL BANCORP COMMON STOCK USD 0.01	196,989
CBS CORP COMMON STOCK USD 0.001	1,773,560
CDK GLOBAL INC COMMON STOCK USD 0.01	429,005
CDW CORP/DE COMMON STOCK USD 0.01	565,567
CDW CORP/DE COMMON STOCK USD 0.01	1,477,542
CELANESE CORP COMMON STOCK USD 0.0001	127,577
CELGENE CORP COMMON STOCK USD 0.01	1,529,956
CELGENE CORP COMMON STOCK USD 0.01	608,150
CENTERSTATE BANK CORP COMMON STOCK USD 0.01	158,831
CHANNELADVISOR CORP COMMON STOCK USD 0.001	425,477
CHATHAM LODGING TRUST REIT USD 0.01	182,081
CHEMED CORP COMMON STOCK USD 1	320,106
CHEVRON CORP COMMON STOCK USD 0.75	348,128
CHUBB LTD COMMON STOCK USD 24.15	1,091,244
CIENA CORP COMMON STOCK USD 0.01	540,525
CIGNA CORP COMMON STOCK USD 0.01	612,302
CIMAREX ENERGY CO COMMON STOCK USD 0.01	261,704
CIMPRESS NV COMMON STOCK USD 0.001	715,356
CINEMARK HOLDINGS INC COMMON STOCK USD 0.001	1,065,659
CISCO SYSTEMS INC COMMON STOCK USD 0.001	747,399
CITIGROUP INC COMMON STOCK USD 0.01	477,286
CITIGROUP INC COMMON STOCK USD 0.01	2,267,213
CITIZENS FINANCIAL GROUP INC COMMON STOCK USD 0.01	471,964

CITRIX SYSTEMS INC COMMON STOCK USD 0.001	782,282
CLEAN HARBORS INC COMMON STOCK USD 0.01	176,180
CLEAN HARBORS INC COMMON STOCK USD 0.01	1,490,419
CLEARWATER PAPER CORP COMMON STOCK USD 0.0001	119,096
COGNEX CORP COMMON STOCK USD 0.002	2,347,269
COHERENT INC COMMON STOCK USD 0.01	197,995
COLFAX CORP COMMON STOCK USD 0.001	369,491
COLONY CAPITAL INC	105,394
COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	103,935
COLUMBIA BANKING SYSTEM INC COMMON STOCK USD 0	139,680
COMCAST CORP COMMON STOCK USD 0.01	2,076,656
COMERICA INC COMMON STOCK USD 5	504,391
COMMSCOPE HOLDING CO INC COMMON STOCK USD 0.01	103,241
CONCHO RESOURCES INC COMMON STOCK USD 0.001	1,089,677
CONOCOPHILLIPS COMMON STOCK USD 0.01	349,160
CONSTELLATION BRANDS INC COMMON STOCK USD 0.01	1,364,397
COOPER COS INC/THE COMMON STOCK USD 0.1	970,409
COOPER TIRE & RUBBER CO COMMON STOCK USD 1	190,844
CORNERSTONE ONDEMAND INC COMMON STOCK USD 0.0001	772,537
CORNING INC COMMON STOCK USD 0.5	781,412
COSTCO WHOLESALE CORP COMMON STOCK USD 0.005	2,862,533
COUSINS PROPERTIES INC REIT USD 1	128,359
CROWN HOLDINGS INC COMMON STOCK USD 5	117,976
CROWN HOLDINGS INC COMMON STOCK USD 5	120,345
CUMMINS INC COMMON STOCK USD 2.5	263,672
CUMMINS INC COMMON STOCK USD 2.5	1,403,220
CURTISS-WRIGHT CORP COMMON STOCK USD 1	185,858
CVB FINANCIAL CORP COMMON STOCK USD 0	57,817
CYBERARK SOFTWARE LTD COMMON STOCK USD 0.01	1,302,417
CYRUSONE INC REIT USD 0.01	1,760,220
CYTOKINETICS INC COMMON STOCK USD 0.001	202,872
DANA INC	911,029
DANAHER CORP COMMON STOCK USD 0.01	702,304
DAVITA INC	585,358
DBV TECHNOLOGIES SA ADR USD 0.1	217,266
DECKERS OUTDOOR CORP COMMON STOCK USD 0.01	761,814
DELTA AIR LINES INC COMMON STOCK USD 0.0001	241,167
DELTA AIR LINES INC COMMON STOCK USD 0.0001	2,040,910
DESCARTES SYSTEMS GROUP INC/THE COMMON STOCK CAD 0	427,091
DEXCOM INC COMMON STOCK USD 0.001	455,599
DIAMONDBACK ENERGY INC COMMON STOCK USD 0.01	461,275
DICK'S SPORTING GOODS INC COMMON STOCK USD 0.01	420,170
DISCOVER FINANCIAL SERVICES COMMON STOCK USD 0.01	496,789
DISCOVERY INC COMMON STOCK USD 0.01	630,222
DISCOVERY INC COMMON STOCK USD 0.01	1,592,520
DOLLAR GENERAL CORP COMMON STOCK USD 0.875	725,109
DONNELLEY FINANCIAL SOLUTIONS INC COMMON STOCK USD	204,782
DOVER CORP COMMON STOCK USD 1	242,862
DOVER CORP COMMON STOCK USD 1	660,970
DR HORTON INC COMMON STOCK USD 0.01	458,067
DUNKIN' BRANDS GROUP INC COMMON STOCK USD 0.001	422,871
E*TRADE FINANCIAL CORP COMMON STOCK USD 0.01	332,259
EAST WEST BANCORP INC COMMON STOCK USD 0.001	372,747
EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	130,650
EASTMAN CHEMICAL CO COMMON STOCK USD 0.01	447,467
EATON CORP PLC COMMON STOCK USD 0.01	1,153,488
EDISON INTERNATIONAL COMMON STOCK USD 0	242,097
EL PASO ELECTRIC CO COMMON STOCK USD 0	399,737
EMERSON ELECTRIC CO COMMON STOCK USD 0.5	267,561
ENCOMPASS HEALTH CORP COMMON STOCK USD 0.01	200,783
ENDOLOGIX INC COMMON STOCK USD 0.001	84,358
ENERGIZER HOLDINGS INC COMMON STOCK 0	288,102
ENERPLUS CORP COMMON STOCK CAD 0	322,770

ENERSYS COMMON STOCK USD 0.01	620,492
ENERSYS COMMON STOCK USD 0.01	349,012
ENGILITY HOLDINGS INC COMMON STOCK USD 0.01	136,295
ENTEGRIS INC COMMON STOCK USD 0.01	313,791
ENTERCOM COMMUNICATIONS CORP COMMON STOCK USD 0.01	135,070
ENTERGY CORP COMMON STOCK USD 0.01	236,779
EOG RESOURCES INC COMMON STOCK USD 0.01	1,680,013
EPR PROPERTIES REIT USD 0.01	1,025,990
EQT CORP COMMON STOCK USD 0	599,852
EQT CORP COMMON STOCK USD 0	1,386,526
EQUITRANS MIDSTREAM CORP COMMON STOCK USD	92,853
EQUITRANS MIDSTREAM CORP COMMON STOCK USD	508,588
EQUITRANS MIDSTREAM CORP COMMON STOCK USD	1,392,992
ESPERION THERAPEUTICS INC COMMON STOCK USD 0.001	432,400
ESSENT GROUP LTD COMMON STOCK USD 0.015	459,448
ESTEE LAUDER COS INC/THE COMMON STOCK USD 0.01	2,357,022
EURONET WORLDWIDE INC COMMON STOCK USD 0.02	1,130,787
EVEREST RE GROUP LTD COMMON STOCK USD 0.01	344,279
EVERGY INC COMMON STOCK USD 0	428,046
EVERSOURCE ENERGY COMMON STOCK USD 5	228,355
EVERTEC INC COMMON STOCK USD 0.01	180,006
EVOQUA WATER TECHNOLOGIES CORP COMMON STOCK USD	449,203
EW SCRIPPS CO/THE COMMON STOCK USD 0.01	630,773
EXACT SCIENCES CORP COMMON STOCK USD 0.01	497,354
EXELON CORP COMMON STOCK USD 0	233,438
EXELON CORP COMMON STOCK USD 0	1,718,310
EXTRACTION OIL & GAS INC COMMON STOCK USD	77,859
EXXON MOBIL CORP COMMON STOCK USD 0	334,131
F5 NETWORKS INC COMMON STOCK USD 0	819,548
FABRINET COMMON STOCK USD 0.01	288,260
FACEBOOK INC COMMON STOCK USD 0.000006	4,112,424
FARFETCH LTD COMMON STOCK USD 0.04	382,129
FARFETCH LTD COMMON STOCK USD 0.04	151,367
FCB FINANCIAL HOLDINGS INC COMMON STOCK EUR 0.001	137,208
FERROGLOBE PLC COMMON STOCK USD 7.5	26,993
FIBROGEN INC COMMON STOCK USD 0.01	782,132
FIDELITY NATIONAL FINANCIAL INC COMMON STOCK USD	108,908
FIDELITY NATIONAL FINANCIAL INC COMMON STOCK USD	785,308
FIFTH THIRD BANCORP COMMON STOCK USD 0	394,250
FINISAR CORP COMMON STOCK USD 0.001	861,840
FIREEYE INC COMMON STOCK USD 0.0001	1,573,991
FIREEYE INC COMMON STOCK USD 0.0001	524,199
FIRST CITIZENS BANCSHARES INC/NC COMMON STOCK USD	233,269
FIRST DATA CORP COMMON STOCK USD 0.01	2,254,103
FIRST HAWAIIAN INC COMMON STOCK USD 0.01	223,907
FIRST HAWAIIAN INC COMMON STOCK USD 0.01	545,260
FIRST MERCHANTS CORP COMMON STOCK USD 0	235,469
FIRST MIDWEST BANCORP INC/IL COMMON STOCK USD 0.01	169,724
FIRST OF LONG ISLAND CORP/THE COMMON STOCK USD 0.1	130,074
FIRSTCASH INC	289,689
FIRSTENERGY CORP COMMON STOCK USD 0.1	233,261
FIRSTENERGY CORP COMMON STOCK USD 0.1	666,475
FISERV INC COMMON STOCK USD 0.01	806,406
FLEETCOR TECHNOLOGIES INC COMMON STOCK USD 0.001	2,180,910
FLEX LTD	123,206
FLUOR CORP COMMON STOCK USD 0.01	256,827
FLUOR CORP COMMON STOCK USD 0.01	1,409,835
FNB CORP/PA COMMON STOCK USD 0.01	164,574
FORMFACTOR INC COMMON STOCK USD 0.001	877,807
FORUM ENERGY TECHNOLOGIES INC COMMON STOCK USD	78,297
FORWARD AIR CORP COMMON STOCK USD 0.01	1,263,086
FRANKLIN RESOURCES INC COMMON STOCK USD 0.1	479,438
FRANK'S INTERNATIONAL NV COMMON STOCK USD 0.01	128,777

FRESH DEL MONTE PRODUCE INC COMMON STOCK USD 0.01	216,435
FRONTDOOR INC COMMON STOCK USD 0.01	989,599
FTI CONSULTING INC COMMON STOCK USD 0.01	389,911
FULTON FINANCIAL CORP COMMON STOCK USD 2.5	106,080
GARMIN LTD COMMON STOCK USD 0.1	684,396
GARTNER INC COMMON STOCK USD 0.0005	781,869
GENERAL MILLS INC COMMON STOCK USD 0.1	677,089
GENESEE & WYOMING INC COMMON STOCK USD 0.01	506,741
GENTEX CORP COMMON STOCK USD 0.06	271,683
GERMAN AMERICAN BANCORP INC COMMON STOCK USD 0	51,097
GILEAD SCIENCES INC COMMON STOCK USD 0.001	615,617
GLOBAL PAYMENTS INC COMMON STOCK USD 0	824,215
GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	1,693,219
GOLDMAN SACHS GROUP INC/THE COMMON STOCK USD 0.01	505,326
GOODYEAR TIRE & RUBBER CO/THE COMMON STOCK USD 0	2,033,857
GRAND CANYON EDUCATION INC COMMON STOCK USD 0.01	1,862,040
GRANITE CONSTRUCTION INC COMMON STOCK USD 0.01	151,820
GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	797,927
GRAPHIC PACKAGING HOLDING CO COMMON STOCK USD 0.01	1,093,112
GREAT WESTERN BANCORP INC COMMON STOCK USD 0.01	462,750
GROUP 1 AUTOMOTIVE INC COMMON STOCK USD 0.01	145,718
GROUPON INC COMMON STOCK USD 0.0001	466,560
GUARANTY BANCORP COMMON STOCK USD 0.001	80,925
GULFPORT ENERGY CORP COMMON STOCK USD 0.01	69,849
HANCOCK WHITNEY CORP COMMON STOCK USD 3.33	197,713
HANESBRANDS INC COMMON STOCK USD 0.01	1,643,034
HANMI FINANCIAL CORP COMMON STOCK USD 0.001	161,619
HANOVER INSURANCE GROUP INC/THE COMMON STOCK USD	273,942
HARTFORD FINANCIAL SERVICES GROUP INC/THE COMMON	554,029
HB FULLER CO COMMON STOCK USD 1	312,856
HD SUPPLY HOLDINGS INC COMMON STOCK USD 0.01	179,158
HEALTHEQUITY INC COMMON STOCK USD 0.0001	359,809
HEARTLAND EXPRESS INC COMMON STOCK USD 0.01	1,537,841
HEICO CORP COMMON STOCK USD 0.01	747,495
HELMERICH & PAYNE INC COMMON STOCK USD 0.1	752,658
HERON THERAPEUTICS INC COMMON STOCK USD 0.01	509,851
HEXCEL CORP COMMON STOCK USD 0.01	1,422,032
HIGHPOINT RESOURCES CORP COMMON STOCK USD 0.001	473,100
HILL-ROM HOLDINGS INC COMMON STOCK USD 0	232,621
HOLOGIC INC COMMON STOCK USD 0.01	656,490
HOME DEPOT INC/THE COMMON STOCK USD 0.05	2,851,353
HOME DEPOT INC/THE COMMON STOCK USD 0.05	719,582
HUNTINGTON BANCSHARES INC/OH COMMON STOCK USD 0.01	167,974
HUNTINGTON INGALLS INDUSTRIES INC COMMON STOCK USD	106,383
HUNTSMAN CORP COMMON STOCK USD 0.01	135,300
HURON CONSULTING GROUP INC COMMON STOCK USD 0.01	376,154
IAC/INTERACTIVECORP COMMON STOCK USD 0.001	2,452,736
ICON PLC COMMON STOCK USD 0.06	408,820
II-VI INC COMMON STOCK USD 0	912,126
ILLUMINA INC COMMON STOCK USD 0.01	2,816,343
IMMUNOGEN INC COMMON STOCK USD 0.01	218,400
IMMUNOMEDICS INC COMMON STOCK USD 0.01	421,964
INGREDION INC COMMON STOCK USD 0.01	124,234
INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	333,580
INSIGHT ENTERPRISES INC COMMON STOCK USD 0.01	160,229
INSULET CORP COMMON STOCK USD 0.001	452,917
INTEGRA LIFESCIENCES HOLDINGS CORP COMMON STOCK	414,920
INTEGRATED DEVICE TECHNOLOGY INC COMMON STOCK	1,210,750
INTEL CORP COMMON STOCK USD 0.001	809,871
INTERCEPT PHARMACEUTICALS INC COMMON STOCK USD	766,004
INTERFACE INC COMMON STOCK USD 0.1	148,100
INTERNATIONAL PAPER CO COMMON STOCK USD 1	120,031
INTERNATIONAL SPEEDWAY CORP COMMON STOCK USD 0.01	473,688

	INTERXION HOLDING NV COMMON STOCK USD 0.1	2,458,864
	INTUITIVE SURGICAL INC COMMON STOCK USD 0.001	1,486,568
	IONIS PHARMACEUTICALS INC COMMON STOCK USD 0.001	1,924,536
	IRIDIUM COMMUNICATIONS INC COMMON STOCK USD 0.001	1,723,230
	ITT INC COMMON STOCK USD 1	419,949
	J2 GLOBAL INC COMMON STOCK USD 0.01	1,205,755
	JACOBS ENGINEERING GROUP INC COMMON STOCK USD 1	269,384
	JAGGED PEAK ENERGY INC COMMON STOCK USD 0.01	103,074
	JAZZ PHARMACEUTICALS PLC COMMON STOCK USD 0.0001	221,393
	JEFFERIES FINANCIAL GROUP INC COMMON STOCK USD 1	311,438
	JOHN BEAN TECHNOLOGIES CORP COMMON STOCK USD 0.01	1,043,327
	JOHNSON & JOHNSON COMMON STOCK USD 1	611,052
	JONES LANG LASALLE INC COMMON STOCK USD 0.01	257,884
(a)	JPMORGAN CHASE & CO COMMON STOCK USD 1	1,346,766
(a)	JPMORGAN CHASE & CO COMMON STOCK USD 1	493,664
	KANSAS CITY SOUTHERN COMMON STOCK USD 0.01	1,331,759
	KAR AUCTION SERVICES INC COMMON STOCK USD 0.01	679,087
	KBR INC COMMON STOCK USD 0.001	195,999
	KENNAMETAL INC COMMON STOCK USD 1.25	1,249,964
	KERING SA ADR USD	2,470,113
	KEYSIGHT TECHNOLOGIES INC COMMON STOCK USD	853,538
	KIRBY CORP COMMON STOCK USD 0.1	1,696,596
	KOSMOS ENERGY LTD COMMON STOCK USD 0.01	217,509
	LAKELAND FINANCIAL CORP COMMON STOCK USD 0	54,417
	LAM RESEARCH CORP COMMON STOCK USD 0.001	2,866,379
	LAMAR ADVERTISING CO REIT USD 0.001	782,703
	LAS VEGAS SANDS CORP COMMON STOCK USD 0.001	1,655,190
	LA-Z-BOY INC COMMON STOCK USD 1	270,034
	LCI INDUSTRIES COMMON STOCK USD 0.01	458,983
	LEAR CORP COMMON STOCK USD 0.01	259,726
	LEGG MASON INC COMMON STOCK USD 0.1	162,210
	LENNAR CORP COMMON STOCK USD 0.1	1,419,188
	LEXICON PHARMACEUTICALS INC COMMON STOCK USD 0.001	190,568
	LIBERTY MEDIA CORP-LIBERTY SIRIUSXM TRACKING STK	436,364
	LIBERTY MEDIA CORP-LIBERTY SIRIUSXM TRACKING STK	662,400
	LINCOLN NATIONAL CORP COMMON STOCK USD 0	495,193
	LIONS GATE ENTERTAINMENT CORP COMMON STOCK USD 0	354,129
	LIONS GATE ENTERTAINMENT CORP COMMON STOCK USD 0	57,615
	LITHIA MOTORS INC COMMON STOCK USD 0	503,702
	LOCKHEED MARTIN CORP COMMON STOCK USD 1	755,932
	LOGMEIN INC COMMON STOCK USD 0.01	2,297,745
	LPL FINANCIAL HOLDINGS INC COMMON STOCK USD	176,949
	LPL FINANCIAL HOLDINGS INC COMMON STOCK USD	1,471,356
	LULULEMON ATHLETICA INC COMMON STOCK USD 0.005	475,495
	LUMENTUM HOLDINGS INC COMMON STOCK USD 0.001	2,030,721
	LYONDELLBASELL INDUSTRIES NV COMMON STOCK USD 0.04	126,486
	MACROGENICS INC COMMON STOCK USD 0.01	331,470
	MADISON SQUARE GARDEN CO/THE COMMON STOCK USD 0.01	1,204,650
	MANPOWERGROUP INC COMMON STOCK USD 0.01	90,331
	MARATHON OIL CORP COMMON STOCK USD 1	323,267
	MARRIOTT INTERNATIONAL INC/MD COMMON STOCK USD	2,555,394
	MARSH & MCLENNAN COS INC COMMON STOCK USD 1	1,854,188
	MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD	326,885
	MARVELL TECHNOLOGY GROUP LTD COMMON STOCK USD	706,371
	MASCO CORP COMMON STOCK USD 1	269,213
	MASIMO CORP COMMON STOCK USD 0.001	497,338
	MASTERCARD INC COMMON STOCK USD 0.0001	5,758,730
	MAXIMUS INC COMMON STOCK USD 0	99,002
	MCKESSON CORP COMMON STOCK USD 0.01	632,345
	MEDICINES CO/THE COMMON STOCK USD 0.001	685,212
	MEDIDATA SOLUTIONS INC COMMON STOCK USD 0.01	760,498
	MEDNAX INC COMMON STOCK USD 0.01	271,227
	MEDNAX INC COMMON STOCK USD 0.01	947,034

MERCK & CO INC COMMON STOCK USD 0.5	730,330
MERCK & CO INC COMMON STOCK USD 0.5	678,402
MERCK & CO INC COMMON STOCK USD 0.5	3,061,443
METHODE ELECTRONICS INC COMMON STOCK USD 0.5	239,305
METLIFE INC COMMON STOCK USD 0.01	549,383
MFA FINANCIAL INC REIT USD 0.01	399,329
MFA FINANCIAL INC REIT USD 0.01	491,514
MGM GROWTH PROPERTIES LLC REIT USD	465,628
MICROSOFT CORP COMMON STOCK USD 0.00000625	5,319,322
MICROSOFT CORP COMMON STOCK USD 0.00000625	776,401
MICROSOFT CORP COMMON STOCK USD 0.00000625	1,691,141
MIDDLEBY CORP/THE COMMON STOCK USD 0.01	1,447,979
MILACRON HOLDINGS CORP COMMON STOCK USD 0.01	166,615
MINERALS TECHNOLOGIES INC COMMON STOCK USD 0.1	357,429
MODERNA INC COMMON STOCK USD 0.0001	43,336
MODINE MANUFACTURING CO COMMON STOCK USD 0.625	225,702
MOLINA HEALTHCARE INC COMMON STOCK USD 0.001	553,091
MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	1,178,160
MONDELEZ INTERNATIONAL INC COMMON STOCK USD 0	1,851,326
MONSTER BEVERAGE CORP COMMON STOCK USD 0.005	1,257,571
MOOG INC-CLASS A	356,098
MORGAN STANLEY COMMON STOCK USD 0.01	499,352
MOSAIC CO/THE COMMON STOCK USD 0.01	268,031
MOTOROLA SOLUTIONS INC COMMON STOCK USD 0.01	743,719
MSA SAFETY INC COMMON STOCK USD 0	308,357
MSC INDUSTRIAL DIRECT CO INC COMMON STOCK USD	1,885,232
MULTI-COLOR CORP COMMON STOCK USD 0	1,120,389
MURPHY OIL CORP COMMON STOCK USD 1	294,714
MURPHY OIL CORP COMMON STOCK USD 1	698,004
MYRIAD GENETICS INC COMMON STOCK USD 0.01	700,587
NATIONAL CINEMEDIA INC COMMON STOCK USD 0.01	620,421
NATIONAL GENERAL HOLDINGS CORP COMMON STOCK USD	607,948
NATIONAL OILWELL VARCO INC COMMON STOCK USD 0.01	337,210
NATIONAL STORAGE AFFILIATES TRUST REIT USD 0.01	409,574
NAVIENT CORP COMMON STOCK USD 0.01	472,242
NAVIGANT CONSULTING INC COMMON STOCK USD 0.001	265,368
NCR CORP COMMON STOCK USD 0.01	295,493
NELNET INC COMMON STOCK USD 0.01	445,780
NETFLIX INC COMMON STOCK USD 0.001	5,653,782
NEUROCRINE BIOSCIENCES INC COMMON STOCK USD 0.001	320,488
NEVRO CORP COMMON STOCK USD 0.001	662,958
NEWFIELD EXPLORATION CO COMMON STOCK USD 0.01	218,214
NEXSTAR MEDIA GROUP INC COMMON STOCK USD 0.01	183,624
NIKE INC COMMON STOCK USD 0	3,324,890
NLIGHT INC COMMON STOCK USD	771,652
NRG ENERGY INC COMMON STOCK USD 0.01	224,136
NVENT ELECTRIC PLC COMMON STOCK USD 0.01	1,096,048
NVIDIA CORP COMMON STOCK USD 0.001	2,190,735
NXP SEMICONDUCTORS NV COMMON STOCK USD	996,269
OCEANFIRST FINANCIAL CORP COMMON STOCK USD 0.01	194,396
OGE ENERGY CORP COMMON STOCK USD 0.01	235,728
OIL STATES INTERNATIONAL INC COMMON STOCK USD 0.01	142,372
OLD SECOND BANCORP INC COMMON STOCK USD 1	83,876
ON SEMICONDUCTOR CORP COMMON STOCK USD 0.01	146,989
ON SEMICONDUCTOR CORP COMMON STOCK USD 0.01	456,369
ONEMAIN HOLDINGS INC COMMON STOCK USD 0.01	339,744
O'REILLY AUTOMOTIVE INC COMMON STOCK USD 0.01	691,759
OWENS CORNING COMMON STOCK USD 0.001	255,700
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	134,472
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	233,154
OWENS-ILLINOIS INC COMMON STOCK USD 0.01	652,396
OXFORD INDUSTRIES INC COMMON STOCK USD 1	221,361
PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	118,540

PACKAGING CORP OF AMERICA COMMON STOCK USD 0.01	551,332
PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	2,600,107
PARKER-HANNIFIN CORP COMMON STOCK USD 0.5	256,372
PARSLEY ENERGY INC COMMON STOCK USD 0.01	344,385
PATTERSON COS INC COMMON STOCK USD 0.01	140,176
PAYCHEX INC COMMON STOCK USD 0.01	786,165
PAYCOM SOFTWARE INC COMMON STOCK USD 0.01	765,190
PAYPAL HOLDINGS INC COMMON STOCK USD 0.0001	1,686,173
PDC ENERGY INC COMMON STOCK USD 0.01	79,876
PEAPACK GLADSTONE FINANCIAL CORP COMMON STOCK USD	124,137
PFIZER INC COMMON STOCK USD 0.05	670,377
PFIZER INC COMMON STOCK USD 0.05	1,929,330
PG&E CORP COMMON STOCK USD 0	140,553
PG&E CORP COMMON STOCK USD 0	1,117,794
PHOTRONICS INC COMMON STOCK USD 0.01	248,069
PINNACLE FINANCIAL PARTNERS INC COMMON STOCK USD 1	717,685
PLANTRONICS INC COMMON STOCK USD 0.01	79,672
PLATFORM SPECIALTY PRODUCTS CORP COMMON STOCK USD	278,786
PNC FINANCIAL SERVICES GROUP INC/THE COMMON STOCK	1,488,966
POLARIS INDUSTRIES INC COMMON STOCK	1,254,101
POLYONE CORP COMMON STOCK USD 0.01	205,078
PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	227,134
PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	136,327
PORTLAND GENERAL ELECTRIC CO COMMON STOCK USD 0	564,735
PORTOLA PHARMACEUTICALS INC COMMON STOCK USD 0.001	300,608
PQ GROUP HOLDINGS INC COMMON STOCK USD	313,335
PRA GROUP INC COMMON STOCK USD 0.01	178,096
PREFERRED BANK/LOS ANGELES CA COMMON STOCK USD 0	179,642
PRESIDIO INC COMMON STOCK USD 0.01	895,094
PRESTIGE CONSUMER HEALTHCARE INC COMMON STOCK USD	825,052
PRINCIPAL FINANCIAL GROUP INC COMMON STOCK USD	530,040
PROASSURANCE CORP COMMON STOCK USD 0.01	272,421
PROGENICS PHARMACEUTICALS INC COMMON STOCK USD	316,260
PROGRESS SOFTWARE CORP COMMON STOCK USD 0.01	261,881
PROSPERITY BANCSHARES INC COMMON STOCK USD 1	541,881
PROTHENA CORP PLC COMMON STOCK USD 0.01	116,390
PROTO LABS INC COMMON STOCK USD 0.001	396,006
PROVIDENCE SERVICE CORP/THE COMMON STOCK USD 0.001	328,309
PRUDENTIAL FINANCIAL INC COMMON STOCK USD 0.01	503,979
PTC THERAPEUTICS INC COMMON STOCK USD 0.001	353,496
PUBLIC SERVICE ENTERPRISE GROUP INC COMMON STOCK	228,708
QCR HOLDINGS INC COMMON STOCK USD 1	70,151
QEP RESOURCES INC COMMON STOCK USD 0.01	542,169
QEP RESOURCES INC COMMON STOCK USD 0.01	113,174
QEP RESOURCES INC COMMON STOCK USD 0.01	115,697
QORVO INC COMMON STOCK USD 0.0001	3,020,103
QORVO INC COMMON STOCK USD 0.0001	313,428
QTS REALTY TRUST INC REIT USD	707,170
QUALCOMM INC COMMON STOCK USD 0.0001	831,797
QUANEX BUILDING PRODUCTS CORP COMMON STOCK USD	147,587
QUANTA SERVICES INC COMMON STOCK USD 0.00001	243,893
QUIDEL CORP COMMON STOCK USD 0.001	617,671
QURATE RETAIL INC COMMON STOCK USD 0.01	276,169
RADIAN GROUP INC COMMON STOCK USD 0.001	220,075
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	1,584,933
RAYMOND JAMES FINANCIAL INC COMMON STOCK USD 0.01	200,684
REALOGY HOLDINGS CORP COMMON STOCK USD 0.01	141,647
REALPAGE INC COMMON STOCK USD 0.001	513,031
RED HAT INC COMMON STOCK USD 0.0001	2,220,265
RED ROBIN GOURMET BURGERS INC COMMON STOCK USD	120,427
REGENERON PHARMACEUTICALS INC COMMON STOCK USD	2,246,603
REGIONS FINANCIAL CORP COMMON STOCK USD 0.01	492,424
REINSURANCE GROUP OF AMERICA INC COMMON STOCK USD	394,046

RELIANCE STEEL & ALUMINUM CO COMMON STOCK USD	122,412
REPUBLIC SERVICES INC COMMON STOCK USD 0.01	897,914
RETAIL PROPERTIES OF AMERICA INC REIT USD 0.001	159,727
REVANCE THERAPEUTICS INC COMMON STOCK USD 0.001	433,741
RIGNET INC COMMON STOCK USD 0.001	262,204
RITCHIE BROS AUCTIONEERS INC COMMON STOCK CAD 0	841,886
ROBERT HALF INTERNATIONAL INC COMMON STOCK USD	711,625
ROBERT HALF INTERNATIONAL INC COMMON STOCK USD	1,292,720
ROYAL CARIBBEAN CRUISES LTD COMMON STOCK USD 0.01	3,309,264
ROYAL DUTCH SHELL PLC ADR USD	362,964
RPM INTERNATIONAL INC COMMON STOCK USD 0.01	126,024
RYDER SYSTEM INC COMMON STOCK USD 0.5	255,195
S&P GLOBAL INC COMMON STOCK USD 1	1,537,277
S&P GLOBAL INC COMMON STOCK USD 1	713,918
S&T BANCORP INC COMMON STOCK USD 2.5	103,833
SABRA HEALTH CARE REIT INC REIT USD 0.01	338,466
SABRE CORP COMMON STOCK USD 0.01	2,301,414
SAIA INC COMMON STOCK USD 0.001	193,360
SALESFORCE.COM INC COMMON STOCK USD 0.001	5,781,778
SALLY BEAUTY HOLDINGS INC COMMON STOCK USD 0.01	1,629,503
SANDY SPRING BANCORP INC COMMON STOCK USD 1	116,992
SAREPTA THERAPEUTICS INC COMMON STOCK USD 0.0001	1,113,126
SCHLUMBERGER LTD COMMON STOCK USD 0.01	726,942
SCHOLASTIC CORP COMMON STOCK USD 0.01	84,667
SCHWEITZER-MAUDUIT INTERNATIONAL INC COMMON STOCK	274,849
SEATTLE GENETICS INC COMMON STOCK USD 0.001	1,478,826
SEAWORLD ENTERTAINMENT INC COMMON STOCK USD 0.01	735,597
SENSATA TECHNOLOGIES HOLDING PLC COMMON STOCK USD	2,567,897
SERVICEMASTER GLOBAL HOLDINGS INC COMMON STOCK USD	1,048,009
SERVICENOW INC COMMON STOCK USD 0.001	229,506
SHUTTERSTOCK INC COMMON STOCK USD 0.01	1,164,707
SIGNATURE BANK/NEW YORK NY COMMON STOCK USD 0.01	559,698
SKECHERS U.S.A. INC COMMON STOCK USD 0.001	440,518
SKECHERS U.S.A. INC COMMON STOCK USD 0.001	1,808,539
SL GREEN REALTY CORP REIT USD 0.01	157,942
SLM CORP COMMON STOCK USD 0.2	661,717
SOLARWINDS CORP COMMON STOCK USD 0.001	994,640
SONOCO PRODUCTS CO COMMON STOCK USD 0	126,396
SOTHEBY'S COMMON STOCK USD 0.01	786,852
SOUTHERN CO/THE COMMON STOCK USD 5	229,218
SOUTHWEST AIRLINES CO COMMON STOCK USD 1	244,435
SOUTHWESTERN ENERGY CO COMMON STOCK USD 0.01	284,462
SP PLUS CORP COMMON STOCK USD 0.001	217,739
SPARK THERAPEUTICS INC COMMON STOCK USD 0.001	320,948
SPARTANNASH CO COMMON STOCK USD 0	102,685
SPECTRUM BRANDS HOLDINGS INC	601,556
SPECTRUM PHARMACEUTICALS INC COMMON STOCK USD	346,369
SPIRIT AIRLINES INC COMMON STOCK USD 0.0001	249,114
SPLUNK INC COMMON STOCK USD 0.001	1,834,665
SQUARE INC COMMON STOCK USD 0.000001	865,693
SS&C TECHNOLOGIES HOLDINGS INC COMMON STOCK USD	1,245,081
STAG INDUSTRIAL INC REIT USD 0.01	736,301
STANDARD MOTOR PRODUCTS INC COMMON STOCK USD 2	150,569
STANDEX INTERNATIONAL CORP COMMON STOCK USD 1.5	382,120
STARWOOD PROPERTY TRUST INC REIT USD 0.01	377,492
STERIS LTD COMMON STOCK EUR	1,335,304
STEVEN MADDEN LTD COMMON STOCK USD 0.0001	468,274
STIFEL FINANCIAL CORP COMMON STOCK USD 0.15	136,727
STOCK YARDS BANCORP INC COMMON STOCK USD 0	67,010
SUNCOKE ENERGY INC COMMON STOCK USD 0.01	415,137
SUNTRUST BANKS INC COMMON STOCK USD 1	471,412
SUPERIOR ENERGY SERVICES INC COMMON STOCK USD	77,368
SVB FINANCIAL GROUP COMMON STOCK USD 0.001	124,588

SWITCH INC COMMON STOCK USD 0.001	733,999
SYKES ENTERPRISES INC COMMON STOCK USD 0.01	136,386
SYKES ENTERPRISES INC COMMON STOCK USD 0.01	181,568
SYNCHRONY FINANCIAL COMMON STOCK USD 0.001	519,639
SYNEOS HEALTH INC COMMON STOCK USD 0.01	410,735
SYNEOS HEALTH INC COMMON STOCK USD 0.01	1,206,353
SYNNEX CORP COMMON STOCK USD 0.001	569,518
SYNOVUS FINANCIAL CORP COMMON STOCK USD 1	125,626
TANGER FACTORY OUTLET CENTERS INC REIT USD 0.01	242,215
TARGET CORP COMMON STOCK USD 0.0833	700,422
TCF FINANCIAL CORP COMMON STOCK USD 0.01	259,295
TEGNA INC COMMON STOCK USD 1	1,099,470
TEGNA INC COMMON STOCK USD 1	69,331
TENCENT HOLDINGS LTD ADR USD	3,542,577
TENNANT CO COMMON STOCK USD 0.375	982,638
TERADYNE INC COMMON STOCK USD 0.125	185,613
TESLA INC COMMON STOCK USD 0.001	2,349,235
TETRA TECH INC COMMON STOCK USD 0.01	240,627
TEXAS CAPITAL BANCSHARES INC COMMON STOCK USD 0.01	444,432
THERMO FISHER SCIENTIFIC INC COMMON STOCK USD 1	1,287,770
TIMKEN CO/THE COMMON STOCK USD 0	260,083
T-MOBILE US INC COMMON STOCK USD 0.0001	229,441
TOTAL SA ADR USD	343,133
TOTAL SA ADR USD	1,042,596
TOTAL SYSTEM SERVICES INC COMMON STOCK USD 0.1	780,329
TRACTOR SUPPLY CO COMMON STOCK USD 0.008	665,768
TRANSDIGM GROUP INC COMMON STOCK USD 0.01	1,141,241
TRANSOCEAN LTD COMMON STOCK USD 0.1	309,933
TREEHOUSE FOODS INC COMMON STOCK USD 0.01	561,157
TRIMBLE INC	2,168,769
TRIMBLE INC	2,143,527
TRINET GROUP INC COMMON STOCK USD 0.000025	1,044,849
TRINSEO SA COMMON STOCK USD 0.01	296,746
TTEC HOLDINGS INC COMMON STOCK USD 0.01	387,666
TTM TECHNOLOGIES INC COMMON STOCK USD 0.001	165,634
TUTOR PERINI CORP COMMON STOCK USD 1	211,842
TWO HARBORS INVESTMENT CORP REIT USD 1	702,156
TWO HARBORS INVESTMENT CORP REIT USD 1	201,607
UGI CORP COMMON STOCK USD 0	613,406
ULTRA CLEAN HOLDINGS INC COMMON STOCK USD 0.001	179,564
UMPQUA HOLDINGS CORP COMMON STOCK USD 0	203,437
UNDER ARMOUR INC COMMON STOCK USD 0.000333	585,888
UNIFI INC COMMON STOCK USD 0.1	480,394
UNION BANKSHARES CORP COMMON STOCK USD 1.33	203,002
UNITED CONTINENTAL HOLDINGS INC COMMON STOCK USD	252,697
UNITED RENTALS INC COMMON STOCK USD 0.01	251,814
UNITED THERAPEUTICS CORP COMMON STOCK USD 0.01	653,400
UNITEDHEALTH GROUP INC COMMON STOCK USD 0.01	2,537,038
UNIVERSAL CORP/VA COMMON STOCK USD 0	258,566
UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	611,707
UNIVERSAL HEALTH SERVICES INC COMMON STOCK USD	1,160,355
UNUM GROUP COMMON STOCK USD 0.1	504,484
URBAN OUTFITTERS INC COMMON STOCK USD 0.0001	703,508
VALVOLINE INC COMMON STOCK USD 0.01	364,244
VECTREN CORP COMMON STOCK CHF 0	493,351
VERIZON COMMUNICATIONS INC COMMON STOCK USD 0.1	235,000
VERSUM MATERIALS INC COMMON STOCK USD 1	199,861
VERTEX PHARMACEUTICALS INC COMMON STOCK USD 0.01	2,056,958
VF CORP COMMON STOCK USD 0	657,612
VIAVI SOLUTIONS INC COMMON STOCK USD 0.001	686,385
VIKING THERAPEUTICS INC COMMON STOCK USD 0.00001	213,542
VISA INC COMMON STOCK USD 0.0001	5,413,498
VISHAY INTERTECHNOLOGY INC COMMON STOCK USD 0.1	707,793

VISTA OUTDOOR INC COMMON STOCK USD 0.01	99,108
VODAFONE GROUP PLC ADR USD	1,032,541
WABTEC CORP COMMON STOCK USD 0.01	507,486
WALKER & DUNLOP INC COMMON STOCK USD	665,142
WALMART INC COMMON STOCK USD 0.1	1,875,064
WELBILT INC	243,231
WELLCARE HEALTH PLANS INC COMMON STOCK USD 0.01	656,566
WERNER ENTERPRISES INC COMMON STOCK USD 0.01	1,072,606
WESCO INTERNATIONAL INC COMMON STOCK USD 0.01	459,984
WESTERN UNION CO/THE COMMON STOCK USD 0.01	637,396
WESTLAKE CHEMICAL CORP COMMON STOCK USD 0.01	129,561
WHITE MOUNTAINS INSURANCE GROUP LTD COMMON STOCK	329,353
WISDOMTREE INVESTMENTS INC COMMON STOCK USD 0.01	747,433
WOLVERINE WORLD WIDE INC COMMON STOCK USD 1	1,005,457
WOODWARD INC COMMON STOCK USD 0.00292	1,243,169
WORKDAY INC COMMON STOCK USD 0.001	2,479,351
WORLD FUEL SERVICES CORP COMMON STOCK USD 0.01	603,474
WORLD WRESTLING ENTERTAINMENT INC COMMON STOCK USD	1,733,504
WSFS FINANCIAL CORP COMMON STOCK USD 0.01	211,083
WYNDHAM DESTINATIONSINC	204,718
WYNDHAM DESTINATIONSINC	585,052
ZENDESK INC COMMON STOCK USD 0.01	572,551
ZIMMER BIOMET HOLDINGS INC COMMON STOCK USD 0.01	923,047
Total Corporate Stock	$521,880,397

Corporate Debt Securities
21ST CENTURY FOX AMERICA INC CALLABLE NOTES FIXED	$129,487
ABBVIE INC CALLABLE NOTES FIXED 3.6% 14/MAY/2025	48,194
ABBVIE INC CALLABLE NOTES FIXED 4.25% 14/NOV/2028	39,318
AETNA INC CALLABLE NOTES FIXED 2.8% 15/JUN/2023	95,225
AIR LEASE CORP CALLABLE NOTES FIXED 3.875%	49,893
AIR LEASE CORP CALLABLE NOTES FIXED 4.75%	82,369
ALABAMA POWER CO CALLABLE NOTES FIXED 3.95%	101,914
AMERICAN AIRLINES 2015-2 CLASS AA PASS THROUGH	85,472
AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP	47,230
AMERICAN TOWER CORP CALLABLE BOND FIXED 3.4%	86,140
AMERICAN TOWER CORP CALLABLE NOTES FIXED 3%	28,904
AMGEN INC CALLABLE NOTES FIXED 4.4% 01/MAY/2045	47,126
ANALOG DEVICES INC CALLABLE NOTES FIXED 2.85%	60,272
ANHEUSER-BUSCH COS LLC / ANHEUSER-BUSCH INBEV	103,310
APPLE INC CALLABLE NOTES FIXED 4.65% 23/FEB/2046	43,003
ASTRAZENECA PLC CALLABLE NOTES FIXED 3.125%	46,592
AT&T INC CALLABLE NOTES FIXED 4.75% 15/MAY/2046	84,927
AT&T INC CALLABLE NOTES FIXED 4.8% 15/JUN/2044 USD	116,798
BANK OF AMERICA CORP CALLABLE MEDIUM TERM NOTE	147,725
BANK OF AMERICA CORP CALLABLE MEDIUM TERM NOTE	100,519
BANK OF AMERICA CORP CALLABLE MEDIUM TERM NOTE	152,108
BANK OF AMERICA CORP CALLABLE MEDIUM TERM NOTE	76,474
BANK OF AMERICA CORP CALLABLE NOTES VARIABLE	288,924
BANK OF NEW YORK MELLON CORP/THE CALLABLE MEDIUM	70,500
BANK OF NEW YORK MELLON CORP/THE CALLABLE MEDIUM	19,940
BANK OF NEW YORK MELLON CORP/THE CALLABLE MEDIUM	97,544
BARNABAS HEALTH INC CALLABLE BOND FIXED 4%	174,599
BAT CAPITAL CORP NOTES	76,397
BERKSHIRE HATHAWAY FINANCE CORP CALLABLE NOTES	100,740
BROADCOM CORP / BROADCOM CAYMAN FINANCE LTD	79,877
CAMPBELL SOUP CO CALLABLE NOTES FIXED 3.3%	60,129
CANADIAN NATURAL RESOURCES LTD CALLABLE NOTES	16,091
CELGENE CORP CALLABLE NOTES FIXED 3.875%	68,411
CELGENE CORP CALLABLE NOTES FIXED 3.9% 20/FEB/2028	57,107
CHARTER COMMUNICATIONS OPERATING LLC / CHARTER	51,037
CHARTER COMMUNICATIONS OPERATING LLC / CHARTER	41,345
CIGNA CORP CALLABLE NOTES FIXED 4.125% 15/NOV/2025	101,051

	CIGNA HOLDING CO CALLABLE NOTES FIXED 3.05%	55,270
	CITIBANK NA CALLABLE NOTES FIXED 3.05% 01/MAY/2020	250,953
	CITIGROUP INC CALLABLE NOTES FIXED 2.45%	200,721
	COMCAST CORP CALLABLE NOTES FIXED 4.15%	102,535
	CONSTELLATION BRANDS INC CALLABLE NOTES FIXED 2%	99,068
	CONTINENTAL AIRLINES 2007-1 CLASS A PASS THROUGH	43,337
	CROWN CASTLE INTERNATIONAL CORP CALLABLE NOTES	57,562
	CVS HEALTH CORP CALLABLE NOTES FIXED 4%	80,460
	CVS HEALTH CORP CALLABLE NOTES FIXED 5.05%	39,443
	CVS HEALTH CORP CALLABLE NOTES FIXED 5.125%	34,872
	DELL INTERNATIONAL LLC / EMC CORP CALLABLE NOTES	74,996
	DELTA AIR LINES 2010-2 CLASS A PASS THROUGH TRUST	20,004
	DIGITAL REALTY TRUST LP CALLABLE NOTES FIXED	62,684
	DUKE ENERGY CAROLINAS LLC CALLABLE BOND FIXED	97,094
	DUKE ENERGY CAROLINAS LLC CALLABLE BOND FIXED 4%	121,357
	EL PASO ELECTRIC CO CALLABLE NOTES FIXED 3.3%	146,610
	ENERGY TRANSFER OPERATING LP CALLABLE NOTES FIXED	103,250
	FEDERAL REALTY INVESTMENT TRUST CALLABLE NOTES	99,700
	FLORIDA POWER & LIGHT CO CALLABLE BOND FIXED 3.95%	39,592
	FORD MOTOR CREDIT CO LLC BOND FIXED 2.943%	50,707
	FORD MOTOR CREDIT CO LLC CALLABLE NOTES FIXED	85,728
	FORD MOTOR CREDIT CO LLC NOTES FIXED 2.343%	57,955
	GE CAPITAL INTERNATIONAL FUNDING CO UNLIMITED CO	38,722
	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 3.15%	95,505
	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 4.375%	50,567
	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.5%	77,866
	GENERAL ELECTRIC CO MEDIUM TERM NOTE FIXED 5.875%	98,334
	GENERAL ELECTRIC CO MEDIUM TERM NOTE VARIABLE	22,673
	GENERAL MILLS INC CALLABLE NOTES FIXED 3.7%	105,186
	GENERAL MOTORS CO NOTES VARIABLE 07/AUG/2020 USD	99,509
	GENERAL MOTORS FINANCIAL CO INC CALLABLE NOTES	39,988
	GILEAD SCIENCES INC CALLABLE NOTES FIXED 4.5%	68,632
	GLP CAPITAL LP / GLP FINANCING II INC CALLABLE	75,027
	GLP CAPITAL LP / GLP FINANCING II INC CALLABLE	39,681
	GOLDMAN SACHS BANK USA/NEW YORK NY CALLABLE NOTES	100,050
	GOLDMAN SACHS GROUP INC/THE CALLABLE BOND VARIABLE	19,389
	GOLDMAN SACHS GROUP INC/THE CALLABLE NOTES	97,608
	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	129,773
	GOLDMAN SACHS GROUP INC/THE MEDIUM TERM NOTE FIXED	51,893
	HEALTH CARE REIT INC CALLABLE NOTES FIXED 3.75%	100,923
	HEALTHCARE REALTY TRUST INC CALLABLE NOTES FIXED	99,256
	HOME DEPOT INC/THE CALLABLE NOTES FIXED 3.9%	20,539
	HOST HOTELS & RESORTS LP CALLABLE NOTES FIXED	63,007
	HSBC HOLDINGS PLC NOTES FIXED 4.875% 14/JAN/2022	126,753
	HUMANA INC CALLABLE NOTES FIXED 2.5% 15/DEC/2020	78,882
	IHS MARKIT LTD CALLABLE NOTES FIXED 4.75%	60,002
	INTERNATIONAL FLAVORS & FRAGRANCES INC CALLABLE	20,311
	ITC HOLDINGS CORP CALLABLE NOTES FIXED 3.25%	94,097
(a)	JPMORGAN CHASE & CO CALLABLE NOTES VARIABLE	463,645
(a)	JPMORGAN CHASE & CO CALLABLE NOTES VARIABLE	101,022
	KRAFT HEINZ FOODS CO CALLABLE NOTES FIXED 3%	44,729
	KRAFT HEINZ FOODS CO CALLABLE NOTES FIXED 5.2%	65,643
	L3 TECHNOLOGIES INC CALLABLE NOTES FIXED 4.4%	60,104
	MIDAMERICAN ENERGY CO CALLABLE MEDIUM TERM NOTE	91,595
	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	51,246
	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE FIXED	150,284
	MORGAN STANLEY CALLABLE MEDIUM TERM NOTE VARIABLE	84,377
	NAVIENT STUDENT LOAN TRUST 2014-1 2014-1 A3	189,492
	NAVIENT STUDENT LOAN TRUST 2014-3 2014-3 A	249,645
	NAVIENT STUDENT LOAN TRUST 2015-1 2015-1 A2	145,440
	NBCUNIVERSAL MEDIA LLC CALLABLE NOTES FIXED 5.15%	51,767
	NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 1A	58,977
	NCUA GUARANTEED NOTES TRUST 2010-R3 2010-R3 2A	54,983

NCUA GUARANTEED NOTES TRUST 2011-C1 2011-C1 2A	69,015
NEW YORK AND PRESBYTERIAN HOSPITAL/THE CALLABLE	80,604
NEXTERA ENERGY CAPITAL HOLDINGS INC NOTES VARIABLE	119,414
NISOURCE INC CALLABLE NOTES FIXED 3.65%	125,414
NORTHROP GRUMMAN CORP CALLABLE NOTES FIXED 3.25%	56,879
NYU LANGONE HOSPITALS CALLABLE BOND FIXED 4.784%	107,965
PFIZER INC CALLABLE NOTES FIXED 4.4% 15/MAY/2044	73,288
PIEDMONT OPERATING PARTNERSHIP LP CALLABLE NOTES	58,268
PLAINS ALL AMERICAN PIPELINE LP / PAA FINANCE CORP	29,596
PLAINS ALL AMERICAN PIPELINE LP / PAA FINANCE CORP	49,663
PUBLIC SERVICE CO OF NEW MEXICO CALLABLE NOTES	132,144
RAYMOND JAMES FINANCIAL INC CALLABLE NOTES FIXED	49,179
REYNOLDS AMERICAN INC CALLABLE NOTES FIXED 4.45%	19,332
ROCK TENN CO CALLABLE NOTES FIXED 3.5% 01/MAR/2020	75,808
SABINE PASS LIQUEFACTION LLC CALLABLE NOTES FIXED	31,521
SANTANDER UK GROUP HOLDINGS PLC NOTES FIXED 2.875%	58,579
SANTANDER UK PLC BOND FIXED 2.5% 14/MAR/2019 USD	100,632
SHELL INTERNATIONAL FINANCE BV CALLABLE NOTES	30,944
SHIRE ACQUISITIONS INVESTMENTS IRELAND DAC	99,116
SHIRE ACQUISITIONS INVESTMENTS IRELAND DAC	48,676
SL GREEN OPERATING PARTNERSHIP LP CALLABLE NOTES	58,384
SLM STUDENT LOAN TRUST 2006-2 2006-2 A6 FLOATING	123,084
SLM STUDENT LOAN TRUST 2006-8 2006-8 A6 FLOATING	127,052
SLM STUDENT LOAN TRUST 2008-2 2008-2 A3 FLOATING	79,216
SLM STUDENT LOAN TRUST 2008-2 2008-2 B FLOATING	33,633
SLM STUDENT LOAN TRUST 2008-3 2008-3 B FLOATING	34,395
SLM STUDENT LOAN TRUST 2008-4 2008-4 B FLOATING	36,269
SLM STUDENT LOAN TRUST 2008-5 2008-5 A4 FLOATING	83,192
SLM STUDENT LOAN TRUST 2008-5 2008-5 B FLOATING	36,066
SLM STUDENT LOAN TRUST 2008-6 2008-6 A4 FLOATING	140,032
SLM STUDENT LOAN TRUST 2008-6 2008-6 B FLOATING	35,909
SLM STUDENT LOAN TRUST 2008-7 2008-7 B FLOATING	36,066
SLM STUDENT LOAN TRUST 2008-8 2008-8 B FLOATING	37,295
SLM STUDENT LOAN TRUST 2008-9 2008-9 B FLOATING	36,699
SLM STUDENT LOAN TRUST 2012-3 2012-3 A FLOATING	60,544
SOUTHERN NATURAL GAS CO LLC CALLABLE NOTES FIXED	119,813
SPECTRA ENERGY PARTNERS LP CALLABLE NOTES FIXED	104,166
STATE STREET CORP CALLABLE NOTES VARIABLE	20,106
SUNOCO LOGISTICS PARTNERS OPERATIONS LP CALLABLE	36,788
SUTTER HEALTH CALL/PUT BOND FIXED 2.286%	118,898
TENNESSEE GAS PIPELINE CO LLC CALLABLE NOTES FIXED	60,445
TIME WARNER CABLE LLC CALLABLE NOTES FIXED 5.5%	27,888
TUCSON ELECTRIC POWER CO CALLABLE NOTES FIXED	131,756
TYSON FOODS INC CALLABLE NOTES FIXED 3.9%	40,181
UDR INC CALLABLE MEDIUM TERM NOTE FIXED 4.625%	94,410
UNION PACIFIC CORP CALLABLE NOTES FIXED 3.95%	40,836
UNIVERSITY OF SOUTHERN CALIFORNIA CALLABLE BOND	91,438
VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	25,008
VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	53,872
VERIZON COMMUNICATIONS INC CALLABLE NOTES FIXED	27,728
VIRGINIA ELECTRIC & POWER CO CALLABLE NOTES FIXED	59,888
VODAFONE GROUP PLC CALLABLE NOTES FIXED 3.75%	40,304
VODAFONE GROUP PLC CALLABLE NOTES FIXED 4.375%	38,953
WALGREENS BOOTS ALLIANCE INC CALLABLE NOTES FIXED	134,665
WALMART INC CALLABLE NOTES FIXED 3.55% 26/JUN/2025	91,037
WELLS FARGO & CO MEDIUM TERM NOTE FIXED 2.625%	19,517
WELLS FARGO & CO MEDIUM TERM NOTE FIXED 3.55%	97,795
WELLS FARGO & CO NOTES FIXED 3% 22/APR/2026 USD	150,014
WELLS FARGO & CO NOTES FIXED 3% 23/OCT/2026 USD	65,197
WELLS FARGO BANK NA MEDIUM TERM NOTE FIXED 2.4%	350,896
WELLTOWER INC CALLABLE NOTES FIXED 6.125%	130,561
WRKCO INC CALLABLE NOTES FIXED 4.9% 15/MAR/2029	41,266
ZIMMER BIOMET HOLDINGS INC CALLABLE NOTES FIXED	39,997

Total Corporate Debt Securities	$13,365,008

Government Bonds
CALIFORNIA ST GO BDS 01/APR/2010 01/MAR/2022 6.65%	$44,678
CALIFORNIA ST GO BDS 01/APR/2010 01/MAR/2036 7.95%	43,290
JERSEY CITY N J MUN UTILS AUTH WTR REV WATER REV	94,419
LOS ANGELES CALIF DEPT WTR & PWR WTRWKS REV WATER	62,179
NEW YORK N Y GO BDS 2011 C-1 20/OCT/2010	88,175
NEW YORK ST DORM AUTH ST PERS INCOME TAX REV	57,923
NEW YORK ST URBAN DEV CORP REV ST PERSONAL INCOME	40,630
UNITED STATES OF AMERICA BOND FIXED 1% 15/FEB/2048	243,836
UNITED STATES OF AMERICA BOND FIXED 3% 15/AUG/2048	140,925
UNITED STATES OF AMERICA BOND FIXED 3.375%	2,266,806
UNITED STATES OF AMERICA NOTES FIXED .125%	97,074
UNITED STATES OF AMERICA NOTES FIXED .375%	87,535
UNITED STATES OF AMERICA NOTES FIXED .75%	296,923
UNITED STATES OF AMERICA NOTES FIXED 2.625%	668,529
UNITED STATES OF AMERICA NOTES FIXED 2.625%	285,668
UNITED STATES OF AMERICA NOTES FIXED 2.75%	2,986,843
UNITED STATES OF AMERICA NOTES FIXED 2.875%	4,499,992
UNITED STATES OF AMERICA NOTES FIXED 2.875%	1,688,933
UNITED STATES OF AMERICA NOTES FIXED 3.125%	1,936,861
UNITED STATES OF AMERICA BILL ZERO CPN 28/MAR/2019	24,859
Total Government Bonds	$15,656,078

Mortgage Backed Securities
FHLMC MORTPASS ARM 01/APR/2037 1N PN# 1N1454	$11,375
FHLMC MORTPASS ARM 01/SEP/2037 1G PN# 1G2201	4,076
FHLMC REMICS 3197 DZ 5% 15/AUG/2036	169,996
FHLMC REMICS 4656 EZ 4% 15/FEB/2047	139,129
FHLMCGLD MORTPASS 2.5% 01/DEC/2031 G1 PN# G18622	1
FHLMCGLD MORTPASS 3% 01/AUG/2046 G0 PN# G08715	136,402
FHLMCGLD MORTPASS 3% 01/FEB/2047 G0 PN# G08747	102,676
FHLMCGLD MORTPASS 3% 01/JAN/2048 G0 PN# G08795	208,994
FHLMCGLD MORTPASS 3% 01/MAR/2031 G1 PN# G18592	63,127
FHLMCGLD MORTPASS 3% 01/NOV/2046 G0 PN# G08732	465,749
FHLMCGLD MORTPASS 3% 01/OCT/2046 G0 PN# G08726	346,288
FHLMCGLD MORTPASS 3.5% 01/APR/2044 G0 PN# G07848	118,131
FHLMCGLD MORTPASS 3.5% 01/APR/2047 G6 PN# G67703	109,410
FHLMCGLD MORTPASS 3.5% 01/AUG/2045 G6 PN# G60138	95,693
FHLMCGLD MORTPASS 3.5% 01/AUG/2046 G0 PN# G08716	74,399
FHLMCGLD MORTPASS 3.5% 01/DEC/2041 Q0 PN# Q05261	87,927
FHLMCGLD MORTPASS 3.5% 01/DEC/2046 G0 PN# G08738	47,374
FHLMCGLD MORTPASS 3.5% 01/FEB/2048 G0 PN# G08800	117,942
FHLMCGLD MORTPASS 3.5% 01/JAN/2048 G6 PN# G67707	417,349
FHLMCGLD MORTPASS 3.5% 01/JUN/2046 G0 PN# G08711	181,684
FHLMCGLD MORTPASS 3.5% 01/JUN/2048 G0 PN# G08816	229,074
FHLMCGLD MORTPASS 3.5% 01/MAR/2048 G6 PN# G67708	377,893
FHLMCGLD MORTPASS 3.5% 01/MAR/2048 G6 PN# G67709	333,487
FHLMCGLD MORTPASS 3.5% 01/NOV/2045 G0 PN# G08676	63,920
FHLMCGLD MORTPASS 3.5% 01/SEP/2046 G0 PN# G08722	105,502
FHLMCGLD MORTPASS 4% 01/JAN/2043 U9 PN# U90791	134,321
FHLMCGLD MORTPASS 4% 01/JUL/2048 G6 PN# G67714	394,305
FHLMCGLD MORTPASS 4% 01/JUN/2048 G6 PN# G67713	395,299
FHLMCGLD MORTPASS 4% 01/MAR/2048 G6 PN# G67711	120,847
FHLMCGLD MORTPASS 4.5% 01/OCT/2048 G0 PN# G08843	51,117
FHLMCGLD MORTPASS 5% 01/JUL/2048 G0 PN# G08833	54,184
FHLMCGLD MORTPASS 5% 01/NOV/2048 G0 PN# G08849	25,966
FHLMCGLD MORTPASS 5.5% 01/JAN/2038 G0 PN# G03696	35,146
FHLMCGLD MORTPASS 5.5% 01/NOV/2037 G0 PN# G03695	31,089
FHLMCGLD MORTPASS 6.5% 01/MAY/2034 P5 PN# P50216	66,636
FNMA MORTPASS 4.5% 01/MAY/2048 CZ PN# 257280	98,415
FNMA MORTPASS 5% 01/AUG/2047 CZ PN# 995963	67,750

	FNMA REMICS 2004-97 ZH 4.5% 25/JAN/2035	297,321
	GNMA 2009-66 UF FLOATING 16/AUG/2039	55,297
	GNMA II MORTPASS 3% 20/DEC/2046 SF PN# MA4126	245,595
	GNMA II MORTPASS 3% 20/NOV/2047 SF PN# MA4836	216,171
	GNMA II MORTPASS 3.5% 20/APR/2046 SF PN# MA3597	135,524
	GNMA II MORTPASS 3.5% 20/JAN/2047 SF PN# MA4196	35,791
	GNMA II MORTPASS 3.5% 20/JUL/2047 SF PN# MA4586	44,558
	GNMA II MORTPASS 3.5% 20/MAR/2046 SF PN# MA3521	112,117
	GNMA II MORTPASS 3.5% 20/NOV/2046 SF PN# MA4069	187,114
	GNMA II MORTPASS 3.5% 20/NOV/2047 SF PN# MA4837	145,351
	GNMA II MORTPASS 3.5% 20/SEP/2047 SF PN# MA4719	45,838
	GNMA II MORTPASS 4% 20/NOV/2047 SF PN# MA4838	94,844
	GNMA II MORTPASS 4.5% 20/JUL/2047 SF PN# MA4588	184,799
	PETROLEOS MEXICANOS CALLABLE BOND FIXED 5.35%	17,863
	PETROLEOS MEXICANOS CALLABLE BOND FIXED 6.5%	43,178
	PETROLEOS MEXICANOS CALLABLE BOND FIXED 6.5%	56,687
	TBA FGLMC SINGLE FAMILY 15YR 3.5 1/19	227,843
	TBA FGLMC SINGLE FAMILY 30YR 4.5 1/19	517,546
	TBA GNMA2 SINGLE FAMILY 30YR 4 1/19	97,271
	TBA GNMA2 SINGLE FAMILY 30YR 4.5 1/19	222,470
	TBA GNMA2 SINGLE FAMILY 30YR 5 1/19	296,612
	TBA UMBS SINGLE FAMILY 15YR 3 1/19	24,938
	TBA UMBS SINGLE FAMILY 30YR 3.5 1/19	69,988
	TBA UMBS SINGLE FAMILY 30YR 4 1/19	178,391
	UMBS MORTPASS 3% 01/MAY/2043 CL PN# AB9236	175,061
	UMBS MORTPASS 3% 01/SEP/2033 CT PN# MA1561	234,498
	UMBS MORTPASS 3.5% 01/APR/2048 CL PN# MA3332	361,201
	UMBS MORTPASS 3.5% 01/FEB/2047 CL PN# BD5046	38,239
	UMBS MORTPASS 3.5% 01/JAN/2048 CL PN# CA0996	37,917
	UMBS MORTPASS 3.5% 01/MAR/2048 CL PN# MA3305	76,294
	UMBS MORTPASS 3.5% 01/SEP/2033 CT PN# MA1584	92,957
	UMBS MORTPASS 4% 01/AUG/2047 CL PN# MA3088	331,239
	UMBS MORTPASS 4% 01/JUN/2047 CL PN# AS9830	113,518
	UMBS MORTPASS 4% 01/MAY/2043 CL PN# AT2733	265,771
	UMBS MORTPASS 4% 01/OCT/2043 CL PN# AL9472	136,621
	UMBS MORTPASS 4% 01/SEP/2045 CL PN# AL8994	174,880
	UMBS MORTPASS 4.5% 01/AUG/2048 CL PN# CA2169	86,073
	UMBS MORTPASS 4.5% 01/AUG/2048 CL PN# CA2208	167,741
	UMBS MORTPASS 4.5% 01/AUG/2048 CL PN# MA3444	150,570
	UMBS MORTPASS 4.5% 01/MAY/2048 CL PN# CA1710	248,600
	UMBS MORTPASS 4.5% 01/MAY/2048 CL PN# CA1711	150,242
	UMBS MORTPASS 5% 01/MAR/2034 CL PN# 725205	74,552
	UMBS MORTPASS 5% 01/SEP/2033 CL PN# 738567	50,575
	UMBS MORTPASS 5.5% 01/JUN/2036 CL PN# 889745	23,478
	UMBS MORTPASS 6.5% 01/AUG/2037 CL PN# 936879	18,088
	Total Mortgage Backed Securities	$12,043,896

	Registered Investment Companies
	DODGE & COX INTERNATIONAL STOCK FUND OPEN-END FUND	$58,186,393
(a)	JPMORGAN US GOVT MMKT FUND CAPITAL SHARES - FUND	7,212,045
	Total Registered Investment Companies	$65,398,438

	Self Directed Brokerage
	Various	$64,289,056
	Total Self Directed Brokerage	$64,289,056

	Notes Receivable From Participants (interest rate ranging from 4.25% through 10.5% maturing through June 2047)	$83,446,674

	Net Assets Pending Settlement	$(4,232,850)

	TOTAL NET ASSETS	$3,633,783,843

(a)	Party-in-interest to the Plan.
Note:	Historical Cost is not required as all investments are participant-directed.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
PLAN #002 EIN #13-4922641
SCHEDULE OF NONEXEMPT TRANSACTIONS
FOR YEAR ENDED DECEMBER 31, 2018

Excess Payment to Trustee/Custodian

Party Involved:	JPMorgan Chase Bank, NA
Relationship to Plan, employer or other party-in-interest:	Trustee and Custodian
Transaction:	Payment of Fee for Services Not Applicable to Plan
Dates of Payments:	Between February 2014 and January 2017
Amounts of Payments:	Amounts aggregating $5,000

Reason Transaction is Nonexempt: ERISA Section 406(a)(1)(D) prohibits the use of plan assets by, or transfer of plan assets to, a party in interest (such as a fiduciary service provider). Although an exemption under ERISA 408(b)(2) generally is applicable to contracts with parties (such as trustees) for services necessary for the operation of a plan where no more than reasonable compensation is paid therefor, the described payments represent the amount invoiced and paid by the Plan for services later determined not to have been applicable to the Plan. Therefore, although the Trustee had an agreement to charge the subject fees when participating in class actions on behalf of the Plan, the amount of the subject billings related to class actions in which the Plan had no interest, resulting in the imposition of charges for which the Plan received services that were not applicable to the Plan. The erroneous charges from January 2017 were identified and almost immediately reimbursed in March 2017. Following a more thorough review of historical invoices, additional such charges were identified from February 2014 and October 2015 and reimbursed to the Plan in January 2018. The Plan received payment of lost earnings attributable to the charges from the Trustee in June 2018 and this transaction is considered fully remediated.

AMERICAN ELECTRIC POWER SYSTEM RETIREMENT SAVINGS PLAN
EXHIBIT INDEX

Exhibit Number	Description

23(1)	Consent of PricewaterhouseCoopers LLP
23(2)	Consent of Plante & Moran, PLLC